===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        HOUSTON INDUSTRIES INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


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Notes:

[Logo of Reliant Energy]

                                    Houston
                                   Industries
                                  Incorporated

                               doing business as
                          Reliant Energy, Incorporated


                    Notice of Annual Meeting of Shareholders
                           to be held on May 5, 1999
                              and Proxy Statement

                               Table of Contents

                                                                           Page
                                                                           ----
Notice of Annual Meeting of Shareholders
Proxy Statement...........................................................   1
  Voting Information......................................................   1
  Information About Directors.............................................   1
  Stock Ownership.........................................................   5
  Executive Compensation Tables...........................................   6
  Retirement Plans, Related Benefits and Other Arrangements...............   8
  Report of the Compensation Committee....................................  12
  Stock Performance Graph.................................................  16
  Proposal to Change the Company's Name by Amending the Restated Articles
   of Incorporation.......................................................  17
  Ratification of Appointment of Independent Accountants and Auditors.....  17
  Shareholder Proposals for 2000 Annual Meeting...........................  17
  Director Nominations for 2000 Annual Meeting of Shareholders............  18
  General Information.....................................................  18
  Section 16(a) Beneficial Ownership Reporting Compliance.................  18
  Annual Report to Shareholders...........................................  18

[Logo of Reliant Energy appears here]

                   Notice of Annual Meeting of Shareholders

Dear Shareholder:

  You are cordially invited to attend the Houston Industries Incorporated 1999 Annual Meeting of shareholders. The meeting will be held in the Auditorium of Reliant Energy Plaza, 1111 Louisiana, Houston, Texas, at 9:00 a.m. Central time, on Wednesday, May 5, 1999. At the meeting, shareholders will be asked to:

  . elect four Class III Directors for three-year terms;

  . vote to approve changing the corporate name to "Reliant Energy, Incorporated", by amending the Company's Restated Articles of Incorporation;

  . ratify the appointment of Deloitte & Touche LLP as independent accountants and auditors for the Company for 1999; and

  . conduct other business if properly raised.

  Shareholders of record at the close of business on March 8, 1999 are entitled to vote. Each share entitles the holder to one vote. You may vote by either attending the meeting or by proxy card. For specific voting information, please see "Voting Information" on page 1. Even if you plan to attend the meeting, please sign, date and return the enclosed proxy card.

                                          Sincerely,

                                          /s/ Hugh Rice Kelly
                                          Hugh Rice Kelly

                                          Executive Vice President,

                                          General Counsel and

                                          Corporate Secretary

Dated and first mailed
to Shareholders

on March 29, 1999

                        HOUSTON INDUSTRIES INCORPORATED
                     (d/b/a Reliant Energy, Incorporated)
                     1111 Louisiana, Houston, Texas 77002
                                (713) 207-3000

                                PROXY STATEMENT

Voting Information

  Who may vote. Shareholders recorded in our stock register on March 8, 1999, may vote at the meeting. As of March 8, 1999, there were 296,329,501 shares of common stock outstanding. Each share of common stock has one vote.

  Voting by proxy or in person. Your vote is important. You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You may always change your vote at the meeting. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you indicated on your proxy card. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

  If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of the director candidates, in favor of the corporate name change and in favor of the ratification of independent accountants.

  Your proxy may be revoked before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by giving written notice to Mr. Robert E. Smith, Assistant Corporate Secretary, at the Company's address shown above.

  If you plan to attend the meeting and your shares are held by banks, brokers or investment plans (in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or bank are examples of proof of ownership.

  Quorum needed. In order to carry on the business of the meeting we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by the Company are not voted and do not count for this purpose.

  Votes needed. The director candidates receiving the most votes will be elected to fill the Class III seats on the Board. Approval of the amendment to the Company's Restated Articles of Incorporation to change the corporate name requires the favorable vote of a majority of the outstanding shares of common stock. Ratification of the appointment of independent accountants requires the favorable vote of a majority of the shares of common stock voted for or against the matter. Abstentions and broker non-votes count for quorum proposes. For voting purposes, abstentions and broker non-votes have the same effect as a vote against the amendment to change the corporate name but do not affect the determination of whether the appointment of independent accountants is ratified. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

Information About Directors

  The Company's Board of Directors is divided into three classes having staggered terms of three years. The term of office of the directors in Class III expires at this year's meeting. The terms of office of the Class I and Class II directors will expire in 2000 and 2001, respectively. At each annual meeting, directors are elected to succeed the Class of directors whose terms have expired.

  Under the Company's bylaws, no director is permitted to stand for reelection after serving on the Board for 10 years, unless such director was a director as of April 1, 1992, or is an employee of the Company or one of its affiliates. A director is not permitted under the Bylaws to serve as a director after the next annual meeting following the month in which the director reaches age 70. In accordance with this age policy, Mr. Robert C. Hanna will retire from the Board at the meeting, prior to the end of his Class II term. In addition, Class III director Mr. Joseph M. Grant, whose term expires at the meeting, will not stand for reelection. The directors will continue to serve until their terms expire, unless they die, resign or are removed before such time.

  The Class III directors are up for election to a three-year term ending at the annual meeting in 2002. Those nominees are current directors James A. Baker, III, Richard E. Balzhiser, O. Holcombe Crosswell and Don D. Jordan. If a Class III nominee becomes unavailable for election before the meeting, the Board of Directors can name a substitute nominee and proxies will be voted for such substitute nominee pursuant to discretionary authority.

  Information about each of the nominees and the continuing directors is provided below.

Class III Directors--Term Expiring 2002

  James A. Baker, III, age 68, has been a director since 1996. Mr. Baker is currently a senior partner in the law firm of Baker & Botts, L.L.P. in Houston, Texas, Senior Counselor to The Carlyle Group, a merchant banking firm in Washington, D. C., and a director of Electronic Data Systems. He served as the U.S. Secretary of State from January 1989 through August 1992 and as White House Chief of Staff and Senior Counselor to President Bush from August 1992 to January 1993. From 1985 to 1988, Mr. Baker was the U.S. Secretary of the Treasury and Chairman of the President's Economic Policy Council in the administration of President Reagan, having previously served as President Reagan's White House Chief of Staff from 1981 to 1985 and as President Ford's Under Secretary of Commerce in 1975.

  Richard E. Balzhiser, Ph.D., age 66, has been a director since 1996. Dr. Balzhiser is President Emeritus of the Electric Power Research Institute
(EPRI) in Palo Alto, California, a collaborative research and development organization funded by member electric utilities. Dr. Balzhiser joined EPRI in 1973 as Director of the Fossil Fuel Advanced Systems Division. He became Vice President of Research and Development in 1979 and Executive Vice President in 1987 and served as President and Chief Executive Officer from 1988 through August 1996. He is a director of Electrosource Inc.

  O. Holcombe Crosswell, age 58, has been a director since 1997. Mr. Crosswell is President of Griggs Corporation, a real estate and investment company in Houston, Texas.

  Don D. Jordan, age 66, has been a director since 1974. Mr. Jordan is Chairman and Chief Executive Officer of the Company. Effective June 1, 1999, Mr. Jordan will step down as Chief Executive Officer and continue employment as Chairman of the Board of the Company. He also serves as an advisory director of Chase Bank of Texas, National Association and a director of AEGIS Insurance Services, Inc. and BJ Services Company, Inc.

    The Board of Directors recommends a vote FOR all nominees for Class III
                                   Director.

Class I Directors--Term Expiring 2000

  Robert J. Cruikshank, age 68, has been a director since 1993. Mr. Cruikshank is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in 1993, he was a Senior Partner in the accounting firm of Deloitte & Touche. Mr. Cruikshank serves as a director of Kaiser Aluminum Corporation, MAXXAM Inc., Texas Biotechnology Corporation, Weingarten Realty Investors and as an advisory director of Compass Bank.

  Linnet F. Deily, age 53, has been a director since 1993. Ms. Deily is President, Schwab Retail Group of Charles Schwab & Co., Inc. in San Francisco, California and is a member of the firm's management committee.

She previously served as Chairman, Chief Executive Officer and President of First Interstate Bank of Texas, N.A. until April 1996, having been Chairman since 1992, Chief Executive Officer since 1991 and President of First Interstate Bank of Texas since 1988.

  Lee W. Hogan, age 54, has been a director since 1995. Mr. Hogan is Executive Vice President of the Company and President and Chief Executive Officer of its Reliant Energy Retail Group, having served in those capacities since January 1997. He has served since 1990 in various positions as an executive officer of the Company and its corporate predecessors and subsidiaries.

  T. Milton Honea, age 66, has been a director since 1997. Mr. Honea was Chairman of the Board, President and Chief Executive Officer of NorAm Energy Corp. (NorAm) until its acquisition by the Company in 1997, having served in that capacity since December 1992. He was Executive Vice President of NorAm from October 1991 until July 1992 and President and Chief Operating Officer of Arkansas Louisiana Gas Company, a division of NorAm, from October 1984 to October 1991.

  Alexander F. Schilt, Ph.D., age 58, has been a director since 1992. Dr. Schilt is the President of the InterAmerican University Council for Economic and Social Development. He served as Chancellor of the University of Houston until August 1995. Prior to 1990, he was President of Eastern Washington University in Cheney and Spokane, Washington.

Class II Directors--Term Expiring 2001

  Milton Carroll, age 48, has been a director since 1992. Mr. Carroll is Chairman, President and Chief Executive Officer of Instrument Products, Inc., an oil-tool manufacturing company in Houston, Texas. He is a director of Health Care Service Corporation, Seagull Energy Corporation and TEPPCO Partners, L.P.

  John T. Cater, age 63, has been a director since 1983. Mr. Cater is President of Compass Bank--Houston. He previously served as Chairman and a director of River Oaks Trust Company and as President, Chief Operating Officer and a director of MCorp, a Texas bank holding company.

  R. Steve Letbetter, age 50, has been a director since 1995. Mr. Letbetter is President and Chief Operating Officer of the Company, having served in that capacity since January 1997. Effective June 1, 1999, Mr. Letbetter will become President and Chief Executive Officer of the Company. He has served since 1978 in various positions as an executive officer of the Company and its corporate predecessors. Mr. Letbetter is a director of Chase Bank of Texas--Houston.

Board Organization and Committees

  The Board of Directors directs the management of the business and affairs of the Company. The Board appoints committees to help carry out its duties. Several committees oversee specific matters affecting the Company, including the Executive Committee, the Audit Committee, the Finance Committee, the Compensation Committee, the Nuclear Committee and the Unregulated Business Committee. Last year the Board met nine times and the committees met a total of 23 times. Each director attended more than 75 percent of the meetings of the Board of Directors and the committees on which he or she served.

  The Executive Committee consists of seven members: Mr. Carroll, Mr. Cater, Mr. Cruikshank, Ms. Deily, Mr. Honea, Mr. Jordan and Mr. Letbetter. This committee reviews management recommendations for organizational changes, consults on duties of executive officers and recommends potential candidates for election to the Board of Directors. In evaluating potential director nominees, the Executive Committee will consider qualified persons recommended by shareholders. Any shareholder wishing to make a recommendation should write to the Chairman of the Executive Committee at the Company's address shown above. The committee met twice in 1998.

  The Audit Committee consists of five non-employee directors: Mr. Carroll, Mr. Crosswell, Mr. Cruikshank, Mr. Grant and Dr. Schilt. This committee oversees accounting and internal control matters. The committee recommends to the Board of Directors the selection of the firm of independent public accountants to audit the financial statements of the Company and its subsidiaries and reviews and approves the plan and scope of the independent public accountants' audit and non-audit services and related fees. The committee met four times in 1998.

  The Finance Committee consists of five members: Mr. Cater, Ms. Deily, Mr. Grant, Mr. Hogan and Mr. Jordan. This committee reviews the Company's financial policies and strategies, including capital structure, and approves specific debt and equity offerings within limits set by the Board. The committee met five times in 1998.

  The Compensation Committee consists of four non-employee directors: Dr. Balzhiser, Mr. Cruikshank, Ms. Deily and Mr. Hanna. This committee oversees compensation and benefits for the Company's senior officers, including salary, bonus and incentive awards. The committee reviews human resource programs and monitors and, in certain cases, administers employee benefit plans. The committee's report on executive compensation begins on page 12. The committee met four times in 1998.

  The Nuclear Committee consists of three non-employee directors: Dr. Balzhiser, Mr. Crosswell and Dr. Schilt. This Committee reviews the Company's nuclear development efforts and operations and makes recommendations about nuclear regulatory reports and licensing requirements, management evaluations of nuclear engineering and construction, and operations progress and performance. The committee met three times in 1998.

  The Unregulated Business Committee consists of four directors: Dr. Balzhiser, Ms. Deily, Mr. Honea and Mr. Jordan. This committee reviews the Company's strategy and activities in the areas of domestic and foreign independent power generation projects and the privatization of foreign generating and distribution facilities. The committee met five times in 1998.

Compensation of Directors

  Company employees receive no extra pay for serving as directors. Each non-employee director receives an annual retainer fee of $20,000, a fee of $1,000 for each board and committee meeting attended and 500 shares of Company common stock annually under the Stock Plan for Outside Directors. Directors may defer all or part of their annual retainer fees and meeting fees under the Company's deferred compensation plan. The deferred compensation plan currently provides for accrual of interest on deferred director compensation at a rate equal to the average annual yield on the Moody's Long-Term Corporate Bond Index plus two percentage points.

  Non-employee directors participate in a director benefits plan under which a director who serves at least one full year will receive an annual cash amount equal to the annual retainer in the year the director terminates service. Benefits under this plan commence the January following the later of the director's termination of service or attainment of age 65, for a period equal to the number of full years of service of the director.

  Non-employee directors may also participate in the Company's executive life insurance plan described under "Retirement Plans, Related Benefits and Other Agreements." This plan provides split-dollar life insurance with a death benefit equal to six times the director's annual retainer with coverage continuing after termination of service as a director. The plan also permits the Company to provide for a tax reimbursement payment to make the directors whole for any imputed income recognized with respect to the term portion of the annual insurance premiums. Upon death, the Company will receive the balance of the insurance proceeds payable in excess of the specified death benefit. The plan is designed so that the proceeds received by the Company are expected to be at least sufficient to cover the Company's cumulative outlays to pay premiums and the after-tax cost to the Company of the tax reimbursement payments.

  Baker & Botts, L.L.P. has provided legal services to the Company and its subsidiaries during 1998, and is continuing to provide legal services during 1999. Class III nominee Mr. Baker is a senior partner at such firm.

  Mr. Carroll performed consulting services for the Company during 1998 in connection with deregulation issues, for which he was paid an aggregate of $260,000.

Stock Ownership

  The following table gives information as of February 1, 1999, about the stock ownership of any beneficial owner of more than 5% of the Company's common stock, the directors, the Chief Executive Officer, the four most highly compensated other executive officers, and the executive officers and directors as a group. Each director and officer and the directors and officers as a group beneficially owns less than 1% of the Company's outstanding common stock.

                                                            Number of
      Name                                                    Shares
      ----                                                  ----------
      Northern Trust Corporation........................... 31,054,460(1)
      50 South LaSalle Street
      Chicago, Illinois 60675

      James A. Baker, III..................................      2,500
      Richard E. Balzhiser.................................      1,600
      Milton Carroll.......................................      3,900
      John T. Cater........................................      3,500(2)
      O. Holcombe Crosswell................................     11,095
      Robert J. Cruikshank.................................      3,500
      Linnet F. Deily......................................      3,500(3)
      Joseph M. Grant......................................      5,311
      Robert C. Hanna......................................     30,433
      Lee W. Hogan.........................................     67,272(4)(5)
      T. Milton Honea......................................    101,971
      Don D. Jordan........................................    555,718(4)(5)(6)
      Hugh Rice Kelly......................................    117,288(4)(5)
      R. Steve Letbetter...................................    139,277(4)(5)
      Stephen W. Naeve.....................................     63,796(4)(5)
      Alexander F. Schilt..................................      2,300
      All of the above and other executive officers as a
       group (20 persons)..................................  1,310,719(4)(5)

--------
(1) This represents 10.5% of the outstanding common stock of the Company. This information is as of December 31, 1998 and is based on a Schedule 13G filed with the Securities and Exchange Commission (SEC) on February 9, 1999 by Northern Trust Corporation and certain of its subsidiaries. The 13G reports sole voting power for 657,533 shares, shared voting power for 30,375,625 shares, sole dispositive power for 996,760 shares and shared dispositive power for 74,501 shares. The Company understands that the shares reported include 29,962,679 shares held as trustee of the Company's savings plans.
(2) Includes 2,000 shares held by adult children.
(3) Owned jointly with spouse.
(4) Includes shares held under the Company's savings plan, as to which the participant has sole voting power (subject to such power being exercised by the plan's trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power).
(5) Includes shares covered by exercisable stock options as follows: Mr. Hogan--24,334 shares; Mr. Jordan--166,872 shares; Mr. Kelly--49,884 shares; Mr. Letbetter--72,463 shares; Mr. Naeve--31,349 shares; and the group--444,585 shares.
(6) Includes 1,152 shares owned jointly with spouse.

Executive Compensation Tables

  These tables show the compensation of the Company's chief executive officer and the four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                         Long-Term Compensation
                                                                    ---------------------------------
                                    Annual Compensation                     Awards          Payouts
                         ------------------------------------------ ---------------------- ----------
                                                                    Restricted Securities
   Name and Principal                                Other Annual     Stock    Underlying     LTIP       All Other
        Position         Year Salary(1)   Bonus(1)  Compensation(2)  Award(3)  Options (#) Payouts(4) Compensation(5)
   ------------------    ---- ---------- ---------- --------------- ---------- ----------- ---------- ---------------
Don D. Jordan........... 1998 $1,235,000 $1,852,500     $97,653                            $1,025,825   $1,361,548
 Chairman and Chief      1997  1,000,000  1,080,000     640,754     $3,525,000    33,803      621,392    2,047,142
 Executive Officer       1996    962,292  1,050,000      13,300                   27,985      767,440      819,105

R. Steve Letbetter...... 1998    559,583    624,750      65,225                  100,000      307,714      101,093
 President and Chief     1997    481,250    447,525         266                    9,938      151,612       77,401
 Operating Officer       1996    416,000    330,750         228                    7,815      138,831       45,151

Lee W. Hogan............ 1998    429,167    405,000      61,126                   50,000      335,000       60,847
 Executive Vice
  President              1997    372,917    324,000       1,616                                             43,981
 of the Company and
  Chief                  1996    310,000    401,722       1,260                                42,360       20,913
 Executive Officer of
 the Retail Energy Group

Hugh Rice Kelly......... 1998    370,500    311,850         837                   50,000      241,672       86,907
 Executive Vice
  President,             1997    355,417    218,700         782                    6,292      141,497       69,091
 General Counsel and     1996    344,833    209,400         705                    5,563      176,311       37,495
 Corporate Secretary

Stephen W. Naeve........ 1998    344,167    328,500          61                   50,000      105,758       38,498
 Executive Vice
  President              1997    294,167    191,363          55                    4,777       55,724       30,128
 and Chief Financial     1996    237,917    159,000          43                    2,462       62,457       20,682
 Officer

--------
(1) The amounts shown include salary and bonus earned as well as earned but deferred.
(2) In 1998, the Company discontinued providing vehicles for its executive officers and paid to the executive officers a one-time transition payment as follows: Mr. Jordan, $46,700; Mr. Letbetter, $46,700; and Mr. Hogan, $46,700.
(3) On February 25, 1997, Mr. Jordan received a grant of 150,000 shares of restricted stock, to vest on June 1, 1999, pursuant to an employment agreement with the Company. The amount shown is the closing market price of 150,000 shares of Common Stock on February 25, 1997. The closing market price of 150,000 shares of common stock on December 31, 1998 was $4,809,375.
(4) 1998 amounts represent the dollar value of the Company common stock paid in 1998 based on the achievement of performance goals for the 1995-1997 performance cycle, plus dividend equivalent accruals during the performance period.
(5) 1998 amounts include (i) matching contributions to the Company's savings plans and accruals under the savings restoration plans as follows: Mr. Jordan, $142,983; Mr. Letbetter, $92,404; Mr. Hogan, $55,068; Mr. Kelly,
    $64,131; and Mr. Naeve $30,479; (ii) the term portion of the premiums paid by the Company under split-dollar life insurance policies purchased in connection with the Company's executive life insurance plan, as follows:
    Mr. Jordan, $28,200; Mr. Letbetter, $436; Mr. Hogan, $2,496; Mr. Kelly, $1,202; and Mr. Naeve, $88; and (iii) accrued interest on deferred compensation that exceeds 120% of the applicable federal long-term rate as follows: Mr. Jordan, $1,190,365; Mr. Letbetter, $8,253; Mr. Hogan, $3,283; Mr. Kelly, $21,574 and Mr. Naeve, $7,931.

                             OPTION GRANTS IN 1998

                                          Individual Grants
                                         -------------------
                                Shares   % of 1998 Exercise/             Grant
                              Underlying Employee    Base                 Date
                               Options    Option   Price Per Expiration Present
Name                          Granted(1)  Grants   Share ($)    Date    Value(2)
----                          ---------- --------- --------- ---------- --------
R. Steve Letbetter...........  100,000     4.49%    25.8125    3/2/08   $427,000
Lee W. Hogan.................   50,000     2.24%    25.8125    3/2/08    213,500
Hugh Rice Kelly..............   50,000     2.24%    25.8125    3/2/08    213,500
Stephen W. Naeve.............   50,000     2.24%    25.8125    3/2/08    213,500

--------
(1) Option grants vest in one-third increments per year from the date of grant (so long as the officer remains an employee). All options would immediately vest upon a change in control as defined in the Company's long-term incentive plan. A "change in control" generally is deemed to have occurred if (a) any person or group becomes the direct or indirect beneficial owner of 30% or more of the Company's outstanding voting securities; (b) the majority of the Board changes as a result of or in connection with, certain transactions; (c) as a result of a merger or consolidation, less than 70% of the surviving corporation's outstanding voting securities is owned by former shareholders of the Company (excluding any party to the transaction or their affiliates); (d) a tender offer or exchange offer is made and consummated for the ownership of 30% or more of the Company's outstanding voting securities; or (e) the Company transfers all or substantially all of its assets to another corporation that is not wholly owned by the Company.
(2) Grant date value is based on the Black-Scholes option pricing model assuming a ten-year term, volatility of 24.012%, an annual dividend of $1.50 per share, and a risk-free interest rate of 5.65%. Actual gains, if any, will be dependent on future performance of the common stock.

                          1998 YEAR END OPTION VALUES

                               Number of Unexercised     Value of Unexercised
                              Options at December 31,   In-the-Money Options at
                                       1998              December 31, 1998(2)
                             ------------------------- --------------------------
Name(1)                      Exercisable/Unexercisable Exercisable/Unexercisable
-------                      ------------------------- --------------------------
Don D. Jordan...............      146,277       31,863 $   1,102,052 $   202,636
R. Steve Letbetter..........       33,213      109,230       255,479     396,412
Lee W. Hogan................        7,668       50,000        51,798     168,750
Hugh Rice Kelly.............       29,266       56,049       221,257     207,037
Stephen W. Naeve............       12,269       54,006        93,466     194,996

--------
(1) None of the named officers exercised any options in 1998.
(2) Based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange Composite Tape, as reported in The Wall Street Journal for December 31, 1998.

                  LONG-TERM INCENTIVE PLAN--AWARDS IN 1998(1)

                                                        Estimated Future Payouts
                                                         Under Non-Stock Price-
                                                             Based Plans(2)
                                            Performance ------------------------
                                              Period              Target Maximum
                                     Number    Until    Threshold Number Number
                                       of   Maturation  Number of   of     of
Name                                 Shares  or Payout   Shares   Shares Shares
----                                 ------ ----------- --------- ------ -------
R. Steve Letbetter.................. 12,952  12/31/00     6,476   12,952 19,428
Lee W. Hogan........................  8,466  12/31/00     4,233    8,466 12,699
Hugh Rice Kelly.....................  6,095  12/31/00     3,048    6,095  9,143
Stephen W. Naeve....................  5,333  12/31/00     2,667    5,333  8,000

--------
(1) Amounts shown are potential payouts of awards of common stock under the Company's long term incentive plan. Such awards have a three-year performance cycle. Payouts are based on growth in earnings per share, total shareholder return and cash return on capitalization. If a change in control occurs, such amounts will be paid in cash at the maximum level, without regard to the achievement of performance goals. See the Report of the Compensation Committee on page 12 for more information about the long-term plan.
(2) The table does not reflect dividend equivalent accruals during the performance period.

Retirement Plans, Related Benefits and Other Arrangements

                              PENSION PLAN TABLE

   Final
  Average
   Annual          Estimated Annual Pension Based on Years of Service(2)
Compensation    ----------------------------------------------------------------------
At Age 65(1)       15            20             25             30            ^35
------------    --------     ----------     ----------     ----------     ----------
$  500,000      $143,318     $  191,091     $  238,863     $  286,636     $  334,409
$  750,000      $216,068     $  288,091     $  360,113     $  432,136     $  504,159
$1,000,000      $288,818     $  385,091     $  481,363     $  577,636     $  673,909
$1,250,000      $361,568     $  482,091     $  602,613     $  723,136     $  843,659
$1,500,000      $434,318     $  579,091     $  723,863     $  868,636     $1,013,409
$1,750,000      $507,068     $  676,091     $  845,113     $1,014,136     $1,183,159
$2,000,000      $579,818     $  773,091     $  966,363     $1,159,636     $1,352,909
$2,250,000      $652,568     $  870,091     $1,087,613     $1,305,136     $1,522,659
$2,500,000      $725,318     $  967,091     $1,208,863     $1,450,636     $1,692,409
$2,750,000      $798,068     $1,064,091     $1,330,113     $1,596,136     $1,862,159
$3,000,000      $870,818     $1,161,091     $1,451,363     $1,741,636     $2,031,909
$3,250,000      $943,568     $1,258,091     $1,572,613     $1,887,136     $2,201,659

--------

(1) Effective January 1, 1999, the retirement plan provides a new cash balance benefit formula in place of the final average formula on which the benefits shown above are based. Retirement benefits for persons retiring on or before December 31, 2008 will be based on the higher of the benefit calculated under the final average formula and that calculated under the new formula. For the named officers, benefits under the amended plan are not expected to exceed the amounts reflected in the table. Final average annual compensation means the highest compensation for 36 consecutive months out of the 120 consecutive months immediately preceding retirement. It includes only salary and bonus amounts. At December 31, 1998, the credited years of service for the following persons were: 35 years for Mr. Jordan; 25 years for Mr. Letbetter; 8 years for Mr. Hogan; 24 years for Mr. Kelly (10 of which result from a supplemental agreement) and 26 years for Mr. Naeve. Under a supplemental agreement with Mr. Hogan, upon the earliest of his normal retirement, disability or death, Mr. Hogan will be eligible for supplemental pension benefits determined as if his employment had commenced fifteen years prior to his first day of actual employment with the Company.

(2) Amounts are determined on a single-life annuity basis and are not subject to any deduction for Social Security or other offsetting amounts. The qualified pension plan limits compensation and benefits in accordance with provisions of the Internal Revenue Code. Pension benefits based on compensation above the qualified plan limit or in excess of the limit on annual benefits are provided through the benefits restoration plan.

  The Company maintains an executive benefits plan that provides certain salary continuation, disability and death benefits to certain key officers of the Company and certain of its subsidiaries. All of the named officers participate in this plan pursuant to individual agreements that generally provide for (i) a salary continuation benefit of 100% of the officer's current salary for twelve months after death during active employment and then 50% of salary for nine years or until the deceased officer would have attained age 65, if later, and (ii) if the officer retires after attainment of age 65, an annual post-retirement death benefit of 50% of the officer's preretirement annual salary payable for six years. Coverage under this plan has not been provided to persons attaining executive officer status after July 1, 1996.

  The Company has an executive life insurance plan providing split-dollar life insurance in the form of a death benefit for officers and members of the Board of Directors. The death benefit coverage varies but in each case is based on coverage (either single life or second to die) that is available for the same amount of premium that could purchase coverage equal to four times current salary for Messrs. Letbetter and Hogan; two times current salary for Mr. Kelly and Mr. Naeve; thirty million dollars for Mr. Jordan; and six times the annual retainer for the Company's non-employee directors. The plan also provides that the Company may make payments to the covered individuals to compensate for tax consequences of imputed income that they must recognize for federal income tax purposes based on the term portion of the annual premiums. If a covered executive retires at age 65 or at an earlier age under circumstances approved by the Board of Directors, rights under the plan vest so that coverage is continued based on the same death benefit in effect at the time of retirement. Upon death, the Company will receive the balance of the insurance proceeds payable in excess of the specified death benefit which is expected to be at least sufficient to cover the Company's cumulative outlays to pay premiums and the after-tax cost to the Company of the tax reimbursement payments. There is no arrangement or understanding under which any covered individuals will receive or be allocated any interest in any cash surrender value under the policy.

  Since 1985, the Company has had in effect deferred compensation plans which permit eligible participants to elect each year to defer a percentage of that year's salary (prior to December 1993 up to 25% or 40%, depending on age, and beginning in December 1993, 100%) and up to 100% of that year's annual bonus. In general, employees who attain the age of 60 during employment and participate in the Company's deferred compensation plans may elect to have their deferred compensation amounts repaid in (1) fifteen equal annual installments commencing at the later of age 65 or termination of employment or
(2) a lump sum distribution following termination of employment. Directors participating in these plans are entitled to receive distributions at age 70 or upon leaving the Board, whichever is later. Interest generally accrues on deferrals made in 1989 and subsequent years at a rate equal to Moody's Long-Term Corporate Bond Index plus 2%, determined annually until termination when the rate is fixed at the greater of the rate in effect at age 64 or at age 65. Fixed rates of 19% to 24% were established for deferrals made in 1985 through 1988, as a result of then higher prevailing rates and other factors. Current accruals of the above-market portion of the interest on deferred compensation amounts are included in the "All Other Compensation" column of the Summary Compensation Table.

  The Company and one of its subsidiaries, Reliant Energy International, Inc., are parties to a trust agreement with an independent trustee establishing a "rabbi trust" for the purpose of funding benefits payable to participants (which include each of the named officers) under the Company's deferred compensation plans, executive incentive compensation plans, benefits restoration plan and savings restoration plan (Designated Plans). The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. The Company and Reliant Energy International, Inc. are required to make future contributions to the grantor trust when required by the provisions of the Designated Plans or when required by the Company's benefits committee. The benefits committee consists of officers of the Company designated by the Board of Directors and has general responsibility for funding decisions and selection of investment managers for the Company's retirement plan and other administrative matters in connection with other employee benefit plans of the Company. If there is a change in control (defined in a manner generally the same as the comparable definition in the Company's long-term incentive compensation plan), the Company and Reliant Energy International are required to fully fund the grantor trust, within 15 days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the Designated Plans as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the Designated Plans). The assets of the grantor trust are required to be held separate and apart from the other funds of the Company and its subsidiaries, but remain subject to claims of general creditors under applicable state and federal law.

  In 1997, the Company entered into an amended and restated employment agreement with Mr. Jordan providing for an extension of his employment for two years beyond his normal retirement date (June 1, 1997). The 1997 agreement provides for the employment of Mr. Jordan as Chairman of the Board and Chief Executive Officer of the Company until June 1, 1999, subject to early termination or extension in certain circumstances. In March 1999, the Company and Mr. Jordan entered into a new amended and restated employment agreement to become effective June 1, 1999, which provides that he will step down as Chief Executive Officer of the Company on that date and continue employment as Chairman of the Board until December 31, 2000, subject to early termination in certain circumstances.

  Both the 1997 and 1999 employment agreements provide that during the employment period, Mr. Jordan will receive compensation and benefits including
(i) a base salary not less than a specified minimum (the amount in effect on January 8, 1997 under the 1997 agreement, to be increased to $1,460,000 annually under the 1999 agreement), (ii) annual bonus awards based on amounts payable under the Company's executive incentive compensation plan and long-term incentive compensation plan, except that no awards will be made to Mr. Jordan under the latter plan for performance cycles commencing after 1997 and
(iii) participation in other employee benefit plans and programs on generally the same basis as other peer executives. The 1997 agreement provides for Mr. Jordan to receive, in lieu of long-term incentive compensation plan awards for performance cycles beginning in 1998 and 1999, an award of 300,000 restricted shares of Common Stock. The Company has also agreed that within 60 days after the expiration of the employment period under the 1999 agreement, the Board of Directors will review Mr. Jordan's performance and the extent to which his efforts have contributed to an increase in shareholder value and determine if a cash bonus or other compensation in addition to that otherwise provided under the agreement is appropriate. Any such additional bonus would be at the discretion of the Board of Directors.

  Under the 1997 employment agreement, Mr. Jordan's right to 150,000 shares of the restricted shares of Common Stock will vest if he continues to be employed by the Company until June 1, 1999, subject to earlier vesting if the Company terminates his employment without Cause (as defined), if he terminates employment for Good Reason (as defined) or if his employment terminates by reason of death, disability or retirement with the consent of the Board of Directors or by reason of the occurrence of a Change in Control (as defined). His right to the other 150,000 restricted shares of Common Stock is generally subject to vesting provisions based on achievement of the same performance goals that are applicable to his performance-based restricted stock award under the long-term incentive compensation plan for the 1997-1999 performance cycle (as estimated on the June 1, 1999 vesting date), subject to earlier vesting of the entire award if the Company terminates his employment without Cause, if he terminates employment for Good Reason or if his employment terminates by reason of the occurrence of a Change in Control, or of a prorated, performance-based portion of the award if his employment terminates by reason of death, disability or retirement with the consent of the Board of Directors. Under the new agreement which will become effective June 1, 1999, Mr. Jordan's receipt of the shares of Common Stock that would otherwise be deliverable on June 1, 1999 will be deferred until termination of his extended employment period, with crediting of dividend equivalents and interest thereon during the deferral period.

  Mr. Jordan's 1997 employment agreement provides for an extension of the commencement date of the fifteen annual installment payments of salary and bonus previously deferred under the Company's deferred compensation plans for one year following the end of the period of employment under that agreement, if Mr. Jordan remains employed through the end of that period, in consideration of Mr. Jordan's agreement to make himself available as a consultant during that year. Under the 1999 employment agreement, the commencement date of the deferred payments was further extended until June 1, 2002.

  The 1997 employment agreement with Mr. Jordan provided for an election at retirement to retain the group life insurance coverage normally provided to similarly situated active employees of the Company. In lieu of providing this coverage through the group program, the Company elected to purchase an individual policy for Mr. Jordan for a single sum premium, which is included in the "All Other Compensation" column of the Summary Compensation Table for 1997, and to make an additional payment to him in an amount necessary to make him whole on an after-tax basis against the tax liability incurred by him as a result of the receipt of the policy, which is included in the "Other Annual Compensation" column for 1997.

  The 1997 agreement provides for termination of the employment period prior to June 1, 1999 upon the occurrence of a Change in Control or, if a binding agreement to effect a Change in Control is in effect on June 1, 1999, for extension of the employment period to the earlier of the date a Change in Control occurs or the termination of such agreement. Under the new agreement, neither the occurrence after June 1, 1999 of a Change in Control nor the pendency on June 1, 1999 of an agreement to effect a Change in Control will result in an early termination or extension of Mr. Jordan's employment period.

  The 1997 agreement provides that upon any termination of the employment period by reason of the occurrence of a Change in Control, or, while the Company is a party to any agreement to effect a Change in Control, the Company terminates Mr. Jordan's employment without Cause or Mr. Jordan terminates his employment for Good Reason or by reason of death, disability or retirement with the consent of the Company, the Company will pay Mr. Jordan a cash payment equal to 2.99 times the sum of his base salary, target annual bonus (currently 100% of his base salary) and the fair market value of 150,000 shares of Common Stock. The new employment agreement which will become effective June 1, 1999 does not provide for any payments triggered by a Change in Control but provides that if the Company terminates Mr. Jordan's employment without Cause or Mr. Jordan terminates his employment for Good Reason or by reason of death, disability or retirement with the consent of the Company, the Company will pay Mr. Jordan a lump sum payment equal to his salary and target bonus payments through December 31, 2000 and will continue welfare benefit coverages until that date. Under both agreements, the Company is required to fulfill certain obligations generally applicable upon termination of employment. In the event that welfare benefit continuation coverage provided to Mr. Jordan would result in the imposition of income tax on Mr. Jordan, the 1999 agreement provides for additional payments to him in an amount necessary to offset the effect of the tax.

  In the event and to the extent that payments made under the agreements would result in the imposition of an excise tax (and related loss of deduction to the Company), additional payments would be made to Mr. Jordan in an amount necessary to offset the effect of the excise tax and any consequent income tax.

  In November 1997, the Company entered into severance agreements with certain executive officers, including Mr. Letbetter, Mr. Hogan, Mr. Kelly and Mr. Naeve. These severance agreements provide for the payment of certain benefits in the event of a covered termination of employment occurring within three years after the occurrence of a Change in Control. A covered termination occurs if the officer's employment is terminated for reasons other than death, disability, termination on or after age 65, termination for Cause (as defined), or resignation by the officer unless the resignation occurs during a 61-day period commencing on the date the officer experiences a significant reduction in his duties, remuneration, or principal place of employment following or in anticipation of a Change in Control. Under the agreements an officer experiencing a covered termination of employment will be entitled to payment of three times a prescribed covered compensation amount as well as certain welfare benefits. An officer's covered compensation amount for this purpose is the sum of his annual salary, target annual bonus (currently ranging from 45% to 100% of base salary) and an amount (stated as a percentage of base salary, currently ranging from 45% to 105%) based on the maximum payout under the officer's grant of performance-based restricted stock under the Company's long-term incentive compensation plan. In addition, in the event of a covered termination, the agreements provide for certain additional benefits, including reimbursement of certain expenses associated with obtaining new employment, provision of financial planning services, provision of benefits under the Company's supplemental retirement plans calculated as if the affected officer had remained employed throughout a three-year period following the Change in Control, and a tax gross-up payment in an amount necessary to make the officer whole after payment of any excise tax resulting from payments under the severance agreement and any associated income and other taxes. The agreements expire in September 2000.

  Generally, a Change in Control will be deemed to occur under the 1997 employment agreement with Mr. Jordan and under the severance agreements described in the preceding paragraph, if (i) the individuals constituting the Board of Directors of the Company on September 1, 1997, including their designated successors (Incumbent Directors) cease to constitute a majority of the Board, (ii) an individual, entity or group acquires beneficial ownership of 30% or more of the Company's outstanding voting stock, unless the acquisition is from the Company in a transaction approved by a majority of the Incumbent Directors, (iii) a merger or other business combination involving the Company is consummated unless, immediately following the transaction, (a) the Company's stockholders prior to the business combination own more than 70% of the outstanding shares of voting stock of the resulting parent entity in the same relative proportions, (b) the total fair market value of any consideration paid to another entity or its stockholders, plus the amount of long-term debt of the entity acquired does not exceed 50% of the sum (determined prior to the transaction) of the fair market value of the Company's outstanding voting stock and the amount of its consolidated long-term debt, (c) there is not a 30% stockholder of the resulting parent entity and (d) a majority of the board of the resulting parent entity after the transaction were Incumbent Directors immediately prior to consummation of the business combination or (iv) there is a disposition of 70% or more of the assets of the Company and its consolidated subsidiaries unless, immediately following the transaction, the Company's stockholders prior to such transaction own more than 70% of the then outstanding shares of voting stock of the Company and of the parent entity that acquires the largest portion of such assets and a majority of the members of the board of directors of the Company and of such acquiring parent entity were Incumbent Directors immediately prior to the transaction.

Report of the Compensation Committee

  The Compensation Committee (Committee) is composed entirely of nonemployee directors. Committee members are not eligible to participate in any of the compensation programs that the Committee administers. The Committee reviews and makes recommendations to the Board concerning all executive officer compensation, including salary and non-incentive based compensation, and the design of the Company's incentive compensation plans for executives. The Committee oversees and administers the Company's incentive compensation programs including the determination of the annual and long-term incentive awards to the Company's executive officers.

  Compensation Policy. The Company's executive compensation policy is to have compensation programs that:

  . strengthen the relationship between pay and performance;

  . attract, retain and encourage the development of highly qualified and experienced executives;

  . promote overall corporate performance; and

  . provide compensation that is competitive externally and equitable internally.

  The Company retains an independent consulting firm to provide, at least biennially, a review of the executive compensation practices of companies considered comparable to the Company in terms of size, type of business, performance, position and compensation philosophy. In response to the increased competition in the energy industry and changes in the size and mix of the Company's business, the database is comprised of both traditional utility and general industry companies. (The companies included in the data are not identical to the group of companies identified in the Standard & Poor's group index of electric utility companies (S&P Electric Companies Index) used in the creation of the "Stock Performance Graph" included in this proxy statement because the Committee believes that the Company's most direct competitors for executive talent are not in all cases the same as the companies included in the index chosen for comparing shareholder returns.) In applying the information in the database, the Company utilizes a total compensation approach; that is, the total value of base salary, short- and long-term incentives is considered in establishing ranges for the Company's executives. As a result of using this total compensation approach, a larger portion of compensation opportunity for the Company's executives is performance-based, through the use of annual and long-term incentive plans. In evaluating individual executive officers, the Company utilizes comparative data from the most relevant companies in the database. For example, the total compensation of an executive officer in the electric utility business of the Company is compared to data for other electric utility companies in the database.

  The Committee also obtains peer group data regarding the performance of groups of companies in the utility industry, the nonregulated power industry and other industries. This industry-specific data is used primarily in the formulation of performance measurements related to the Company's individual subsidiaries or business units.

  In addition to considering comparative data and other peer groups, the Committee makes its own subjective determination of executive officer performance. In making such determinations, the Committee also takes into account the chief executive officer's evaluations of other executive officers' performance.

  The Committee periodically evaluates the Company's executive compensation programs in light of the provisions of the Internal Revenue Code relating to the disallowance of deductions for compensation in excess of $1 million for certain executive officers unless certain requirements are met. The Committee does not anticipate any payment of compensation in 1999 or 2000 in excess of that which is deductible under those rules, taking into account expected deferrals of compensation by affected executive officers. Except for the long-term performance incentive awards established for the Company's nonregulated power business, the performance goals for awards under the Company's long-term incentive awards program qualify for an exception to the deductibility limit applicable to certain performance-based compensation for which the performance goals have been approved by shareholders. The Committee may consider in the future whether or not to submit for shareholder approval the performance goals applicable to the annual incentive awards or the long-term incentive awards established for the Company's nonregulated power business, or make any adjustments to the performance goals for those incentive awards that would be necessary in order to qualify for the performance-based exception of the tax provisions. The Company reserves the right to structure compensation in a manner not eligible for exception from the deductibility limit.

  Components of Compensation. The key elements of the Company's executive compensation program are base salary, annual incentive awards and long-term incentive awards. The Committee evaluates each element of compensation separately and in relation to the other elements of an executive's total compensation package, taking into consideration relevant comparative data for compensation at the 50th percentile and 75th percentile. Compared to companies in the database, total targeted compensation may vary from below the 50th percentile to above the 75th percentile depending on an executive officer's tenure, experience, leadership and level of responsibility. Because a significant portion of an executive officer's compensation includes at-risk components based on business performance, if the performance exceeds that of the relevant peer group, compensation should be above the targeted levels; likewise, if performance falls below that of the peer group, compensation should be below the targeted level.

  Base Salaries. The Committee's annual recommendations to the Board concerning each executive officer's base salary are based on the Committee's analysis of salary levels for comparable executive officer positions, its subjective evaluation and, except in the case of Mr. Jordan, management's evaluation of each executive officer's individual performance and level of responsibility.

  Annual Incentive Compensation. The annual incentive awards program provides executive officers with annual bonuses based on the achievement of Committee-approved performance goals. Those annually determined performance goals generally are based upon financial objectives of the Company and its subsidiaries or business units and are designed to encourage improved operating results and foster achievement of particular strategic objectives. Performance goals for 1998 were primarily based on earnings per share. Certain officers also had business unit goals that affected a portion of their performance goals.

  Annual incentive awards for executive officers in 1998 had target award levels that ranged from 45% to 100% of base salary depending on the executive officer's level of responsibility. A threshold level of performance results in an award that is 50% of target, and a maximum level of performance results in an award that is either 50% or 100% over the target level depending on the applicable business unit plan. For 1998, the goals for the Company's executive officers were achieved at levels that resulted in bonuses ranging from 15% over target to 100% over target.

  Long-term Incentive Compensation. The long-term incentive awards program provides stock-based incentive compensation for executive officers in the form of grants of performance shares, stock options and stock appreciation rights. Upon review of the comparative data, the Company determined that the number of stock options granted to executive officers in past years was at the low end of the range for the relevant companies in the database. Accordingly, for 1998, the number of performance shares and stock options was established to shift a greater portion of the long-term incentive to stock options. In addition, the Committee has adopted a stock ownership guideline applicable to all of the Company's officers that establishes a goal of ownership of the Company's common stock representing a value of at least two times the officer's base salary.

  Performance goals for the long-term incentive awards (made in the form of performance shares) are generally based on financial objectives measurable over a three-year performance cycle. For the performance cycle that ended in 1997, under which payments were made in 1998, goals included a combination of consolidated and subsidiary or business unit goals, weighted 25% and 75% of the total, respectively. The Company's consolidated goal for this performance cycle was based on the Company's ranking in total return to shareholders compared to a group of other electric utilities and utility holding companies. The subsidiary or business unit goals for this performance cycle were based on the following financial objectives: for the electric utility operations, establishing a model for competitive pricing in a deregulated market and achieving certain cash flow performance in relation to a group of 21 other electric utility companies and for the nonregulated power business, closing transactions related to certain projects. The performance goals for the performance cycle that commenced in 1998 consist of three objectives: growth in earnings per share, total return to shareholders relative to the S&P 500 Electric Utilities Index, and cash return on capitalization relative to the same peer group.

  The target number of performance shares granted is based on a percentage of base salary divided by the average market price of common stock over a prescribed period prior to the beginning of the performance cycle. In determining the size of the grant, the Committee reviews comparative data, considers the level of responsibility of each of the Company's executive officers and the recommendations of the chief executive officer, and then makes a subjective determination of the appropriate target so that the award is in a range of 30% to 70% of base salary.

  Achievement of the performance goals at the target level results in a payout level of 100% of the performance shares for both the performance cycle that paid out in 1998 and the performance cycle that commenced in 1998. For both of these performance cycles, attainment of the threshold level of performance results in payouts of 50% of the target number of shares and the attainment of the maximum level results in payouts of up to 50% over the target number of shares.

  For the performance cycle concluding in 1997 that paid out in 1998, the composite goals for the Company's executive officers were achieved at levels that resulted in payouts ranging from 1% under target to 4% over target.

  Annual grants of stock options are made at an option price not less than the fair market value of the common stock on the date of grant. This design is intended to focus executive officers on the creation of shareholder value over the long-term and encourage equity ownership in the Company.

  In determining the size of stock option grants to executive officers, the Committee reviews comparative data. For 1998, grants ranged from 35,000 to 100,000 options, depending on the executive officer's position.

  The Committee also grants long-term awards under a long-term incentive plan established for the Company's nonregulated power business. Awards were made to one executive officer of the Company under this plan during 1998 in lieu of the grant of performance shares and stock options as discussed above.

  Chief Executive Officer Compensation. Under Mr. Jordan's 1997 employment contract, Mr. Jordan's base salary must be in an amount not less than his salary in effect in January 1997, which was $1,000,000 per year. In 1998, Mr. Jordan's base salary was increased to $1,235,000 primarily as a result of a review of comparative data and consideration of Mr. Jordan's extensive involvement as President of the World Energy Congress. Mr. Jordan's annual incentive bonus for 1998 was determined using the criteria described above for executive officers generally. His target annual incentive award for 1998 was 100% of his base salary, with the payment level based on earnings per share. The 1998 annual incentive award payment was based on achievement of his goal at 50% over the target level. In the case of awards under the long-term incentive program, the target number of performance shares was valued at 70% of Mr. Jordan's base salary for the performance cycle that paid out in 1998 and was based 25% on achievement of the Company's consolidated goal and 75% on achievement of the subsidiary or business unit goals for the electric utility operations and the nonregulated power business (85% and 15%, respectively). Long-term incentive awards paid out in 1998 represent a composite achievement of 4% over the target level of performance.

  In 1997, the Committee and the full Board of Directors determined that entering into an employment contract with Mr. Jordan to extend his employment for two years beyond his normal retirement date was in the best interests of the Company and its shareholders because of the extremely rapid pace of change in the industry and the Committee's subjective evaluation of the benefits of Mr. Jordan's experience, knowledge and industry leadership in positioning the Company to best meet the challenges and exploit the opportunities of this period of transition. In connection with this agreement, it was agreed that Mr. Jordan would not participate in the Company's long-term incentive program for any performance cycle beginning after the one that commenced in 1997. Instead, he received a grant of 150,000 restricted shares of Common Stock which vest based solely on his continued service during the extended employment period, and an additional 150,000 restricted shares of Common Stock which vest based both on continued service and on achievement of the same performance goals that are applicable to his award under the long-term incentive compensation plan for the cycle that commenced in 1997. In addition, the agreement provides for the extension of the commencement date of deferred payments under the Company's deferred compensation plan, providing him the continued benefit of above-market interest rates on the deferrals during the period of the extension. Additional details regarding the 1997 employment contract and a new employment agreement entered into in March 1999 are shown elsewhere in this Proxy Statement.

Robert J. Cruikshank

Richard E. Balzhiser
Linnet F. Deily
Robert C. Hanna

Stock Performance Graph

  The graph below compares the yearly percentage change in the cumulative total shareholder return on the common stock with the cumulative total return of the S&P 500 Index and the S&P Electric Companies Index for the period commencing December 31, 1993 and ending December 31, 1998.

                    FIVE YEAR CUMULATIVE TOTAL RETURN(1)(2)



[Graph appears here]

                                                          December 31,
                                                  -----------------------------
                                                  1993 1994 1995 1996 1997 1998
                                                  ---- ---- ---- ---- ---- ----
Reliant Energy, Incorporated..................... $100 $ 81 $119 $119 $150 $190
S&P Electric Companies Index..................... $100 $ 87 $114 $114 $144 $166
S&P 500 Index.................................... $100 $101 $139 $171 $229 $294

(1) Assumes that the value of the investment in common stock and each index was $100 on December 31, 1993 and that all dividends were reinvested.
(2) Historical stock price performance is not necessarily indicative of future price performance.

Proposal to Change the Company's Name by Amending the Restated Articles of Incorporation

  The Board of Directors has unanimously approved a proposal to change the Company's name to "Reliant Energy, Incorporated" by amending the Company's Restated Articles of Incorporation. The proposed amendment would replace the first sentence of Article I of the Restated Articles of Incorporation with the following: "The name of the corporation is Reliant Energy, Incorporated."

  In 1997, we engaged in a merger that made us one of the largest combination electric and natural gas companies in the nation. A natural fit, the merger provided a number of significant strategic advantages. This new single entity became a stronger, more capable company, quickly becoming highly respected, not only in our own community, but also throughout the entire country and in international markets. In 1998, as we established a strong presence throughout the energy industry, we adopted one common vision--We will be the one people choose for energy, innovation, opportunity, and investment. However, because we were operating under many different names (i.e., Arkla, Entex, Minnegasco, HL&P and NorAm), consumers were unaware of the true breadth and depth of the company's scope, resources and capabilities. With our common vision, we knew we needed to bring all our operating companies together in order to implement our long-term strategies and support our common vision of being the "one" people choose. Management began a comprehensive study to find out what identity would best support our vision. In February 1999, we adopted a single name and a visual identity that could be shared by all business units, clearly communicating the links between us. Please assist us in this endeavor by voting in favor of the amendment to the Restated Articles of Incorporation to change the corporate name to Reliant Energy, Incorporated.

  Requisite Vote. To approve the amendment to the Restated Articles of Incorporation we need the affirmative vote of a majority of the outstanding shares of common stock. If the requisite vote is not obtained, the amendment will not become effective.

    The Board of Directors recommends a vote FOR approval of the Amendment.

Ratification of Appointment of Independent Accountants and Auditors

  The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as independent accountants and auditors to conduct the annual audit of the Company's accounts for the year 1999. Deloitte & Touche LLP (and their predecessors) have served as independent accountants and auditors for the Company and its predecessors since 1932. Approval requires the affirmative vote of a majority of shares of Common Stock voted for or against the matter. If ratification of the appointment is not approved, the Board will reconsider the appointment.

  Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they wish. They will be available to respond to appropriate questions from shareholders at the meeting.

     The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent accountants and auditors.

Shareholder Proposals for 2000 Annual Meeting

  Any shareholder who intends to present a proposal at the 2000 annual meeting of shareholders and who requests inclusion of the proposal in the Company's proxy statement and form of proxy relating to that meeting in accordance with applicable rules of the SEC must file such proposal with the Company by November 26, 1999.

  The Company's bylaws also require advance notice of other proposals by shareholders to be presented for action at an annual meeting. In the case of the 2000 annual meeting, the required notice must be received by the Company's Corporate Secretary between November 8, 1999 and February 6, 2000. The proposal must constitute a proper subject to be brought before the meeting and the notice must contain prescribed information including a description of the proposal and the reasons for bringing it before the meeting, proof of the proponent's status as a shareholder and the number of shares held and a description of all arrangements and understandings between the proponent and anyone else in connection with the proposal. If the proposal is for an amendment of the bylaws, the notice must also include the text of the proposal and be accompanied by an opinion of counsel to the effect the proposal would not conflict with the Company's Restated Articles of Incorporation or Texas law. A copy of the Bylaws describing the requirements for notice of shareholder proposals may be obtained by writing Mr. Hugh Rice Kelly, Corporate Secretary, at the Company's address shown above.

Director Nominations for 2000 Annual Meeting of Shareholders

  The Company's bylaws provide that a shareholder may nominate a director for election if the shareholder sends a notice to the Company's Corporate Secretary identifying any other person making such nomination with the shareholder and providing proof of shareholder status. This notice must be received at the Company's principal executive offices between November 8, 1999 and February 6, 2000. The shareholder must also provide the information about the nominee that would be required to be disclosed in next year's proxy statement. The Company is not required to include any shareholder proposed nominee in the proxy statement. A copy of the Bylaws describing the requirements for nomination of director candidates by shareholders may be obtained by writing Mr. Hugh Rice Kelly, Corporate Secretary, at the Company's address shown above.

General Information

  The Company began mailing this proxy statement and the accompanying proxy card to shareholders on March 29, 1999. The proxy statement and proxy card are being furnished at the direction of the Board of Directors. The Company will pay all solicitation costs including the fee of Morrow & Co., who will help the Company solicit proxies for $9,500, plus expenses. The Company will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of the Company's common stock. In addition, certain of the Company's directors, officers and employees may solicit proxies by telephone and personal contact.

  The Board of Directors does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1935 requires the Company's directors, executive officers, and holders of more than 10% of the Company's common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's common stock. The Company believes that during the fiscal year ended December 31, 1998, its officers and directors complied with all these filing requirements.

Annual Report to Shareholders

  The Summary Annual Report to Shareholders, together with the Appendix A-- 1998 Financial Statements, which contains the Company's consolidated financial statements for the year ended December 31, 1998, accompany the proxy material being mailed to all shareholders. The Summary Annual Report is not a part of the proxy solicitation material.

                                          By Order of the Board of Directors,

                                          /s/ Don D. Jordan
                                                 Don D. Jordan
                                          Chairman and Chief Executive Officer

March 29, 1999

[RELIANT ENERGY LOGO]






                                    HOUSTON
                                   INDUSTRIES
                                  INCORPORATED


                               DOING BUSINESS AS
                          RELIANT ENERGY, INCORPORATED





                                   APPENDIX A
                           1998 FINANCIAL STATEMENTS

                               TABLE OF CONTENTS


Forward Looking Information................................................ 1

Management's Discussion and Analysis of Financial Condition
      and Results of Operations of the Company............................. 2

Quantitative and Qualitative Disclosures About Market Risk.................28

Financial Statements and Supplementary Data of the Company.................32

Statements of Consolidated Income..........................................32

Statements of Consolidated Retained Earnings and Comprehensive Income......33

Consolidated Balance Sheets................................................34

Consolidated Statements of Capitalization..................................36

Statements of Consolidated Cash Flows......................................39

Notes to Consolidated Financial Statements.................................41

Independent Auditor's Report...............................................83

                        HOUSTON INDUSTRIES INCORPORATED
                      d/b/a RELIANT ENERGY, INCORPORATED

                          1998 FINANCIAL INFORMATION

     This Appendix A is derived from Item 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations), Item 7A (Quantitative and Qualitative Disclosures About Market Risk) and Item 8 (Financial Statements and Supplementary Data) of the Annual Report on Form 10-K of Houston Industries Incorporated (Company) for the year ended December 31, 1998 (Form 10-K). A copy of the Form 10-K may be obtained without charge by contacting the Investor Relations department of the Company at 1111 Louisiana, Houston, Texas 77002. Reference is made to the 10-K for additional information about the business and operations of the Company and its subsidiaries.


                          FORWARD LOOKING INFORMATION
                          ---------------------------

  From time to time, the Company and Reliant Energy Resources Corp. (Resources) may make statements regarding their assumptions, projections, expectations, intentions or beliefs about future events. These statements and other statements that are not historical facts are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. The Company and Resources caution that assumptions, projections, expectations, intentions or beliefs about future events may and often do vary materially from actual results and the differences between assumptions, projections, expectations, intentions or beliefs and actual results can be material. Accordingly, there can be no assurance actual results will not differ materially from those expressed or implied by the forward-looking statements.

  The following are some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements: (i) state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters the electric and natural gas industries; (ii) industrial, commercial and residential growth in service territories of the Company and Resources; (iii) the weather and other natural phenomena; (iv) the timing and extent of changes in commodity prices and interest rates; (v) changes in environmental and other laws and regulations to which the Company, Resources and their respective subsidiaries are subject or other external factors over which the Company and Resources have no control; (vi) the results of financing efforts; (vii) growth in opportunities for the Company's and Resources' subsidiaries and diversified operations; and (viii) risks incidental to the Company's overseas operations (including the effects of fluctuations in foreign currency exchange rates).

The following sections of Appendix A contain forward-looking statements "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Results of Operations by Business Segment -- Wholesale Energy," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Results of Operations by Business Segment -- International," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Certain Factors Affecting Future Earnings of the Company and its Subsidiaries," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Certain Factors Affecting Future Earnings of the Company and its Subsidiaries -- Competition -- Other Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Certain Factors Affecting Future Earnings of the Company and its Subsidiaries -- Impact of the Year 2000 Issue and Other System Implementation Issues," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Certain Factors Affecting Future Earnings of the Company and its Subsidiaries -- Risks of International Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Certain Factors Affecting Future Earnings of the Company and its Subsidiaries -- Environmental Expenditures" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Liquidity and Capital Resources -- Company Consolidated Capital Requirements,"
"--Consolidated Sources of Capital Resources and Liquidity" and "Quantitative and Qualitative Disclosures About Market Risk."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY
               --------------------------------------------------


  The following discussion and analysis should be read in combination with the Company's consolidated financial statements and notes contained herein (Company's Consolidated Financial Statements).

  The Company is a diversified international energy services company. It operates the nation's tenth largest electric utility in terms of kilowatt-hour
(KWH) sales, and its three natural gas distribution divisions together form the nation's third largest natural gas distribution operation in terms of customers served. The Company also invests in international and domestic electric utility privatizations, gas distribution projects and the development of non-rate regulated power generation projects. The Company is also a major interstate natural gas pipeline and energy services company, providing gas transportation, supply, gathering and storage, and wholesale natural gas and electric power marketing services.

  Effective January 1, 1998, the Company reconfigured its financial reporting segments to include the following: Electric Operations, Natural Gas Distribution, Interstate Pipelines, Wholesale Energy Marketing and Generation (Wholesale Energy), International and Corporate. For segment reporting information, see Note 15 to the Company's Consolidated Financial Statements.

  On August 6, 1997 (Acquisition Date), the Company acquired Reliant Energy Resources Corp. (formerly, NorAm Energy Corp.) (Resources), a natural gas gathering, transmission, marketing and distribution company. The acquisition (Merger) was accounted for as a purchase; accordingly, the Company's results of operations for 1997 include the results of operations of Resources only for the period beginning on August 6, 1997 (Acquisition Date).

  To enhance comparability between reporting periods, certain information is presented on a pro forma basis and reflects the acquisition of Resources as if it had occurred at the beginning of the 1996 and 1997 reporting periods presented. Pro forma purchase-related adjustments include amortization of goodwill and the allocation of the fair value of certain assets and liabilities of Resources. The pro forma results of operations are not necessarily indicative of the combined results of operations that actually would have occurred had the acquisition occurred on such dates. The Company believes, however, that the presentation of pro forma data provides a more meaningful comparative standard for assessing changes in the Company's financial condition and results of operations during the years ended December 31, 1997 and 1996, since the pro forma presentation (i) combines a full year of results of the Company's and Resources' operations and (ii) gives retroactive effect to purchase-related adjustments, including the amortization of goodwill and the allocation of the fair market value of certain Resources assets and liabilities.

  All dollar amounts in tables that follow are in millions, except for per share data, percentages and throughput and other operations data.

                       CONSOLIDATED RESULTS OF OPERATIONS



                                                           ACTUAL                                         PRO FORMA
                                           ------------------------------------                        -------------
                                                           TWELVE                                         TWELVE
                                                        MONTHS ENDED                                    MONTHS ENDED
                                                        DECEMBER 31,                                    DECEMBER 31,
                                           ------------------------------------           PERCENT      -------------   PERCENT
                                                    1998               1997               CHANGE              1997     CHANGE
                                           ------------------------------------------------------------------------------------
Revenues...................................         $11,488              $6,878                67%            $10,191        13%
Operating Expenses.........................          10,011               5,813                72%              8,976        12%
Operating Income...........................           1,477               1,065                39%              1,215        22%
Other Expenses, Net(1).....................           1,649                 437               277%                546        202%
Income Taxes...............................             (30)                206                --                 232        --
Net Income (Loss)(2).......................            (142)                421                --                 437        --
Basic and Diluted Earnings (Loss) Per
   Share...................................            (.50)               1.66                --                1.55        --

_________
(1) Includes a $1,176 million unrealized accounting loss in 1998 compared to a $121 million unrealized accounting loss incurred in 1997 relating to the Company's 7% Automatic Common Exchange Securities (ACES). See Note 1(n) to the Company's Consolidated Financial Statements.
(2) Includes $37 million of interest income attributable to a tax refund in 1997.

                                                ACTUAL                                        PRO FORMA
                                   ---------------------------------                   --------------------------
                                           TWELVE MONTHS ENDED                              TWELVE MONTHS ENDED
                                              DECEMBER 31,                                     DECEMBER 31,
                                   ---------------------------------    PERCENT        --------------------------     PERCENT
                                           1997              1996       CHANGE          1997               1996        CHANGE
                                   -----------------------------------------------------------------------------------------------
Revenues...........................         $6,878            $4,095        68%           $10,191             8,884         15%
Operating Expenses.................          5,813             3,105        87%             8,976             7,617         18%
Operating Income...................          1,065               990         8%             1,215             1,267         (4%)
Other Expenses, Net................            437               385        14%               546               596         (8%)
Income Taxes.......................            206               200         3%               232               245         (5%)
Net Income.........................            421               405         4%               437               426          3%
Basic and Diluted Earnings Per                1.66              1.66        --               1.55              1.46          6%
   Share...........................

  1998 Compared to 1997 (Actual). The Company reported a consolidated net loss for $764 million on the ACES in 1998. In 1997, the 1998 of $142 million ($.50 per share) compared Company recorded a non-cash, unrealized to consolidated net income of $421 million accounting loss (after-tax) of $79 million on ($1.66 per share) in 1997. The consolidated net the ACES, which was partially offset by $37 loss resulted from the accounting treatment of million of non-recurring interest income related the ACES, which were issued in July 1997. The to a refund of federal income taxes in 1997. Company recorded a non-cash, unrealized For a discussion of the ACES accounting loss, accounting loss (after-tax) of see "--Certain Factors Affecting Future Earnings of the Company and its Subsidiaries Accounting Treatment of ACES."

  After adjusting for non-recurring and other charges (as described above) in both years, net income for 1998 would have been $622 million ($2.19 per share) compared to $463 million ($1.83 per share) in 1997. The increase in adjusted net income for 1998 compared to 1997 was due to improved results from the Company's Interstate Pipeline, Wholesale Energy and International segments. Net income for 1998 included an $80 million, or $.28 per share, gain on the sale of an investment in an electric distribution system in Argentina. Also contributing to the increase were earnings from the businesses acquired in the Merger. These effects were partially offset by additional depreciation of regulated power generation assets in compliance with Reliant Energy HL&P's rate of return cap, as described below, and increased interest expense primarily related to the Merger.

  1998 Compared to 1997 (Pro Forma). The Company's reported consolidated net loss for 1998 was $142 million ($.50 per share) compared to pro forma earnings of $437 million ($1.55 per share) in 1997.

  Excluding the non-recurring and other charges described above, net income for 1998 would have been $622 million ($2.19 per share) compared to pro forma net
income of $479 million ($1.70 per share) in 1997.   The increase in adjusted net
income compared to adjusted pro forma 1997 net income is due primarily to the same factors discussed above.

  1997 Compared to 1996 (Actual). The Company reported consolidated net income in 1997 of $421 million ($1.66 per share) compared to $405 million ($1.66 per share) in 1996. Although net income increased by $16 million, the Company's basic and diluted earnings per share remained the same due to the issuance of approximately 47.8 million additional shares of the Company's common stock in the Merger. The Company's net income in 1997 reflected the net impact of $42 million from the ACES accounting loss partially offset by non-recurring interest income. In 1996, the Company recorded non-recurring, after-tax charges of (i) $62 million for the settlement of South Texas Project Electric Generating Station (South Texas Project) litigation claims and (ii) $5 million associated with an investment in two tire-to-energy plants in Illinois.

  After adjusting for non-recurring and other charges in both years, net income for 1997 would have been $463 million ($1.83 per share) compared to $472 million ($1.93 per share) in 1996. The decrease is due in part to the additional amortization of certain lignite reserves by Electric Operations, the amortization of goodwill recorded in the Merger and increased interest expense. The increase in interest on long-term debt and other interest reflect both (i) the $1.4 billion indebtedness incurred by the Company to fund a portion of the cost of the Merger and (ii) the consolidation of Resources' existing indebtedness with that of the Company. Partially offsetting these effects were increased Electric Operations' sales due to customer growth, improved results at International and the additional operating income generated by the new business units acquired in the Merger.

  1997 Compared to 1996 (Pro Forma). The Company's pro forma consolidated net income for 1997 was $437 million ($1.55 per share) compared to $426 million ($1.46 per share) in 1996.

  Excluding the non-recurring and other charges described above, the Company's 1997 pro forma net income would have been $479 million ($1.70 per share) compared to $493 million ($1.69 per share) in 1996. This decrease in pro forma earnings, as adjusted for non-recurring and other charges, was principally the result of (i) hedging-related losses incurred in the first quarter of 1997 by a subsidiary of Resources, which losses were not reflected in the Company's actual results of operations since they were incurred prior to the Merger, (ii) a weather-related decline in sales volumes of Natural Gas Distribution and (iii) increased administrative and general expenses associated with increased staffing and marketing in connection with increasing the scope of energy marketing activities.

  Pro forma consolidated net income for 1997 and 1996 exceeds actual consolidated net income for such years because purchase-related costs were more than offset on a pro forma basis by Resources' earnings for the periods prior to the Acquisition Date. Such earnings were not part of the reported actual results of the Company.

                   RESULTS OF OPERATIONS BY BUSINESS SEGMENT

  All business segment data (other than data relating to Electric Operations) are presented on a pro forma basis for 1997 and 1996 as if the acquisition of Resources had occurred on January 1 of each year presented.

  The following table presents operating income on (i) an actual basis for the years ended December 31, 1998 and 1997, and (ii) a pro forma basis for each of the Company's business segments for the years ended December 31, 1997 and 1996.

                  OPERATING INCOME (LOSS) BY BUSINESS SEGMENT

                                                                      ACTUAL                                    PRO FORMA
                                                                    YEAR ENDED                                 YEAR ENDED
                                                                    DECEMBER 31,                                DECEMBER 31,
                                                         --------------------------------            -----------------------------
                                                           1998                  1997(1)                1997(2)           1996(2)
                                                         ---------            ----------             ----------         ----------

Electric Operations..............................           $1,014                $  995                 $  995             $  997
Natural Gas Distribution.........................              138                    55                    152                160
Interstate Pipeline..............................              128                    32                     99                108
Wholesale Energy.................................               59                     1                    (15)                22
International....................................              182                    20                     17                 (1)
Corporate........................................              (44)                  (38)                   (32)               (19)
                                                         ---------            ----------             ----------         ----------
Total Consolidated...............................           $1,477                $1,065                 $1,216             $1,267
                                                         ---------            ----------             ----------         ----------

__________
(1)  Includes Resources business segments beginning on the Acquisition Date.
(2)  Electric Operations operating income data are actual and not pro forma.

ELECTRIC OPERATIONS

  Electric Operations' business is conducted under the name "Reliant Energy HL&P," an unincorporated division of the Company. Electric Operations provides electric generation, transmission, distribution, and sales to approximately 1.6 million customers in a 5,000 square mile area on the Texas Gulf Coast, including Houston (the nation's fourth largest city). Electric Operations constitutes the Company's largest business segment, representing 69% of the Company's consolidated operating income for 1998.

  Electric Operations' earnings are capped at an agreed overall rate of return formula on a calendar year basis as part of the transition to competition plan (Transition Plan) approved by the Public Utility Commission of Texas (Texas Utility Commission) and effective January 1, 1998. As a result of this plan, any earnings in 1998 or 1999 above the maximum allowed return cap of 9.844% on invested capital will be offset by additional depreciation of Electric Operations' generation assets. The Transition Plan also approved the implementation of base rate credits to residential customers of 4% in 1998 and an additional 2% in 1999. Commercial customers whose monthly billing is 1000 kva or less receive base rate credits of 2% in 1998 and 1999. For more information regarding the Transition Plan, including a pending judicial review of portions of the Transition Plan, see Note 3(b) to the Company's Consolidated Financial Statements.

  The following table provides summary data, before taxes, regarding the actual results of operations of Electric Operations for 1998, 1997 and 1996.


                                                                                      YEAR ENDED
                                                                                      DECEMBER 31,
                                                                             -----------------------------        PERCENT
                                                                                   1998             1997           CHANGE
                                                                             -------------    -------------    -------------
Operating Revenues:
   Base Revenues(1)..........................................................       $2,969           $2,839          5%
   Reconcilable Fuel Revenues(2).............................................        1,381            1,413         (2%)
                                                                             -------------    -------------
       Total Operating Revenues..............................................        4,350            4,252          2%
                                                                             -------------    -------------

Operating Expenses:
   Fuel Expense..............................................................        1,064            1,091         (2%)
   Purchased Power...........................................................          391              386          1%
   Operation Expense.........................................................          635              641         (1%)
   Maintenance Expense.......................................................          234              228          3%
   Depreciation and Amortization Expense.....................................          650              569         14%
   Other Operating Expenses..................................................          362              342          6%
                                                                             -------------    -------------
       Total Operating Expenses..............................................        3,336            3,257          2%
                                                                             -------------    -------------
Operating Income.............................................................       $1,014           $  995          2%
                                                                             =============    =============

                                                                                      YEAR ENDED
                                                                                      DECEMBER 31,
                                                                             -----------------------------        PERCENT
                                                                                   1997             1996           CHANGE
                                                                             -------------    -------------    -------------
Operating Revenues:
   Base Revenues(1)..........................................................       $2,839           $2,743          3%
   Reconcilable Fuel Revenues(2).............................................        1,413            1,282         10%
                                                                             -------------    -------------
       Total Operating Revenues..............................................        4,252            4,025          6%
                                                                             -------------    -------------

Operating Expense:
   Fuel Expense..............................................................        1,091            1,025          6%
   Purchased Power...........................................................          386              322         20%
   Operation Expense.........................................................          641              543         18%
   Maintenance Expense.......................................................          228              249         (8%)
   Depreciation and Amortization Expense.....................................          569              546          4%
   Other Operating Expenses..................................................          342              343         --
                                                                             -------------    -------------
       Total Operating Expenses..............................................        3,257            3,028          8%
                                                                             -------------    -------------
Operating Income.............................................................       $  995           $  997         --
                                                                             -------------    -------------

__________
(1) Includes miscellaneous revenues, certain non-reconcilable fuel revenues and certain purchased power-related revenues.
(2) Includes revenues collected through a fixed fuel factor and surcharges net of adjustments for over/under recovery. See "-- Operating Revenues -- Electric Operations."

OPERATING INCOME -- ELECTRIC OPERATIONS

  1998 Compared to 1997. Electric Operations' operating income (before income taxes) was $1,014 million compared with $995 million the previous year. The increase of $19 million in operating income was due to higher revenues from the unusually hot weather in 1998 and customer growth, reduced by base rate credits provided under the Transition Plan. Under the Transition Plan, the Company recorded additional depreciation on Electric Operation's generation assets, which resulted in depreciation and amortization expense increasing by $82 million between 1997 and 1998. Total KWH sales rose 8% during 1998, with increases of 9% in residential sales, 6% in commercial sales and 3% in firm industrial sales.

  1997 Compared to 1996. Electric Operations' operating income (before income taxes) was $995 million in 1997 compared with $997 million in 1996. The decrease in operating income was due to increases in operations expense and depreciation and amortization expense in 1997, partially offset by increased revenues from electric sales growth and decreases in maintenance expense, as described below. Total KWH sales rose 3% during 1997, with increases of 1% in residential sales, 6% in commercial sales and 2% in firm industrial sales.

OPERATING REVENUES -- ELECTRIC OPERATIONS

  1998 Compared to 1997. Electric Operations' $130 million increase in 1998 base revenues is primarily the result of unusually hot weather and the impact of customer growth, net of base rate credits implemented under the Transition Plan. In 1998, Electric Operations implemented a base rate discount of $74 million.
In addition, growth in usage and number of customers contributed an additional $48 million in base revenues in 1998.

  Electric Operations' 2% decrease in reconcilable fuel revenue in 1998 resulted primarily from decreased natural gas prices. The decrease in natural gas prices, however, was largely offset by increased KWH sales resulting from hotter weather. The Texas Utility Commission provides for recovery of certain fuel and purchased power costs through a fixed fuel factor included in electric rates. The fixed fuel factor is established during either a utility's general rate proceeding or its fuel factor proceeding and is generally effective for a minimum of six months. Revenues collected through such factor are adjusted monthly to equal expenses; therefore, such revenues and expenses have no effect on earnings unless fuel costs are determined not to be recoverable. The adjusted over/under recovery of fuel costs is recorded on the Company's Consolidated Balance Sheets as fuel-related credits or fuel-related debits, respectively. Fuel costs are reviewed during periodic fuel reconciliation proceedings, which are required at least every three years. Electric Operations filed a fuel reconciliation proceeding with the Texas Utility Commission on January 30, 1998 covering $3.5 billion of fuel costs for the three year period ending July 31, 1997. In December 1998, the Texas Utility Commission issued a final order that allowed Electric Operations to recover eligible fuel costs for the three-year period ending July 31, 1997, with some exceptions. Under the order, the Company reclassified $40 million in costs associated with certain fuel-related capital improvement projects from eligible fuel expense to invested capital. The order also required an additional reduction of $12 million in eligible fuel expense relating to the three-year period ending July 31, 1997.

  In April 1998, Electric Operations filed a petition to revise the fixed fuel factor and implement a surcharge for under-collected fuel costs. The Texas Utility Commission approved implementation of the revised overall fixed fuel factor and a temporary fuel surcharge in the amount of $125 million (inclusive of the previously existing fuel surcharge balance) to be collected over a 12 to 18 month period. The approved fuel factor and surcharge were implemented for customer billings beginning July 1, 1998. As of December 31, 1998 and 1997, Electric Operations' cumulative under-recovery of fuel costs was $45 million and $172 million including interest, respectively.

  1997 Compared to 1996. Electric Operations' 3% increase in base revenue in 1997 compared to 1996 was primarily the result of newly recorded transmission revenues. Electric Operations' transmission revenues (which are considered miscellaneous revenues) in 1997 were $86 million but were offset by transmission expenses of $88 million. For information regarding these transmission revenues, see "-- Certain Factors Affecting Future Earnings of the Company and its Subsidiaries -- Competition and Restructuring of Electric Utility Industry" below. Electric Operations' 10% increase in reconcilable fuel revenue in 1997 resulted primarily from increased natural gas prices in that year.

  In 1997, Electric Operations implemented (i) a $70 million temporary fuel surcharge (inclusive of interest) effective for the first six months of 1997 and
(ii) a $62 million temporary fuel surcharge (inclusive of interest) effective for the last six months of 1997. In December 1997, the Texas Utility Commission approved the implementation of a $102 million (inclusive of interest) temporary fuel surcharge which was implemented by Electric Operations on January 1, 1998 with recovery extending from 8 months to 16 months depending on the customer class. Electric Operations requested the surcharge in order to recover its under-recovery of fuel expenses for the period March 1997 through August 1997. This under-recovery was included in the surcharge that began July 1, 1998.

FUEL AND PURCHASED POWER EXPENSE -- ELECTRIC OPERATIONS

  Fuel costs constitute the single largest expense for Electric Operations. The mix of fuel sources for generation of electricity is determined primarily by system load and the unit cost of fuel consumed. The average cost of fuel used by Electric Operations in 1998 was $1.70 per million British Thermal Units (MMBtu) ($2.18 for natural gas, $1.78 for coal, $1.19 for lignite, and $.48 for nuclear). In 1997, the average cost of fuel was $1.87 per MMBtu ($2.60 for natural gas, $2.02 for coal, $1.08 for lignite, and $0.54 for nuclear). Fuel costs are reconciled to fuel revenues resulting in no effect on earnings unless fuel costs are determined not to be recoverable.

  1998 Compared to 1997. Fuel expenses in 1998 decreased by $27 million or 2% below 1997 expenses. The decrease was driven by a significant decrease in the average unit cost of natural gas, which declined from $2.60 per MMBtu in 1997 to $2.18 per MMBtu in 1998. Purchased power expenses increased in 1998 by $5 million or 1% over 1997 expenses. This increase was a result of additional purchases through the Electric Reliability Council of Texas (ERCOT) of $18 million offset by a reduction in purchases from cogenerators of $13 million. Additionally, 1998 fuel expense includes a $12 million charge to non-recoverable fuel in accordance with the Fuel Reconciliation Proceeding discussed above.

  1997 Compared to 1996. Fuel expenses in 1997 increased by $66 million or 6% over 1996 expenses. The increase was driven by significant increases in the average unit cost of natural gas, which rose to $2.60 per MMBtu in 1997 from $2.31 per MMBtu in 1996. Purchased power expenses increased in 1997 by $63 million or 20% over 1996 expenses. This change was driven primarily due to higher prices paid to qualifying facilities for purchased electric energy principally as a result of increases in natural gas prices, energy purchased under Electric Operations' joint dispatching agreement with the city of San Antonio (see Note 12(c) to the Company's Consolidated Financial Statements) and Electric Operations' participation in the newly deregulated Texas wholesale energy market in order to buy and sell energy to provide lower costs to its customers.


OPERATION AND MAINTENANCE EXPENSES, DEPRECIATION, AMORTIZATION AND OTHER -- ELECTRIC OPERATIONS

  In order to reduce Electric Operations' exposure to potentially stranded costs related to generating assets, the Transition Plan permits the redirection of depreciation expense to generation assets from transmission, distribution and general plant assets. In addition, the Transition Plan provides that all earnings above a 9.844% overall annual rate of return on invested capital be used to recover Electric Operations' investment in generation assets. As a result, Electric Operations recorded $194 million in additional depreciation and redirected $195 million in existing depreciation expense to generation assets in 1998.

  1998 Compared to 1997. Operation, maintenance and other operating expenses increased $20 million in 1998, including $9 million due to transmission tariffs within ERCOT. These transmission expenses were largely offset by $7 million in transmission tariff revenue. Franchise fees paid to cities increased $11 million due to increased sales in 1998.

  In 1998, the Company recorded additional depreciation expense for Electric Operations of $194 million, which is $144 million more than recorded during the same period last year, as provided by the Transition Plan. The comparative increase was less than it otherwise would have been because amortization of the investment in lignite reserves associated with a canceled generation project was $62 million lower in 1998 than in 1997. In 1996, Electric Operations began amortizing its $153 million investment in these lignite reserves. The lignite reserves will be fully amortized no later than 2002.

  1997 Compared to 1996. Operations and maintenance expense increased $76 million in 1997. The increase included $88 million due to transmission tariff expenses within ERCOT, offset by $86 million of transmission tariff revenue.

  In 1997, Electric Operations incurred $17 million in work force severance expenses compared to $30 million of such expenses in 1996.

  Depreciation and amortization expense increased $23 million in 1997 compared to 1996. The increase is due to the additional amortization of $16 million of Electric Operations' investment in lignite reserves. In 1997 and 1996, Electric Operations wrote down its investment in the South Texas Project by $50 million in addition to ordinary depreciation associated with the South Texas Project. The additional amortization of the lignite reserves and the depreciation of the South Texas Project were permitted under Electric Operations' rate order in Docket 12065. For additional information regarding these amortizations, see
Note 1(f) to the Company's Consolidated Financial Statements.

NATURAL GAS DISTRIBUTION

  Natural Gas Distribution operations are conducted through three unincorporated divisions of Resources (Reliant Energy Arkla, Reliant Energy Entex and Reliant Energy Minnegasco) and are included in the Company's actual consolidated results of operations beginning on the Acquisition Date. These operations consist of natural gas sales to, and natural gas transportation for, residential, commercial and industrial customers in six states: Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas.

  The following tables provide summary data regarding the actual results of operations of Natural Gas Distribution for 1998 and unaudited pro forma financial results of operations for 1997 and 1996.


                                                                          ACTUAL              PRO FORMA
                                                                        YEAR ENDED            YEAR ENDED
                                                                       DECEMBER 31,           DECEMBER 31,         PERCENT
                                                                           1998                   1997              CHANGE
                                                                       -------------        --------------       ------------
Operating Revenues:
 Base Revenues....................................................            $  779                $  814           (4%)
 Recovered Gas Revenues...........................................             1,034                 1,388          (26%)
                                                                          ----------            ----------
  Total Operating Revenues........................................             1,813                 2,202          (18%)
                                                                          ----------            ----------
Operating Expenses:
 Natural Gas......................................................             1,085                 1,440          (25%)
 Operation and Maintenance........................................               368                   384           (4%)
 Depreciation and Amortization....................................               130                   124            5%
 Other Operating Expenses.........................................                92                   102          (10%)
                                                                          ----------            ----------
  Total Operating Expenses........................................             1,675                 2,050          (18%)
                                                                          ----------            ----------
Operating Income..................................................            $  138                $  152           (9%)
                                                                          ==========            ==========
Throughput Data (in billion cubic feet (BCF)):
 Residential and Commercial Sales.................................               286                   326          (12%)
 Industrial Sales.................................................                56                    59           (5%)
 Transportation...................................................                44                    42            5%
                                                                          ----------            ----------
  Total Throughput................................................               386                   427          (10%)
                                                                          ==========            ==========


                                                                           PRO FORMA YEAR ENDED
                                                                               DECEMBER 31,
                                                                       -------------------------------      PERCENT
                                                                           1997                1996          CHANGE
                                                                       -----------          ----------     ---------
Operating Revenues:
 Base Revenues....................................................          $  814              $  764          7%
 Recovered Gas Revenues...........................................           1,388               1,349          3%
                                                                       -----------           ---------
  Total Operating Revenues........................................           2,202               2,113          4%
                                                                       -----------           ---------
Operating Expenses:
 Natural Gas......................................................           1,440               1,348          7%
 Operation and Maintenance........................................             384                 381          1%
 Depreciation and Amortization....................................             124                 121          2%
 Other Operating Expenses(1)......................................             102                 103         (1%)
                                                                       -----------           ---------
  Total Operating Expenses........................................           2,050               1,953          5%
                                                                       -----------           ---------
Operating Income..................................................          $  152              $  160         (5%)
                                                                       ===========           =========
Throughput Data (in BCF):
 Residential and Commercial Sales.................................             326                 333         (2%)
 Industrial Sales.................................................              59                  58          2%
 Transportation...................................................              42                  42         --
                                                                       -----------           ---------
  Total Throughput................................................             427                 433         (1%)
                                                                       ===========           =========

__________
(1) Before a $6 million one-time charge incurred in 1996 for early retirement and severance costs.

  1998 (Actual) Compared to 1997 (Pro Forma). Operating income was $138 million in 1998 compared to pro forma operating income of $152 million in 1997. The $14 million decrease reflects the lower demand for natural gas heating that resulted from milder weather in 1998. The negative impact of weather was partially offset by (i) the favorable impact of purchased gas adjustments during this period on Reliant Energy Arkla's operating income, (ii) lower operating expenses and (iii) increased revenue resulting from Reliant Energy Minnegasco's performance based rate plan.

  The $389 million decrease in 1998 actual operating revenues compared to 1997 pro forma operating revenues is primarily attributable to a decrease in the price of purchased gas and decreased sales volume primarily due to milder weather in 1998.

  1997 Compared to 1996 (Pro Forma). Pro forma operating income was $152 million in 1997 compared to $160 million (before a one-time charge of $6 million for early retirement and severance) in 1996. The decrease of approximately $8 million in 1997 pro forma operating income is principally due to decreased Reliant Energy Minnegasco customer usage because of warmer weather and customer conservation, decreased Reliant Energy Arkla customer usage because of warmer weather (primarily in the first quarter of 1997) and the unfavorable impact in 1997 of a purchased gas adjustment mechanism on Reliant Energy Arkla. Partially offsetting the decrease was an increase in Reliant Energy Minnegasco's performance based rate incentive recoveries and customer growth and increased revenues from Reliant Energy Entex due to rate relief granted in 1996 and fully reflected in 1997.

  The increase of approximately $89 million in pro forma Natural Gas Distribution operating revenue for the year ended December 31, 1997 in comparison to the corresponding period of 1996 is principally due to the increase in the market price of gas.

  The $92 million increase in purchased gas costs in 1997 compared to 1996 primarily reflects the increase in Natural Gas Distribution's average cost of gas in 1997 (consistent with the overall increase in the market price of gas during such period) along with the purchased gas adjustment referenced above.

INTERSTATE PIPELINES

  Interstate Pipelines' operations are conducted through Reliant Energy Gas Transmission Company (REGT) and Mississippi River Transmission Corporation
(MRT), two wholly owned subsidiaries of Resources.

  The following table provides summary data regarding the actual results of operations of Interstate Pipelines for 1998 and pro forma results of operations for 1997 and 1996.




                                                                       ACTUAL              PRO FORMA
                                                                     YEAR ENDED            YEAR ENDED
                                                                    DECEMBER 31,          DECEMBER 31,             PERCENT
                                                                        1998                  1997                  CHANGE
                                                                  ----------------     ----------------        ---------------
Operating Revenues................................................           $ 282                $ 295                   (4%)
Operating Expenses:
 Natural Gas......................................................              27                   45                  (40%)
 Operation and Maintenance........................................              69                   88                  (22%)
 Depreciation and Amortization....................................              44                   48                   (8%)
 Other Operating Expenses.........................................              14                   15                   (7%)
                                                                      ------------         ------------
  Total Operating Expenses........................................             154                  196                  (21%)
                                                                      ------------         ------------
Operating Income..................................................           $ 128                $  99                   29%
                                                                      ============         ============

Throughput Data (in MMBtu):
Natural Gas Sales.................................................              16                   18                  (11%)
Transportation....................................................             825                  911                   (9%)
 Elimination(1)...................................................             (15)                 (17)                  12%
                                                                      ------------          -----------
Total Throughput..................................................             826                  912                   (9%)
                                                                      ============          ===========




                                                                            PRO FORMA YEAR ENDED
                                                                                DECEMBER 31,
                                                                  -------------------------------------            PERCENT
                                                                          1997                 1996                CHANGE
                                                                  ----------------     ----------------        ---------------
Operating Revenues................................................           $ 295                $ 347              (15%)
Operating Expenses:
 Natural Gas......................................................              45                   76              (41%)
 Operation and Maintenance........................................              88                   82                7%
 Depreciation and Amortization....................................              48                   50               (4%)
 Other Operating Expenses(1)......................................              15                   31              (52%)
                                                                      ------------         ------------
  Total Operating Expenses........................................             196                  239              (18%)
                                                                      ------------         ------------
Operating Income..................................................           $  99                $ 108               (8%)
                                                                      ============         ============
Throughput Data (in MMBtu):
Natural Gas Sales.................................................              18                   33              (45%)
Transportation....................................................             911                  952               (4%)
  Elimination(1)..................................................             (17)                 (31)              45%
                                                                      ------------         ------------
Total Throughput..................................................             912                  954               (4%)
                                                                      ============         ============

________
(1)  Elimination of volumes both transported and sold.

  1998 (Actual) Compared to 1997 (Pro Forma). Interstate Pipelines' operating income for 1998 was $128 million compared to $99 million for 1997 on a pro forma basis. The increase in operating income for 1998 is primarily due to $11 million of pre-tax, non-recurring items recorded in 1998 for favorable litigation and rate case settlements. The increase in operating income also reflects improved operating margins and reductions in operating expenses. The increase in operating income for 1998 was partially offset by $7 million of non-recurring transportation revenues recorded in the first quarter of 1997, as discussed below.

  Operating revenues for Interstate Pipelines decreased by $13 million in 1998 compared to pro forma 1997 revenues. The decrease in revenues is due in part to $7 million of non-recurring transportation revenues recognized in the first quarter of 1997. These revenues were recognized following a settlement with Reliant Energy Arkla related to transportation service. The settlement with Reliant Energy Arkla resulted in reduced transportation rates which also reduced revenues for 1998. Lower spot prices in the fourth quarter of 1998 and reduced sales volumes also contributed to the reduction in operating revenues. These decreases were partially offset by the settlement of outstanding gas purchase contract litigation, which resulted in the recognition of approximately $6 million of revenues in the second quarter of 1998. The 4% decline in total throughput reflected the impact of unseasonably warm winter weather.

  Interstate Pipelines' 1998 operating expense declined $42 million in comparison to 1997 pro forma operating expense. Contributing to the decrease were the MRT rate settlement in the first quarter of 1998, which provided for a retroactive reduction of MRT's depreciation rates, the impact of continued cost control initiatives and reduced pension and benefit expenses.

  Natural gas expense decreased $18 million in 1998 compared to pro forma natural gas expense in 1997 primarily due to lower gas sales volumes and lower prices for purchased gas.

  Operation and maintenance expense decreased $19 million in 1998 in comparison to pro forma operation and maintenance expense for 1997. The decrease was primarily due to the impact of cost control initiatives and decreased maintenance due to milder weather in the first quarter of 1998.

  Depreciation expense decreased $4 million in 1998, compared to pro forma depreciation expense in 1997 primarily due to a rate settlement recorded in the first quarter of 1998. The rate settlement, effective January 1998, provided for a $5 million reduction of MRT's depreciation rates retroactive to July 1996.

  During 1998, Interstate Pipelines' largest unaffiliated customer was a natural gas utility that serves the greater St. Louis metropolitan area. Revenues from this customer are generated pursuant to several long-term firm transportation and storage contracts that currently are scheduled to expire at various dates between October 1999 and May 2000. Interstate Pipeline is currently negotiating with the natural gas utility to renew these agreements. If such contracts are not renewed, the results of operations of Interstate Pipelines will be adversely affected.

  1997 Compared to 1996 (Pro Forma).    Pro forma operating income was $99
million in 1997 compared to $108 million (before a one-time charge of $17 million for early retirement and severance) in 1996. This decrease of approximately $9 million in Interstate Pipelines' pro forma operating income between 1997 and 1996 results primarily from three factors: (i) a 6% decrease in transportation revenues, (ii) a 43% decrease in natural gas sales revenue (as described below) and (iii) lower demand for natural gas transportation as a result of lower natural gas consumption (primarily weather-related) in the eastern markets served by the segment. These factors were offset partially by an approximately 18% decline in operating expenses primarily due to decreases in gas purchased.

  Pro forma operating revenues for Interstate Pipelines decreased by $52 million (15%) for the year ended December 31, 1997 in comparison to the corresponding period of 1996. The decrease in revenues primarily reflects a decline in natural gas sales revenue resulting from the expiration in 1996 of an unbundled natural gas sales contract between Interstate Pipelines and Reliant Energy Arkla. Natural gas sales to Natural Gas Distribution were $60 million in 1996 and none in 1997.

  The decline in transportation revenues is largely attributable to price differentials between the average spot price for Mid-continent natural gas (Interstate Pipelines' primary supply area) and Gulf Coast natural gas in 1997.

  The $31 million decrease in gas purchased costs in 1997 compared to 1996 is largely attributable to the expiration of long-term supply contracts entered into prior to unbundling, as discussed above. Other operating expenses decreased in 1997 compared to 1996 primarily due to the elimination of non-recurring costs combined with cost reductions related to the 1996 early retirement and severance program and reductions in costs allocated from Resources.

WHOLESALE ENERGY

  Wholesale Energy includes the acquisition, development and operation of, and sales of capacity and energy from, non-utility power generation facilities; the operations of the Company's wholesale energy trading and marketing business; and natural gas gathering activities.

  Reliant Energy Power Generation, Inc. (Power Generation) was formed in March 1997 to pursue the acquisition of electric generation assets as well as the development of new non-rate regulated power generation facilities. Since March 1997, the Company has invested approximately $348 million in Power Generation acquisitions and development projects. Power Generation currently has entered into commitments associated with various generation projects amounting to $252 million. The Company expects that Power Generation will actively pursue the acquisition of additional generation assets and the development of additional new non-rate regulated generation projects. Depending on the timing and success of Power Generation's future efforts, the company believes that resulting expenditures could be substantial. During 1997, Power Generations' results were included in the Corporate segment. Segment information for 1997 for Wholesale Energy has been revised to reflect the inclusion of Power Generation, and the exclusion of Reliant Energy Retail, Inc., which is now reported as part of the Corporate segment.

  To minimize the Company's risks associated with fluctuations in the price of natural gas and transportation, the Company, primarily through Reliant Energy Services, Inc. (Reliant Energy Services), a wholly owned subsidiary of Resources, enters into futures transactions, swaps and options in order to hedge against market price changes affecting (i) certain commitments to buy, sell and transport natural gas, (ii) existing natural gas storage and heating oil inventory, (iii) future power sales by and natural gas purchase by generation facilities, (iv) crude oil and refined products and (v) certain anticipated transactions, some of which carry off-balance sheet risk. Reliant Energy Services also enters into commodity derivatives in its trading and price risk management activities. For a discussion of the Company's accounting treatment of derivative instruments, see Note 2 to the Company's Consolidated Financial Statements and "Quantitative and Qualitative Disclosures About Market Risk."

  The Company believes that Reliant Energy Services' energy trading, marketing, and risk management activities complement Power Generation's strategy of developing and/or acquiring unregulated generation assets in key markets. Reliant Energy Services supplies fuel to Power Generation's existing generation assets and sells electricity produced by these assets. As a result, the Company has made, and expects to continue to make, significant investments in developing Reliant Energy Services' internal software, trading and personnel resources.

  The following table provides summary data regarding the actual results of operations of Wholesale Energy for 1998 and pro forma results of operations of Wholesale Energy for 1997 and 1996.


                                                                        ACTUAL             PRO FORMA
                                                                      YEAR ENDED           YEAR ENDED
                                                                     DECEMBER 31,         DECEMBER 31,           PERCENT
                                                                         1998                 1997               CHANGE
                                                                    --------------        -------------       -------------
Operating Revenues................................................         $ 4,456             $ 3,042              46%
Operating Expenses:
 Natural Gas......................................................           2,367               2,618             (10%)
 Purchased Power..................................................           1,829                 313             484%
 Operation and Maintenance........................................             178                 117              52%
 Depreciation and Amortization....................................              18                   7             157%
 Other Operating Expenses.........................................               5                   2             150%
                                                                      ------------        ------------
    Total Operating Expenses......................................           4,397               3,057              44%
                                                                      ------------        ------------
Operating Income..................................................         $    59             $   (15)             --
                                                                      ============        ============

Operations Data:
 Natural Gas (in BCF):
  Sales...........................................................           1,168                 958              22%
  Gathering.......................................................             237                 242              (2%)
                                                                      ------------        ------------
    Total.........................................................           1,405               1,200              17%
                                                                      ============        ============

 Electricity (in thousand MWH):
  Wholesale Power Sales...........................................          65,228              24,997             161%
                                                                      ============        ============



                                                                            PRO FORMA YEAR ENDED
                                                                                DECEMBER 31,
                                                                  -------------------------------------           PERCENT
                                                                          1997                1996                CHANGE
                                                                  ----------------     ----------------       -------------
Operating Revenues................................................         $ 3,042               $2,146             42%
Operating Expenses:
 Natural Gas......................................................           2,618                1,967             33%
 Purchased Power..................................................             313                   63            397%
 Operation and Maintenance........................................             117                   87             34%
 Depreciation and Amortization....................................               7                    6             17%
 Other Operating Expenses.........................................               2                    1            100%
                                                                      ------------         ------------
    Total Operating Expenses......................................           3,057                2,124             44%
                                                                      ------------         ------------
Operating Income (loss)...........................................         $   (15)              $   22           (168%)
                                                                      ============         ============
Operations Data:
 Natural Gas (in BCF):
  Sales...........................................................             958                  877              9%
  Gathering.......................................................             242                  231              5%
                                                                      ------------         ------------
    Total.........................................................           1,200                1,108              8%
                                                                      ============         ============
 Electricity (in thousand MWH):
  Wholesale Power Sales...........................................          24,997                2,776            800%
                                                                      ============         ============

  1998 (Actual) Compared to 1997 (Pro Forma). Wholesale Energy reported operating income of $59 million compared to a pro forma loss of $15 million in 1997. This increase was primarily due to operating results from Power Generation's investment in non-regulated generating assets and related trading and marketing activities. Capitalization of previously expensed development costs related to successful project starts in Nevada, California and Texas also contributed to the increase. These improved results were partially offset by increased operating expenses at Reliant Energy Services, as discussed below. In 1997, operating income was negatively affected by hedging losses at Reliant Energy Services associated with sales under peaking contracts and losses from the sale of natural gas held in storage and unhedged in the first quarter of 1997 totaling $17 million.

  Operating revenues for Wholesale Energy increased $1.4 billion (46%) in comparison to pro forma 1997 operating revenues due almost entirely to an increase in wholesale power sales by Power Generation and Reliant Energy Services. The benefit of the increase in natural gas sales volume was primarily offset by lower gas sales prices.

  Operating expense increased $1.3 billion compared to pro forma operating expense for 1997 primarily due to $1.5 billion in increased power costs related to energy trading and marketing activities. Natural gas expenses decreased $251 million (10%) compared to pro forma 1997 due to the reduction in the price of natural gas in 1998. Operation and maintenance expense increased $61 million (52%) in 1998 primarily due to power plant acquisitions in California and costs associated with staffing increases at Reliant Energy Services to support increased sales and marketing efforts and an increase in a credit reserve due to increased counterparty credit and performance risk associated with higher prices and higher volatility in the electric power market recorded in the second quarter of 1998.

  1997 Compared to 1996 (Pro Forma).    The pro forma operating loss for 1997
was $15 million compared to operating income of $22 million in 1996. This decrease of approximately $37 million (168%) was primarily attributed to: (i) hedging losses associated with anticipated first quarter 1997 sales under peaking contracts and (ii) losses from the sale of natural gas held in storage and unhedged in the first quarter of 1997 totaling $17 million. In addition, operating expenses increased $11 million largely due to increased staffing and marketing activities made in support of the increased sales and expanded marketing efforts. Partially offsetting these unfavorable impacts were increased margins from natural gas gathering activities.

  Pro forma operating revenues for Wholesale Energy increased by $896 million (42%) for 1997 in comparison to 1996 due to increased natural gas and electricity trading volumes. Increased volumes in 1997 had minimal effect on operating income due to low operating margins in both periods.

  Natural gas and purchased power expense increased $901 million (44%) in 1997 compared to 1996 primarily due to increased gas and electricity marketing activities net of hedging losses and losses from the sale of natural gas, as discussed above.

INTERNATIONAL

  International includes the results of operations of Reliant Energy International, Inc. (Reliant Energy International) and the international operations of Resources (Resources International). Reliant Energy International is a wholly owned subsidiary of the Company that participates in the development and acquisition of foreign independent power projects and the privatization of foreign generation and distribution facilities. Substantially all of Reliant Energy International's operations to date have been in Central and South America.

  International intends to evaluate and consider a wide array of potential business strategies, including possible acquisitions, restructurings, reorganizations and/or dispositions of currently owned properties or investments. The Company believes pursuit of any of the above strategies, or any combination thereof could have a significant impact on the business, operations and financial condition of International or the Company.

  For information regarding foreign currency matters, including the impact of the devaluation of the Brazilian real in the first quarter of 1999, see Note 16 to the Company's Consolidated Financial Statements and "-- Certain Factors Affecting Future Earnings of the Company and its Subsidiaries -- Risks of International Operations" and "Quantitative and Qualitative Disclosures about Market Risk." For additional information about the accounting treatment of certain of International's foreign investments, see Note 5 to the Company's Consolidated Financial Statements.

  Results of operations data for International are presented in the following table on an actual basis for 1998 and on a pro forma basis as if the acquisition of Resources had occurred as of January 1, 1997 and 1996, as applicable. The primary pro forma adjustment made to this segment in connection with the acquisition is to give effect to the development costs and other expenditures incurred by Resources International prior to the Acquisition Date. The adjustment had no effect on operating revenues.



                                                                                           PRO FORMA
                                         ACTUAL        PRO FORMA                           YEAR ENDED
                                      YEAR ENDED      YEAR ENDED      PERCENT      -------------------------       PERCENT
                                         1998            1997          CHANGE           1997         1996           CHANGE
                                      ----------     ------------   -----------    -----------    ----------     -----------
Operating Revenues...............          $ 259            $  92        182%            $  92         $  62          48%
Operating Expenses:
  Fuel...........................             20               21         (5%)              21            19          11%
  Operation and Maintenance......             53               50          6%               50            42          19%
  Depreciation and amortization..              4                4                            4             2         100%
                                      ----------     ------------                  -----------    ----------
          Total Operating
           Expenses..............             77               75          3%               75            63          19%
                                      ----------     ------------                  -----------    ----------
Operating Income (Loss)..........          $ 182            $  17                        $  17         $  (1)
                                      ==========     ============                  ===========    ==========

  1998 (Actual) Compared to 1997 (Pro Forma). International had operating income of $182 million compared to pro forma operating income of $17 million in 1997. The increase in operating income is primarily due to a $138 million pretax gain on the sale of Reliant Energy International's 63% interest in an Argentine electric distribution company. Equity earnings from Reliant Energy International's 1998 acquisitions of equity interests in utility systems in El Salvador and Colombia also contributed to the increase in operating income.

  1997 Compared to 1996 (Pro Forma). Pro forma operating income for 1997 was $17 million compared to an operating loss of $1 million for 1996. 1996 includes an $8 million pre-tax non-recurring charge related to the write-off of a portion of Reliant Energy International's investment in two tire-to-energy plants. Excluding non-recurring charges, International would have had operating income in 1996 of $7 million. The remaining increase in 1997 operating income is due to increased equity earnings of $32 million partially offset by higher operation expenses resulting from increased corporate and project development costs. Equity earnings increased primarily due to investments in Brazil and Colombia. Light Servicos de Eletricidade S.A. (Light) reported enhanced results and a full year of operations in 1997 compared to only seven months in 1996. Reliant Energy International's June 1997 investment in a 28.35% indirect interest in Empresa de Energia del Pacifico S.A.E.S.P (EPSA), a Colombian electric utility also contributed to the increase in equity income.

CORPORATE

  Corporate. Corporate includes the operations of certain non-rate regulated retail services businesses, certain real estate holdings of the Company, unallocated corporate costs and inter-unit eliminations.

  Corporate had an operating loss of $44 million for 1998 compared to a pro forma operating loss of $32 million for 1997. The increased loss was primarily due to expensed development costs, increased expenses associated with information system costs and increased liabilities associated with certain compensation plans.

  In 1997, Corporate's pro forma operating loss was $32 million compared to a pro forma operating loss of $19 million in 1996. The increase in pro forma operating loss was primarily due to losses from the Company's non-regulated utility service businesses, consumer services and non-regulated retail electric services businesses.

                   CERTAIN FACTORS AFFECTING FUTURE EARNINGS
                      OF THE COMPANY AND ITS SUBSIDIARIES

  Earnings for the past three years are not necessarily indicative of future earnings and results. The level of future earnings depends on numerous factors including (i) the future growth in the Company's and its subsidiaries' energy sales; (ii) weather; (iii) the success of the Company's and its subsidiaries' entry into non-rate regulated businesses such as energy marketing and international and domestic power projects; (iv) the Company's and its subsidiaries' ability to respond to rapid changes in a competitive environment and in the legislative and regulatory framework under which they have traditionally operated; (v) rates of economic growth in the Company's and its subsidiaries' service areas; (vi) the ability of the Company and its subsidiaries to control costs and to maintain pricing structures that are both attractive to customers and profitable; (vii) the outcome of future rate proceedings; (viii) the effect that foreign exchange rate changes may have on the Company's investments in international operations; and (ix) future legislative initiatives.

  In order to adapt to the increasingly competitive environment in which the Company operates, the Company continues to evaluate a wide array of potential business strategies, including business combinations or acquisitions involving other utility or non-utility businesses or properties, internal restructuring, reorganizations or dispositions of currently owned properties or currently operating business units and new products, services and customer strategies. In addition, the Company continues to engage in new business ventures, such as electric power trading and marketing, which arise from competitive and regulatory changes in the utility industry.

COMPETITION AND RESTRUCTURING OF THE ELECTRIC UTILITY INDUSTRY

  The electric utility industry is becoming increasingly competitive due to changing government regulations, technological developments and the availability of alternative energy sources.

  Long-Term Trends in Electric Utility Industry. The electric utility industry historically has been composed of vertically integrated companies providing electric service on an exclusive basis within governmentally-defined geographic areas. Prices for electric service have typically been set by governmental authorities under principles designed to provide the utility with an opportunity to recover its cost of providing electric service plus a reasonable return on its invested capital. Federal legislation and regulation as well as legislative and regulatory initiatives in various states have encouraged competition among electric utility and non-utility owned power generators. These developments, combined with increased demand for lower-priced electricity and technological advances in electric generation, have continued to move the electric utility industry in the direction of more competition.

  Based on a strategic review of the Company's business and of ongoing developments in the electric utility and related industries regarding competition, regulation and consolidation, the Company's management believes that the electric utility industry will continue its path toward competition, albeit on a state-by-state basis. The Company's management also believes the business of electricity and natural gas are converging and consolidating and these trends will alter the structure and business practices of companies serving these markets in the future.

  Competition in Wholesale Market. The Federal Energy Policy Act of 1992, the Public Utility Regulatory Act of 1995 (now the Texas Utilities Code) and regulations promulgated by the Federal Energy Regulatory Commission (FERC) contain provisions intended to facilitate the development of a wholesale energy market. Although Reliant Energy HL&P's wholesale sales traditionally have accounted for less than 1% of its total revenues, the expansion of competition in the wholesale electric market is significant in that it has increased the range of non-utility competitors, such as exempt wholesale generators (EWGs) and power marketers, in the Texas electric market as well as resulted in fundamental changes in the operation of the state transmission grid.

  In February 1996, the Texas Utility Commission adopted rules granting third-party users of transmission systems open access to such systems at rates, terms and conditions comparable to those available to utilities owning such transmission assets. Under the Texas Utility Commission order implementing the rule, Reliant Energy HL&P was required to separate, on an operational basis, its wholesale power marketing operations from the operations of the transmission grid and, for purposes of transmission pricing, to disclose each of its separate costs of generation, transmission and distribution.

  Within ERCOT, an independent system operator (ISO) manages the state's electric grid, ensuring system reliability and providing non-discriminatory transmission access to all power producers and traders. The ERCOT ISO, the first in the nation, is a key component for implementing the Texas Utility Commission's overall strategy to create a competitive wholesale market. ERCOT formed an ad hoc committee in early 1998 to investigate the potential impacts of a competitive retail market on the ISO. The ERCOT committee report was released in December 1998 and concluded that the ISO's role and function would necessarily expand in a competitive retail environment, but the changes required of the ISO to support retail choice should not impede introduction of retail choice.

  Competition in Retail Market. The Company estimates that, since 1978, cogeneration projects representing approximately one-third of current total peak generating capability have been built in the Houston area and that, as a result, Reliant Energy HL&P has seen a reduction of approximately 2,500 MW in customer load to self-generation. Reliant Energy HL&P has utilized flexible pricing to respond to situations where large industrial customers have an alternative to buying power from it, primarily by constructing their own generating facilities. Under a tariff option approved by the Texas Utility Commission in 1995, Reliant Energy HL&P was permitted to implement contracts based upon flexible pricing for up to 700 MW. Currently, this rate is fully subscribed.

  Texas law currently does not permit retail sales by unregulated entities such as cogenerators. The Company anticipates that cogenerators and other interests will continue to exert pressure to obtain access to the electric transmission and distribution systems of regulated utilities for the purpose of making retail sales to customers of regulated utilities.

  Legislative Proposals. A number of proposals to restructure the electric utility industry have been introduced in the 1999 session of the Texas legislature. If adopted, legislation may permit and encourage alternative suppliers to compete to serve Reliant Energy HL&P's current rate-regulated retail customers. The various legislative proposals include provisions governing recovery of stranded costs and permitting securitization of those costs; freezing rates until 2002; requiring firm sales of energy to competing retail electric providers; requiring disaggregation of generation, transmission and distribution, and retail sales into separate companies; and limiting the ability of existing utilities' affiliates competing for retail electric customers on the basis of price until they have lost a substantial percentage of their residential and small commercial load to alternative retail providers. In addition to the Texas legislative proposals, a number of federal legislative proposals to promote retail electric competition or restructure the U.S. electric utility industry have been introduced during the current congressional session.

  At this time, the Company is unable to make any prediction as to whether any legislation to restructure electric operations or provide retail competition will be enacted or as to the content or impact on the Company of any legislation which may be enacted. However, because the proposed legislation is intended to fundamentally restructure electric utility operations, it is likely that enacted legislation would have a material impact on the Company.

  Stranded Costs. As the U.S. electric utility industry continues its transition to a more competitive environment, a substantial amount of fixed costs previously approved for recovery under traditional utility regulatory practices (including regulatory assets and liabilities) may become "stranded," i.e., unrecoverable at competitive market prices. The issue of stranded costs could be particularly significant with respect to fixed costs incurred in connection with the past construction of generation plants, such as nuclear power plants, which, because of their high fixed costs, would not command the same price for their output as they have in a regulated environment.

  In January 1997, the Texas Utility Commission delivered a report to the Texas legislature on stranded investments in the electric utility industry in Texas (referred to by the Texas Utility Commission as "Excess Cost Over Market")
(ECOM). In April 1998, the Texas Utility Commission submitted to the Texas Senate Interim Committee on Electric Utility Restructuring an updated study of ECOM estimates. Assuming that retail competition is adopted at the beginning of 2002, the updated study estimated that the total amount of stranded costs for all Texas electric utilities could be $4.5 billion. If instead, retail competition is adopted one year later, the study estimates statewide ECOM to be $3.3 billion. Estimates of ECOM vary widely and there is inherent uncertainty in calculating these costs.

  Transition Plan. In June 1998, the Texas Utility Commission approved the Transition Plan filed by Reliant Energy HL&P in December 1997. The Transition Plan included base rate credits to residential and certain commercial customers in 1998 and 1999, an overall rate of return cap formula for 1998 and 1999 and approval of accounting procedures designed to accelerate recovery of stranded costs which may arise under restructuring legislation. The Transition Plan permits the redirection of depreciation expense to generation assets that Electric Operations otherwise would apply to transmission, distribution and general plant assets. In addition, the Transition Plan provides that all earnings above a 9.844% overall annual rate of return on invested capital be used to recover Electric Operations' investment in generation assets. In 1998, Reliant Energy HL&P recorded an additional $194 million in depreciation under the Transition Plan. Certain parties have appealed the order approving the Transition Plan. For additional information, see Notes 1(f) and 3(b) to the Company's Consolidated Financial Statements.

COMPETITION  -- OTHER OPERATIONS

  Natural Gas Distribution competes primarily with alternate energy sources such as electricity and other fuel sources as well as with providers of energy conservation products. In addition, as a result of federal regulatory changes affecting interstate pipelines, it has become possible for other natural gas suppliers and distributors to bypass Natural Gas Distribution's facilities and market, sell and/or transport natural gas directly to small commercial and/or large volume customers.

  The Interstate Pipeline segment competes with other interstate and intrastate pipelines in the transportation and storage of natural gas. The principal elements of competition among pipelines are rates, terms of service, and flexibility and reliability of service. Interstate Pipeline competes indirectly with other forms of energy available to its customers, including electricity, coal and fuel oils. The primary competitive factor is price. Changes in the availability of energy and pipeline capacity, the level of business activity, conservation and governmental regulations, the capability to convert to alternative fuels, and other factors, including weather, affect the demand for natural gas in areas served by Interstate Pipeline and the level of competition for transport and storage services.

  Reliant Energy Services competes for sales in its gas and power trading and marketing business with other natural gas and power merchants, producers and pipelines based on its ability to aggregate supplies at competitive prices from different sources and locations and to efficiently utilize transportation from third-party pipelines and transmission from electric utilities. Reliant Energy Services also competes against other energy marketers on the basis of its relative financial position and access to credit sources. This competitive factor reflects the tendency of energy customers, natural gas suppliers and natural gas transporters to seek financial guarantees and other assurances that their energy contracts will be satisfied. As pricing information becomes increasingly available in the energy trading and marketing business and as deregulation in the electricity markets continues to accelerate, the Company anticipates that Reliant Energy Services will experience greater competition and downward pressure on per-unit profit margins in the energy marketing industry.

  Competition for acquisition of international and domestic non-rate regulated power projects is intense. International and Power Generation compete against a number of other participants in the non-utility power generation industry, some of which have greater financial resources and have been engaged in non-utility power projects for periods longer than the Company and have accumulated greater portfolios of projects. Competitive factors relevant to the non-utility power industry include financial resources, access to non-recourse funding and regulatory factors.

FLUCTUATIONS IN COMMODITY PRICES AND DERIVATIVE INSTRUMENTS

  For information regarding the Company's exposure to risk as a result of fluctuations in commodity prices and derivative instruments, see "Quantitative and Qualitative Disclosures About Market Risk."

ACCOUNTING TREATMENT OF ACES

  The Company accounts for its investment in Time Warner Convertible Preferred Stock (TW Preferred) under the cost method. As a result of the Company's issuance of the ACES, a portion of the increase in the market value above $27.7922 per share of Time Warner common stock (the security into which the TW Preferred is convertible) (TW

Common) results in unrealized accounting losses to the Company, pending the conversion of the Company's TW Preferred into TW Common. For consistency purposes, the TW Common and related per share prices retroactively reflect a 2 for 1 stock split effective December 15, 1998.

  Prior to the conversion of the TW Preferred into TW Common, when the market price of TW Common increases above $27.7922, the Company records in Other Income (Expense) an unrealized, non-cash accounting loss for the ACES equal to the aggregate amount of such increase as applicable to all ACES multiplied by
0.8264. In accordance with generally accepted accounting principles, this accounting loss (which reflects the unrealized increase in the Company's indebtedness with respect to the ACES) may not be offset by accounting recognition of the increase in the market value of the TW Common that underlies the TW Preferred. Upon conversion of the TW Preferred (which is anticipated to occur in June 1999 when the preferential dividend on the TW Preferred expires), the Company will begin recording future unrealized net changes in the market prices of the TW Common and the ACES as a component of common stock equity and other comprehensive income.

  As of December 31, 1998, the market price of TW Common was $62.062 per share. Accordingly, the Company recognized an increase of $1.2 billion in 1998 in the unrealized liability relating to its ACES indebtedness (which resulted in an after-tax earnings reduction of $764 million or $2.69 basic earnings per share in 1998). The Company believes that the cumulative unrealized loss for the ACES of approximately $1.3 billion is more than economically offset by the approximately $1.8 billion unrecorded unrealized gain at December 31, 1998 relating to the increase in the fair value of the TW Common underlying the investment in TW Preferred since the date of its acquisition. Any gain related to the increase in fair value of TW Common would be recognized as a component of net income upon the sale of the TW Preferred or the shares of TW Common into which such TW Preferred is converted. As of March 11, 1999, the price of TW Common was $70.75 per share, which would have resulted in the Company recognizing an additional increase of $329 million in the unrealized liability represented by its indebtedness under the ACES. The related unrecorded unrealized gain as of March 11, 1999 would have been computed as an additional $398 million.

  Excluding the unrealized, non-cash accounting loss for ACES, the Company's retained earnings and total common stock equity would have been $2.3 billion and $5.2 billion, respectively.

IMPACT OF THE YEAR 2000 ISSUE AND OTHER SYSTEM IMPLEMENTATION ISSUES

  Year 2000 Problem. At midnight on December 31, 1999, unless the proper modifications have been made, the program logic in many of the world's computer systems will start to produce erroneous results because, among other things, the systems will incorrectly read the date "01/01/00" as being January 1 of the year 1900 or another incorrect date. In addition, certain systems may fail to detect that the year 2000 is a leap year. Problems can also arise earlier than January 1, 2000, as dates in the next millennium are entered into non-Year 2000 compliant programs.

  Compliance Program. In 1997, the Company initiated a corporate-wide Year 2000 project to address mainframe application systems, information technology (IT) related equipment, system software, client-developed applications, building controls and non-IT embedded systems such as process controls for energy production and delivery. Incorporated into this project were Resources' and other Company subsidiaries' mainframe applications, infrastructures, embedded systems and client-developed applications that will not be migrated into existing or planned Company or Resources systems prior to the year 2000. The evaluation of Year 2000 issues included those related to significant customers, key vendors, service suppliers and other parties material to the Company's and its subsidiaries' operations. In the course of this evaluation, the Company has sought written assurances from such third parties as to their state of Year 2000 readiness.

  State of Readiness. Work has been prioritized in accordance with business risk. The highest priority has been assigned to activities that would disrupt the physical delivery of energy (Priority 1); activities that would impact back office activities such as billing (Priority 2); activities that would cause inconvenience or productivity loss in normal business operations (e.g., air conditioning systems and elevators) (Priority 3). All business units have completed an analysis of critical systems and equipment that control the production and delivery of energy, as well as corporate, departmental and personnel systems and equipment. The remediation and replacement work on the majority of IT systems, non-IT systems and infrastructure began in the first quarter of 1998 and is expected to be completed by the second quarter of 1999. Testing of these systems began in the second quarter of 1998 and is scheduled to be completed in third quarter of 1999. The following table illustrates the Company's completion percentages for the Year 2000 activities as of February 28, 1999:

                                                               PRIORITY 1        PRIORITY 2      PRIORITY 3
                                                               ----------        ----------      ----------

Assessment.............................................             95%             86%              96%
Conversion.............................................             86%             70%              91%
Testing................................................             80%             61%              87%
Implementation.........................................             76%             54%              75%

  Costs to Address Year 2000 Compliance Issues. Based on current internal studies, as well as recently solicited bids from various computer software vendors, the Company estimates that the total direct cost of resolving the Year 2000 issue with respect to the Company and its subsidiaries will be between $35 and $40 million. This estimate includes approximately $7 million related to salaries and expenses of existing employees and approximately $3 million in hardware purchases that the Company expects to capitalize. In addition, the $35 to $40 million estimate includes approximately $2 million spent prior to 1998 and approximately $12 million during 1998. The remaining costs related to resolving the Year 2000 issue are expected to be expended in 1999. The Company expects to fund these expenditures through internal sources.

  In September 1997, the Company entered into an agreement with SAP America, Inc. (SAP) to license SAP proprietary R/3 enterprise software. The licensed software includes customer care, finance and accounting, human resources, materials management and service delivery components. The Company's purchase of this software license and related computer hardware is part of its response to changes in the electric utility and energy services industries, as well as changes in the Company's businesses and operations resulting from the acquisition of Resources and the Company's expansion into the energy trading and marketing business. Although it is anticipated that the implementation of the SAP system will have the incidental effect of negating the need to modify many of the Company's computer systems to accommodate the Year 2000 problem, the Company does not deem the costs of the SAP system as directly related to its Year 2000 compliance program. Portions of the SAP system were implemented in December 1998 and March 1999, and it is expected that the final portion of the SAP system will be fully implemented by July 2000. The estimated costs of implementing the SAP system is approximately $182 million, inclusive of internal costs. In 1998, the Company and its subsidiaries spent $108 million of such costs. In 1999, the Company and its subsidiaries expect to spend $59 million with the remaining amounts to be spent in 2000.

  The estimated Year 2000 project costs do not give effect to any future corporate acquisitions or divestitures made by the Company or its subsidiaries.

  Risks and Contingency Plans. The major systems which pose the greatest Year 2000 risks for the Company and its subsidiaries if implementation of the Year 2000 compliance program is not successful are the process control systems for energy delivery systems; the time in use, demand and recorder metering system for commercial and industrial customers; the outage analysis system; and the power billing systems. The potential problems related to these systems are temporary electric service interruptions to customers, temporary interruptions in revenue data gathering and temporary poor customer relations resulting from delayed billing. Although the Company does not believe that this scenario will occur, the Company has considerable experience responding to emergency situations, including computer failure. Existing emergency operations, disaster recovery and business continuation plans are being enhanced to ensure preparedness and to mitigate the long-term effect of such a scenario.

  The North American Electric Reliability Council (NERC) is coordinating electric utility industry contingency planning on a national level. Additional contingency planning is being done at the regional electric reliability council level. Reliant Energy HL&P filed a draft Year 2000 Contingency Plan with NERC and with the Texas Utility Commission in December 1998. The draft plan addresses restoration of electric service and related business processes, and is designed to work in conjunction with the Emergency Operating Plan and with the plans of NERC and ERCOT. A final contingency plan is scheduled to be complete by June 30, 1999. In addition, Reliant Energy HL&P will participate in industry preparedness drills, such as the two NERC drills scheduled to be held on April 9, 1999 and September 9, 1999.

  The existing business continuity disaster recovery and emergency operations plans are being reviewed and enhanced, and where necessary, additional plans will be developed to include mitigation strategies and action plans specifically addressing potential Year 2000 scenarios. The expected completion date for these plans is June 30, 1999.

  In order to assist in preparing for and mitigating the foregoing scenarios, the Company intends to complete all mission critical Year 2000 remediation and testing activity by the end of the second quarter of 1999. In addition, the Company has initiated Year 2000 communications with significant customers, key vendors, service suppliers and other parties material to the Company's operations and is diligently monitoring the progress of such third parties' Year 2000 projects. The Company expects to meet with mission-critical third parties, including suppliers, in order to ascertain and assess the relative risks of Year-2000-related issues, and to mitigate such risks. Notwithstanding the foregoing, the Company cautions that (i) the nature of testing is such that it cannot comprehensively address all future combinations of dates and events and
(ii) it is impossible for the Company to assess with precision or certainty the compliance of third parties with Year 2000 remediation efforts. Due to the speculative and uncertain nature of contingency planning, there can be no assurance that such plans actually will be sufficient to reduce the risk of material impacts on the Company's and its subsidiaries' operations.

RISKS OF INTERNATIONAL OPERATIONS

  The Company's international operations are subject to various risks incidental to investing or operating in emerging market countries. These risks include political risks, such as governmental instability, and economic risks, such as fluctuations in currency exchange rates, restrictions on the repatriation of foreign earnings and/or restrictions on the conversion of local currency earnings into U.S. dollars. The Company's international operations are also highly capital intensive and, thus, dependent to a significant extent on the continued availability of bank financing and other sources of capital on commercially acceptable terms.

  Impact of Currency Fluctuations on Company Earnings. The Company, through Reliant Energy International's subsidiaries, owns 11.69% of the stock of Light and, through its investment in Light, an 8.753% interest in the stock of Metropolitana Electricidade de Sao Paulo S.A. (Metropolitana). The Company accounts for its investment in Light under the equity method of accounting and records its proportionate share, based on stock ownership, in the net income of Light and its affiliates (including Metropolitana) as part of the Company's consolidated net income.

  At December 31, 1998, Light and Metropolitana had total borrowings of approximately $3.2 billion denominated in non-local currencies. Because of the devaluation of the Brazilian real subsequent to December 31, 1998, Light and Metropolitana are expected to record a charge to March 31, 1999 earnings that reflects the increase in the liability represented by their non-local currency denominated bank borrowings relative to the Brazilian real. Because the Company uses the Brazilian real as the functional currency in which it reports Light's equity earnings, the resulting decrease in Light's earnings will also be reflected in the Company's consolidated earnings to the extent of the Company's 11.69% ownership interest in Light. At December 31, 1998, one U. S. dollar could be exchanged for 1.21 Brazilian reais. Using the exchange rate of 2.06 Brazilian reais in effect at the end of February, and the average exchange rate in effect since the end of the year, the Company estimates that its share of the after-tax charge to be recorded by Light would be approximately $125 million. This estimate does not reflect the possibility of additional fluctuations in the exchange rate and does not include other non-debt-related impacts of Brazil's currency devaluation on Light's and Metropolitana's future earnings.

  None of Light's or Metropolitana's tariff adjustment mechanisms are directly indexed to the U.S. dollar or other non-local currencies. Each company currently is evaluating various options including regulatory rate relief to mitigate the impact of the devaluation of the Brazilian real. For example, the long-term concession contracts under which Light and Metropolitana operate contain mechanisms for adjusting electricity tariffs to reflect changes in operating costs resulting from inflation. If the devaluation of the Brazilian real results in an increase in the local rate of inflation and if an adjustment to tariff rates is made promptly to reflect such increase, the Company believes that the financial results of Light and Metropolitana should be protected, at least in part, from the effects of devaluation. However, there can be no assurance the implementation of such tariff adjustments will be timely or that the economic impact of the devaluation will be completely reflected in increased inflation rates.

  Certain of Reliant Energy International's other foreign electric distribution companies have incurred U.S. dollar and other non-local currency indebtedness (approximately $71 million at December 31, 1998). For further analysis of foreign currency fluctuations in the Company's earnings and cash flows, see "Quantitative and Qualitative Disclosures About Market Risk -- Foreign Currency Exchange Rate Risk."

  Impact of Foreign Currency Devaluation on Project Capital Resources. In the first quarter of 1999, approximately $117 million of Metropolitana's U.S. dollar denominated debt will mature. In the second quarter of 1999, approximately $980 million of Light's and approximately $696 million of Metropolitana's U.S. and non-local currency denominated bank debt will mature. In March 1999, Light refinanced approximately $130 million of its U.S. dollar denominated debt through a local currency denominational loan. The ability of Light and Metropolitana to repay or refinance their debt obligations at maturity is dependent on many factors, including local and international economic conditions prevailing at the time such debt matures.

  If economic conditions in the international markets continue to be unsettled or deteriorate, it is possible that Light, Metropolitana and the other foreign electric distribution companies in which the Company holds investments might encounter difficulties in refinancing their debt (both local currency and non-local currency borrowings) on terms and conditions that are commercially acceptable to them and their shareholders. In such circumstances, in lieu of declaring a default or extending the maturity, it is possible that lenders might seek to require, among other things, higher borrowing rates, and additional equity contributions and/or increased levels of credit support from the shareholders of such entities. The availability or terms of refinancing such debt cannot be assured.

  Currency fluctuation and instability affecting Latin America may also adversely affect Reliant Energy International's ability to refinance its equity investments with debt. In 1998, Reliant Energy International invested $411 in Colombia and El Salvador. As of January 1999, $100 million of these investments were refinanced with debt. Reliant Energy International intends to refinance approximately $75 million more of such initial investments with debt.

ENVIRONMENTAL EXPENDITURES

  The Company and its subsidiaries, including Resources, are subject to numerous environmental laws and regulations, which require them to incur substantial costs to operate existing facilities, construct and operate new facilities, and mitigate or remove the effect of past operations on the environment.

  Clean Air Act Expenditures. The Company expects the majority of capital expenditures associated with environmental matters to be incurred by Electric Operations in connection with new emission limitations under the Federal Clean Air Act (Clean Air Act) for oxides of nitrogen (NOx). The standards applicable to Electric Operations' generating units in the Houston, Texas area will become effective in November 1999. NOx reduction costs incurred by Electric Operations totaled approximately $7 million in 1998. The Company estimates that Electric Operations will incur approximately $8 million in 1999 and $10 million in 2000 for such expenditures. The Texas Natural Resources Conservation Commission (TNRCC) has indicated that additional NOx reduction will be required after 2000; however, since the magnitude and timing of these reductions have not yet been established, it is impossible for the Company to estimate a reasonable range of such expenditures at this time.

  In 1998, Wholesale Energy spent approximately $100,000 in order to comply with NOx reduction with respect to Southern California generating facilities acquired by Power Generation from Southern California Edison (SCE) in 1998. In 1999, based on existing requirements, the Company projects that it will spend an additional $100,000 on NOx reduction standards with respect to such plants and approximately $1 million on continuous emission monitoring system upgrades for such plants.

  Site Remediation Expenditures. From time to time the Company and its subsidiaries have received notices from regulatory authorities or others regarding their status as potentially responsible parties in connection with sites found to require remediation due to the presence of environmental contaminants.

  The Company's identified sites with respect to which it may be claimed to have a remediation liability include several sites for which there is a lack of current available information, including the nature and magnitude of contamination, and the extent, if any, to which the Company may be held responsible for contributing to any costs incurred for remediating these sites. Thus, no reasonable estimate of cleanup costs can now be made for these sites. Based on currently available information, the Company believes that such costs ultimately will not materially affect its financial position, results of operations or cash flows. There can be no assurance, however, that future developments, including additional information about existing sites or the identification of new sites, will not require material revisions to such estimates. For information about specific sites that are the subject of remediation claims, see Note 12(h) to the Company's Consolidated Financial Statements and Note 8(g) to Resources' Consolidated Financial Statements, each of which is incorporated herein by reference.

  Mercury Contamination. Like other natural gas pipelines, Resources' pipeline operations have in the past employed elemental mercury in meters used on its pipelines. Although the mercury has now been removed from the meters, it is possible that small amounts of mercury have been spilled at some of those sites in the course of normal maintenance and replacement operations and that such spills have contaminated the immediate area around the meters with elemental mercury. Such contamination has been found by Resources at some sites in the past, and Resources has conducted remediation at sites found to be contaminated. Although Resources is not aware of additional specific sites, it is possible that other contaminated sites exist and that remediation costs will be incurred for such sites. Although the total amount of such costs cannot be known at this time, based on experience of Resources and others in the natural gas industry to date and on the current regulations regarding remediation of such sites, the Company and Resources believe that the cost of any remediation of such sites will not be material to the Company's or Resources' financial position, results of operations or cash flows.

  Other. In addition, the Company has been named as a defendant in litigation related to such sites and in recent years has been named, along with numerous others, as a defendant in several lawsuits filed by a large number of individuals who claim injury due to exposure to asbestos while working at sites along the Texas Gulf Coast. Most of these claimants have been workers who participated in construction of various industrial facilities, including power plants, and some of the claimants have worked at locations owned by the Company. The Company anticipates that additional claims like those received may be asserted in the future and intends to continue its practice of vigorously contesting claims which it does not consider to have merit. Although their ultimate outcome cannot be predicted at this time, the Company does not believe, based on its experience to date, that these matters, either individually or in the aggregate, will have a material adverse effect on the Company's financial position, results of operations or cash flows.

OTHER CONTINGENCIES

  For a description of certain other legal and regulatory proceedings affecting the Company and its subsidiaries, see Notes 3, 4, 5 and 12 to the Company's Consolidated Financial Statements, and Note 8 to Resources' Consolidated Financial Statements, which notes are incorporated herein by reference.

                        LIQUIDITY AND CAPITAL RESOURCES

Company Consolidated Capital Requirements

  The liquidity and capital requirements of the Company and its subsidiaries are affected primarily by capital programs and debt service requirements. The capital requirements for 1998 were, and as estimated for 1999 through 2003 are, as follows (in millions):

                                                  1998        1999        2000        2001        2002        2003
                                                 -----       ------      ------      ------      ------      ------

Electric capital and nuclear fuel
 (excluding allowance for funds used
 during construction) (AFUDC)............       $  429       $  490      $  432      $  379      $  370       $ 370
Natural Gas Distribution(3)..............          162          185         173         172         168         169
Interstate Pipeline(3)...................           59           30          28          17          17          17
Wholesale Energy (excluding capitalized
 interest)(2)............................          364          154         156          25          12          10
International (excluding capitalized
 interest)(2)............................          427            3           2           3
Corporate................................           30           64          42          53          55          54
Maturities of long-term debt, preferred
 stock and minimum capital lease
 payments (3)............................          240          402       2,758         438       1,895         199
                                             ---------   ----------   ---------   ---------   ---------   ---------
  Total(1)...............................       $1,711       $1,328      $3,591      $1,087      $2,517       $ 819
                                             =========   ==========   =========   =========   =========   =========

__________
(1) Expenditures in the table do not reflect expenditures associated with the Year 2000 issue. For a discussion of these expenditures, see "--Certain Factors Affecting Future Earnings of the Company and its Subsidiaries -- Impact of the Year 2000 Issue and Other System Implementation Issues."
(2) Expenditures in the table reflect only expenditures made or to be made under existing contractual commitments entered into by International and Wholesale Energy. The Company expects that Reliant Energy International and Power Generation will continue to participate as bidders in future acquisitions of independent power projects, privatizations of generation and distribution facilities and sales of generating assets. International and Wholesale Energy capital requirements are expected to be met through advances from the Company, the proceeds of project financings and the proceeds of borrowings at the Company's finance subsidiaries. Additional capital expenditures are dependent upon the nature and extent of future project commitments (some of which may be substantial).
(3) All of the capital requirements for Natural Gas Distribution and Interstate Pipelines represent requirements at Resources. Wholesale Energy requirements allocable to Resources for the respective periods shown are $21 million, $45 million, $23 million, $16 million, $12 million and $10 million. The components of "Maturities of long-term debt, preferred stock and minimum capital lease payments" allocable to Resources for the respective periods shown are $227 million, $207 million, $228 million, $151 million, $7 million and $7 million.

  For the year ended December 31, 1998, the Company's net cash provided by operating activities increased $315 million over the same period in 1997. The increase in net cash from operating activities is due primarily to (i) incremental cash flow provided by the business segments purchased in the Resources acquisition, (ii) increased sales at Electric Operations due to unusually hot weather during the second and third quarters of 1998 and (iii) the receipt of a refund of federal income taxes and related interest income.

  Net cash used in investing activities decreased $752 million for the year ended December 31, 1998, compared to the same period in 1997, due to the Resources acquisition. Investing activities for the year ended December 31, 1998 included (i) the acquisition and construction of non-rate regulated power generation projects, (ii) the acquisition of investments in foreign electric distribution systems and (iii) the sale of an investment in an Argentine electric distribution company.

  Net cash used in financing activities for the year ended December 31, 1998 reflected a $218 million outflow compared to an inflow of $914 million in the same period in 1997. The cash inflow in 1997 included $1 billion in proceeds from the issuance of the ACES and the proceeds from the issuance of $1.4 billion in commercial paper borrowings used to finance a portion of the cost of the Resources acquisition. The proceeds from the ACES were used to retire $1 billion of commercial paper borrowings.

  In June 1998, the Company repaid at maturity $5 million of floating-rate pollution control revenue bonds issued on its behalf. In February 1999, the Company repaid at maturity $170.5 million of medium-term notes collateralized by first mortgage bonds.

  The Company has approximately $400 million of consolidated debt maturing in 1999.

  During 1998, Resources repaid at maturity $76 million of medium-term notes and a $150 million term loan. In March 1998, Resources satisfied the $6.5 million sinking fund requirement for its 6% convertible subordinated debentures due 2012 using debentures purchased in 1996 and 1997. During 1998, Resources purchased and retired $6.7 million aggregate principal amount of its 6% convertible subordinated debentures due 2012 at an average purchase price of 97.3% of the aggregate principal amount plus accrued interest. During 1999, Resources purchased and retired $5.8 million aggregate principal amount of its 6% convertible subordinated debentures due 2012 at an average purchase price of 98.4% of the aggregate principal amount plus accrued interest. The debentures purchased in 1998 and 1999 are expected to be used to satisfy the March 1999, March 2000 and March 2001 sinking fund requirements. Resources has $200 million of debt maturing in July 1999.

  During 1998, a subsidiary of Reliant Energy International retired $13.1 million of its debt under a loan facility established in connection with the financing of the acquisition costs of Light. Approximately $22.3 million of debt under this loan facility is scheduled to be retired in 1999.

COMPANY CONSOLIDATED SOURCES OF CAPITAL RESOURCES AND LIQUIDITY

  At December 31, 1998, FinanceCo, a limited partnership subsidiary of the Company, had a $1.6 billion revolving credit facility (FinanceCo Facility) terminating in 2002. At December 31, 1998, the FinanceCo Facility supported $1.4 billion in commercial paper borrowings having a weighted average interest rate of 5.88%. For additional information regarding the FinanceCo Facility, see
Note 8(c) to the Company's Consolidated Financial Statements.

  At December 31, 1998, the Company, exclusive of Resources and other subsidiaries, had a revolving credit facility of $200 million which could be used to support the Company's issuance of up to $200 million of commercial paper. At December 31, 1998, the Company had no loans outstanding under the facility and no commercial paper borrowings.

  In March 1998, Resources replaced its $400 million revolving credit facility with a five-year $350 million revolving credit facility (Resources Credit Facility), which could be used to support Resources' issuance of up to $350 million of commercial paper. At December 31, 1998, Resources had no loans outstanding under the unsecured facility and no commercial paper borrowings. The Company expects to amend the Resources Credit Facility in March 1999 to include a $65 million sub-facility under which letters of credit may be obtained. Prior to the amendment, Resources previously obtained letters of credit under a $65 million committed facility which was terminated in December 1998. Subsequent to the December 1998 termination and prior to the amendment to the Credit Facility, Resources obtained letters of credit under an uncommitted line.

  At December 31, 1998, Resources had a trade receivables facility of $300 million under which receivables of $300 million had been sold. For additional information regarding Resources' Credit Facilities, see Note 8(g) to the Company's Consolidated Financial Statements.

  In March 1998, a limited partnership special purpose subsidiary of the Company (FinanceCo II) executed a $150 million credit agreement with a bank (FinanceCo II Facility). Proceeds from $150 million of borrowings under the FinanceCo II Facility were used to fund a portion of Wholesale Energy's April 1998 purchase of four electric generation plants. Borrowings under the FinanceCo II Facility were repaid at maturity in March 1999 with commercial paper issued at FinanceCo. For additional information regarding the FinanceCo II Facility, see Note 8(c) to the Company's Consolidated Financial Statements.

  In January 1998, 5.25% ($29.7 million) and 5.15% ($75 million) pollution control revenue refunding bonds were issued on behalf of the Company by the Matagorda County Navigation District Number One (MCND). Proceeds from the issuance were used in February 1998 to redeem, at 102% of the $104.7 million aggregate principal amount, pollution control revenue bonds.

  In February 1998, Resources issued $300 million of 6 1/2 % debentures due February 1, 2008. The proceeds from the sale of the debentures were used to repay short-term indebtedness of Resources, including the short-term indebtedness incurred in connection with the purchase in 1997 of $101.4 million of its 10% debentures and the repayment of $53 million of Resources debt that matured in December 1997 and January 1998.

  In February 1998, 5 1/8% pollution control revenue refunding bonds aggregating $290 million were issued on behalf of the Company by the Brazos River Authority
(BRA). Proceeds from the issuance were used in May 1998 to redeem, at 102% of the $290 million aggregate principal amount, pollution control revenue bonds.

  In September 1998, 4.90% pollution control revenue refunding bonds aggregating $68.7 million were issued on behalf of the Company by the BRA. Proceeds from the issuance were used in October 1998 to redeem, at 102% of the $68.7 million aggregate principal amount, pollution control revenue bonds.

          In November 1998, the Company effected a change in the method of interest rate determination on the MCND Series 1997 pollution control revenue refunding bonds due November 2028 ($68 million aggregate principal amount outstanding) and the BRA Series 1997 pollution control revenue refunding bonds due November 2018 ($50 million aggregate principal amount outstanding). The method by which interest on the bonds is determined changed from a floating rate mode to a long-term fixed rate mode. The interest rate on the MCND Series 1997 bonds and the BRA Series 1997 bonds until their maturity is 5 1/8% and 5.05%, respectively.

          In November 1998, Resources sold $500 million of its 6 3/8% Term Enhanced ReMarketable Securities (TERM Notes). The net proceeds from the offering were used for general corporate purposes, including the repayment of
(i) $178.5 million of Resources' outstanding commercial paper and (ii) a $150 million term loan of Resources that matured on November 13, 1998. For additional information regarding the TERM Notes offering, see Note 8(h) to the Company's Consolidated Financial Statements and Note 4(b) to Resources' Consolidated Financial Statements.

  In December 1997, Sempra Energy Resources and Power Generation formed El Dorado Energy, a joint venture formed to build, own and operate a 492 MW natural gas power plant in Boulder City, Nevada. Power Generation invested $25 million and $2 million in El Dorado in 1998 and 1997, respectively. Total cost for the project is estimated to be $263 million. In October 1998, El Dorado Energy obtained a 15 year, $158 million non-recourse loan to finance the project. The loan represents approximately 60% of the estimated total project cost.

  In February 1999, a Delaware statutory business trust (REI Trust I) established by the Company issued $375 million of preferred securities. The preferred securities have a distribution rate of 7.20% payable quarterly in arrears, a stated liquidation amount of $25 per preferred security and must be redeemed by March 2048. REI Trust I sold the preferred securities to the public and used the proceeds to purchase $375 million aggregate principal amount of subordinated debentures (REI Debentures) from the Company having an interest rate corresponding to the distribution rate of the preferred securities and a maturity date corresponding to the mandatory redemption date of the preferred securities. Proceeds from the sale of the REI Debentures were used by the Company for general corporate purposes including the repayment of short-term debt. For further discussion, see Note 16(b) to the Company's Consolidated Financial Statements.

  At December 31, 1998, the Company had shelf registration statements providing for the issuance of $230 million aggregate liquidation value of its preferred stock and $580 million aggregate principal amount of its debt securities. In the first quarter of 1999, the Company registered $500 million of trust preferred securities and junior subordinated debt securities, of which $125 million remains available for issuance. The issuance of all securities registered by the Company and its affiliates is subject to market and other conditions.

  The Company owns 11 million shares of non-publicly traded TW Preferred. The TW Preferred, which is entitled to cumulative annual dividends of $3.75 per share until July 6, 1999, and is currently convertible at the option of the Company into 45.8 million shares of Time Warner common stock. The Company's ability to transfer, sell or pledge the shares of TW Preferred is not restricted pursuant to the terms of the ACES. The Company reviews its investment in Time Warner on a regular basis and does not expect to maintain its investment in Time Warner indefinitely. For additional information regarding the Company's investment in Time Warner securities, see Notes 1(n) and (e) to the Company's Consolidated Financial Statements.

  For information regarding the potential impact of foreign currency devaluation on the Company's future liquidity needs, see "--Certain Factors Affecting Future Earnings of the Company's and its Subsidiaries -- Risks of International Operations."

  The Company and its subsidiaries participate from time to time in competitive bids for generating and distribution assets through its Wholesale Energy and International segments. Although the Company believes that its current level of cash and borrowing capability along with future cash flows from operations are sufficient to meet the existing operational needs of its businesses, the Company may, when it deems necessary, or when it acquires and operates new businesses and assets, supplement its available cash resources by seeking funds in the equity or debt markets.

                             NEW ACCOUNTING ISSUES

  In 1998, the Company and Resources adopted SFAS No. 130, "Reporting Comprehensive Income" (SFAS No. 130), SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131) and SFAS No. 132, "Employers Disclosures about Pensions and Other Postretirement Benefits" (SFAS No. 132). For further discussion of these accounting statements, see Note 15 to the Company's Consolidated Financial Statements and Note 9 to Resources' Consolidated Financial Statements.

  In 2000, the Company and Resources expect to adopt SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. The Company is in the process of determining the effect of adoption of SFAS No. 133 on its consolidated financial statements.

  In December 1998, The Emerging Issues Task Force of the Financial Accounting Standards Board reached consensus on Issue 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" (EITF Issue 98-10). EITF Issue 98-10 requires energy trading contracts to be recorded at fair value on the balance sheet, with the changes in fair value included in earnings. EITF Issue 98-10 is effective for fiscal years beginning after December 15, 1998.
The Company expects to adopt EITF Issue 98-10 in the first quarter of 1999. The Company does not expect the implementation of EITF Issue 98-10 to be material to its consolidated financial statements.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
           ----------------------------------------------------------

INTEREST RATE RISK

  The Company and its subsidiaries have long-term debt, Company/ Resources obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures of the Company/Resources (Trust Securities), securities held in the Company's nuclear decommissioning trust, bank facilities, certain lease obligations and interest rate swaps which subject the Company, Resources and certain of their subsidiaries to the risk of loss associated with movements in market interest rates.

  At December 31, 1998, the Company and certain of its subsidiaries had issued fixed-rate long-term debt (excluding ACES) and Trust Securities aggregating $5.0 billion in principal amount and having a fair value of $5.2 billion. These instruments are fixed-rate and, therefore, do not expose the Company and its subsidiaries to the risk of earnings loss due to changes in market interest rates (see Notes 8 and 9 to the Company's Consolidated Financial Statements). However, the fair value of these instruments would increase by approximately $260.6 million if interest rates were to decline by 10% from their levels at December 31, 1998. In general, such an increase in fair value would impact earnings and cash flows only if the Company and its subsidiaries were to reacquire all or a portion of these instruments in the open market prior to their maturity.

  The Company and certain of its subsidiaries' floating-rate obligations aggregated $1.8 billion at December 31, 1998 (see Note 8 to the Company's Consolidated Financial Statements), inclusive of (i) amounts borrowed under short-term and long-term credit facilities of the Company and its subsidiaries (including the issuance of commercial paper supported by such facilities), (ii) borrowings underlying Resources' receivables facility and (iii) amounts subject to a master leasing agreement of Resources under which lease payments vary depending on short-term interest rates. These floating-rate obligations expose the Company, Resources and their subsidiaries to the risk of increased interest and lease expense in the event of increases in short-term interest rates. If the floating rates were to increase by 10% from December 31, 1998 levels, the Company's consolidated interest expense and expense under operating leases would increase by a total of approximately $0.9 million each month in which such increase continued.

  As discussed in Notes 1(o), 4(c) and 13 to the Company's Consolidated Financial Statements, the Company contributes $14.8 million per year to a trust established to fund the Company's share of the decommissioning costs for the South Texas Project. The securities held by the trust for decommissioning costs had an estimated fair value of $119.1 million as of December 31, 1998, of which approximately 44% were fixed-rate debt securities that subject the Company to risk of loss of fair value with movements in market interest rates. If interest rates were to increase by 10% from their levels at December 31, 1998, the decrease in fair value of the fixed-rate debt securities would not be material to the Company. In addition, the risk of an economic loss is mitigated at this time as a result of the Company's regulated status. Any unrealized gains or losses are accounted for in accordance with SFAS No. 71 as a regulatory asset/liability because the Company believes that its future contributions which are currently recovered through the rate-making process will be adjusted for these gains and losses.

  Certain subsidiaries of the Company have entered into interest rate swaps for the purpose of decreasing the amount of debt subject to interest rate fluctuations. At December 31, 1998, these interest rate swaps had an aggregate notional amount of $75.4 million, which the Company could terminate at a cost of $3.2 million (see Notes 2 and 13 to the Company's Consolidated Financial Statements). An increase of 10% in the December 31, 1998 level of interest rates would not increase the cost of termination of the swaps by a material amount to the Company. Swap termination costs would impact the Company's and its subsidiaries' earnings and cash flows only if all or a portion of the swap instruments were terminated prior to their expiration.

  As discussed in Note 8(h) to the Company's Consolidated Financial Statements, Resources sold $500 million aggregate principal amount of its 6 3/8% TERM Notes which included an embedded option to remarket the securities. The option is expected to be exercised in the event that the ten-year Treasury rate in 2003 is below 5.66%. At December 31, 1998, the Company could terminate the option at a cost of $30.7 million. A decrease of 10% in the December 31, 1998 level of interest rates would not increase the cost of termination of the option by a material amount to the Company.

  The change in exposure to loss in earnings and cash flows related to interest rate risk from December 31, 1997 to December 31, 1998 is not material to the Company.

EQUITY MARKET RISK

  The Company holds an investment in TW Preferred which is convertible into Time Warner common stock (TW Common) as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Certain Factors Affecting Future Earnings of the Company and its Subsidiaries -- Accounting Treatment of ACES." As a result, the Company is exposed to losses in the fair value of this security. For purposes of analyzing market risk in this Appendix A, the Company assumed that the TW Preferred was converted into TW Common. In addition, Resources' investment in the common stock of Itron, Inc. (Itron) exposes the Company and Resources to losses in the fair value of Itron common stock. A 10% decline in the market value per share of TW Common and Itron common stock from the December 31, 1998 levels would result in a loss in fair value of approximately $284.4 million and $1.1 million, respectively.

  The Company's and its subsidiaries' ability to realize gains and losses related to the TW Preferred and the Itron common stock is limited by the following: (i) the TW Preferred is not publicly traded and its sale is subject to certain limitations and (ii) the market for the common stock of Itron is fairly illiquid.

  The ACES expose the Company to accounting losses as the Company is required to record in Other Income (Expense) an unrealized accounting loss equal to (i) the aggregate amount of the increase in the market price of TW Common above $27.7922 as applicable to all ACES multiplied by (ii) 0.8264. Prior to the conversion of the TW Preferred into TW Common, such loss would affect earnings. After conversion, such loss would be recognized as an adjustment to common stock equity through a reduction of other comprehensive income. However, there would be an offsetting increase in common stock equity through an increase in accumulated other comprehensive income on the Company's Statements of Consolidated Retained Earnings and Comprehensive Income for the fair value increase in the investment in TW Common. For additional information on the accounting treatment and related accounting losses recorded in 1998 of the ACES, see Note 1(n) to the Company's Consolidated Financial Statements. An increase of 15% in the price of the TW Common above its December 31, 1998 market value of $62.062 per share would result in the recognition of an additional unrealized accounting loss (net of tax) of approximately $229.1 million. The Company believes that this additional unrealized loss for the ACES would be more than economically hedged by the unrecorded unrealized gain relating to the increase in the fair value of the TW Common underlying the investment in TW Preferred since the date of its acquisition.

  For a discussion of the non-cash, unrealized accounting loss recorded in 1998 and 1997 related to the ACES, see "-- Certain Factors Affecting Future Earnings of the Company and its Subsidiaries -- Accounting Treatment of ACES."

  As discussed above under "-- Interest Rate Risk," the Company contributes to a trust established to fund the Company's share of the decommissioning costs for the South Texas Project which held debt and equity securities as of December 31, 1998. The equity securities expose the Company to losses in fair value. If the market prices of the individual equity securities were to decrease by 10% from their levels at December 31, 1998, the resulting loss in fair value of these securities would not be material to the Company. Currently, the risk of an economic loss is mitigated as a result of the Company's regulated status as discussed above under "--Interest Rate Risk."

FOREIGN CURRENCY EXCHANGE RATE RISK

  As further described in "Certain Factors Affecting Future Earnings of the Company and Its Subsidiaries -- Risks of International Operations," the Company, through Reliant Energy International invests in certain foreign operations which to date have been primarily in South America. As of December 31, 1998, the Company's Consolidated Balance Sheets reflected $1.1 billion of foreign investments, a substantial portion of which represent investments accounted for under the equity method. These foreign investments expose the Company to risk of loss in earnings and cash flows due to the fluctuation in foreign currencies relative to the Company's consolidated reporting currency, the U.S. dollar. The

Company accounts for adjustments resulting from translation of its investments with functional currencies other than the U.S. dollar as a charge or credit directly to a separate component of stockholders' equity. For further discussion of the accounting for foreign currency adjustments, see Note 1(p) in the Notes to the Company's Consolidated Financial Statements. The cumulative translation loss of $34 million, recorded as of December 31, 1998, will be realized as a loss in earnings and cash flows only upon the disposition of the related investment. The foreign currency loss in earnings and cash flows related to debt obligations held by foreign operations in currencies other than their own functional currencies was not material to the Company as of December 31, 1997.

  In addition, certain of Reliant Energy International's foreign operations have entered into obligations in currencies other than their own functional currencies which expose the Company to a loss in earnings. In such cases, as the respective investment's functional currency devalues relative to the non-local currencies, the Company will record its proportionate share of its investments' foreign currency transaction losses related to the non-local currency denominated debt. At December 31, 1998, Light and Metropolitana had borrowings of approximately $3.2 billion denominated in non-local currencies. Because of the devaluation of the Brazilian real subsequent to December 31, 1998, Light and Metropolitana are expected to record a charge to earnings for the quarter ended March 31, 1999, primarily related to foreign currency transaction losses on their non-local currency denominated debt. For further discussion and analysis of the possible effect on the Company's Consolidated Financial Statements, see "Certain Factors Affecting Future Earnings of the Company and Its Subsidiaries -- Risks of International Operations."

  The company attempts to manage and mitigate this foreign risk by properly balancing the higher cost of financing with local denominated debt against the risk of devaluation of that local currency and including a measure of the risk of devaluation in all its financial plans. In addition, where possible, Reliant Energy International attempts to structure its tariffs and revenue contracts to ensure some measure of adjustment due to changes in inflation and currency exchange rates; however, there can be no assurance that such efforts will compensate for the full effect of currency devaluation, if any.

ENERGY COMMODITY PRICE RISK

  As further described in Note 2 to the Company's Consolidated Financial Statements, certain of the Company's subsidiaries utilize a variety of derivative financial instruments (Derivatives), including swaps and exchange-traded futures and options, as part of the Company's overall hedging strategies and for trading purposes. To reduce the risk from the adverse effect of market fluctuations in the price of electric power, natural gas, crude oil and refined products and related transportation, Resources and certain subsidiaries of the Company and Resources enter into futures transactions, forward contracts, swaps and options (Energy Derivatives) in order to hedge certain commodities in storage, as well as certain expected purchases, sales and transportation of energy commodities (a portion of which are firm commitments at the inception of the hedge). The Company's policies prohibit the use of leveraged financial instruments. In addition, Reliant Energy Services, a subsidiary of Resources, maintains a portfolio of Energy Derivatives to provide price risk management services and for trading purposes (Trading Derivatives).

  The Company uses value-at-risk and a sensitivity analysis method for assessing the market risk of its derivatives.

  With respect to the Energy Derivatives (other than Trading Derivatives) held by subsidiaries of the Company and Resources as of December 31, 1998, a decrease of 10% in the market prices of natural gas and electric power from year-end levels would decrease the fair value of these instruments by approximately $3 million. As of December 31, 1997, a decrease of 10% in the prices of natural gas would have resulted in a loss of $7 million in fair values of the Energy Derivatives (other than for trading purposes).

  The above analysis of the Energy Derivatives utilized for hedging purposes does not include the favorable impact that the same hypothetical price movement would have on the Company's and its subsidiaries' physical purchases and sales of natural gas and electric power to which the hedges relate. The portfolio of Energy Derivatives held for hedging purposes is no greater than the notional quantity of the expected or committed transaction volume of physical commodities with equal and opposite commodity price risk for the same time periods. Furthermore, the Energy Derivative portfolio is managed to complement the physical transaction portfolio, reducing overall risks within limits. Therefore, the adverse impact to the fair value of the portfolio of Energy Derivatives held for hedging purposes associated with the hypothetical changes in commodity prices referenced above would be offset by a favorable impact on the underlying hedged physical transactions, assuming (i) the Energy Derivatives are not closed out in advance of their expected term, (ii) the Energy Derivatives continue to function effectively as hedges of the underlying risk and (iii) as applicable, anticipated transactions occur as expected.

  The disclosure with respect to the Energy Derivatives relies on the assumption that the contracts will exist parallel to the underlying physical transactions. If the underlying transactions or positions are liquidated prior to the maturity of the Energy Derivatives, a loss on the financial instruments may occur, or the options might be worthless as determined by the prevailing market value on their termination or maturity date, whichever comes first.

  With respect to the Trading Derivatives held by Reliant Energy Services, consisting of natural gas, electric power, crude oil and refined products, physical forwards, swaps, options and exchange-traded futures, this subsidiary is exposed to losses in fair value due to changes in the price and volatility of the underlying derivatives. During the year ended December 31, 1998 and 1997, the highest, lowest and average monthly value-at-risk in the Trading Derivative portfolio was less than $5 million at a 95% confidence level and for a holding period of one business day. The Company uses the variance/covariance method for calculating the value-at-risk and includes the delta approximation for options positions.

  The Company has established a Corporate Risk Oversight Committee comprised of corporate and business segment officers that oversees all corporate price and credit risk activities, including derivative trading activities discussed above. The committee's duties are to establish the Company's policies and to monitor and ensure compliance with risk management policies and procedures and the trading limits established by the Company's board of directors.

          FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA OF THE COMPANY

                        HOUSTON INDUSTRIES INCORPORATED
              D/B/A RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

                       STATEMENTS OF CONSOLIDATED INCOME
                (Thousands of Dollars except per share amounts)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                  -----------------------------------------------------------
                                                                          1998                 1997                 1996
                                                                  ----------------     ----------------     -----------------
REVENUES:
 Electric Operations..............................................     $ 4,350,275           $4,251,243            $4,025,027
 Natural Gas Distribution.........................................       1,812,676              892,569
 Interstate Pipelines.............................................         282,496              108,333
 Wholesale Energy.................................................       4,456,158            1,364,658
 International....................................................         258,945               92,028                62,059
 Other............................................................         748,922              339,731                 8,191
 Eliminations.....................................................        (421,008)            (170,337)
                                                                      ------------         ------------           -----------
   Total..........................................................      11,488,464            6,878,225             4,095,277
                                                                      ------------         ------------           -----------

EXPENSES:
 Fuel and cost of gas sold........................................       4,784,704            2,852,375             1,043,618
 Purchased power..................................................       2,215,049              698,823               322,263
 Operation and maintenance........................................       1,660,531            1,216,126               942,604
 Taxes other than income taxes....................................         494,175              394,526               246,288
 Depreciation and amortization....................................         856,617              651,875               550,038
                                                                      ------------         ------------           -----------
   Total..........................................................      10,011,076            5,813,725             3,104,811
                                                                      ------------         ------------           -----------
OPERATING INCOME..................................................       1,477,388            1,064,500               990,466
                                                                      ------------         ------------           -----------

OTHER INCOME (EXPENSE):
 Unrealized loss on ACES..........................................      (1,176,211)            (121,402)
 Litigation settlements...........................................                                                    (95,000)
 Time Warner dividend income......................................          41,250               41,340                41,610
 Interest income -- IRS refund....................................             981               56,269
 Other -- net.....................................................          23,870               10,347                (2,022)
                                                                      ------------         ------------           -----------
   Total..........................................................      (1,110,110)             (13,446)              (55,412)
                                                                      ------------         ------------           -----------

INTEREST AND OTHER CHARGES:
 Interest on long-term debt.......................................         416,138              320,845               276,242
 Other interest...................................................          97,767               77,112                33,738
 Distribution on trust securities.................................          29,201               26,230
 Allowance for borrowed funds used during construction............          (4,304)              (2,872)               (2,598)
 Preferred dividends of subsidiary................................                                2,255                22,563
                                                                      ------------         ------------           -----------
   Total..........................................................         538,802              423,570               329,945
                                                                      ------------         ------------           -----------

INCOME (LOSS) BEFORE INCOME TAXES AND PREFERRED DIVIDENDS.........        (171,524)             627,484               605,109
INCOME TAX EXPENSE (BENEFIT)......................................         (30,432)             206,374               200,165
                                                                      ------------         ------------           -----------
NET INCOME (LOSS).................................................        (141,092)             421,110               404,944
PREFERRED DIVIDENDS...............................................             390                  162
                                                                      ------------         ------------           -----------
NET INCOME (LOSS) AVAILABLE FOR COMMON STOCK......................     $  (141,482)          $  420,948            $  404,944
                                                                      ------------         ------------           -----------

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE.......................          $(0.50)               $1.66                 $1.66
                                                                      ============         ============           ===========

         See Notes to the Company's Consolidated Financial Statements

                        HOUSTON INDUSTRIES INCORPORATED
              D/B/A RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

                  STATEMENTS OF CONSOLIDATED RETAINED EARNINGS
                            AND COMPREHENSIVE INCOME
                (Thousands of Dollars, except per share amounts)

                                                                         Year Ended December 31,
                                       -----------------------------------------------------------------------------------------
                                                1998                               1997                             1996
                                       ---------------------------     -----------------------------   ------------------------
RETAINED EARNINGS:
 Balance at beginning of year.......    $2,013,055                        $1,997,490                     $1,953,672
 Net income (loss) available for
  common stock......................      (141,482)      $(141,482)          420,948        $420,948        404,944    $404,944
                                        ----------                        ----------                     ----------
  Total.............................     1,871,573                         2,418,438                      2,358,616
 Common stock dividends:
  $1.50 per share (1996-1998).......      (426,492)                         (405,383)                      (361,126)
                                        ----------                        ----------                     ----------
 Balance at end of year.............    $1,445,081                        $2,013,055                     $1,997,490
                                        ==========                        ==========                     ==========


ACCUMULATED OTHER COMPREHENSIVE
 INCOME (LOSS),  NET OF TAX:
 Balance at beginning of year.......    $   (6,455)                       $     (363)
 Foreign currency translation
  adjustments.......................       (32,790)        (32,790)             (458)           (458)    $     (363)       (363)
 Unrealized loss on available for
  sale securities (net of tax)......       (10,370)        (10,370)           (5,634)         (5,634)
                                        ----------                        ----------                     ----------
 Balance at end of year.............    $  (49,615)                       $   (6,455)                    $     (363)
                                        ==========                        ==========                     ==========
                                                         ---------                          --------                   --------
COMPREHENSIVE INCOME (LOSS).........                     $(184,642)                         $414,856                   $404,581
                                                         ==========                         ========                   ========

         See Notes to the Company's Consolidated Financial Statements

                        HOUSTON INDUSTRIES INCORPORATED
              D/B/A RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (Thousands of Dollars)

                                     ASSETS

                                                                                               December 31,
                                                                                  ------------------------------------
                                                                                         1998                1997
                                                                                  ----------------    ----------------
CURRENT ASSETS:
 Cash and cash equivalents........................................................     $    29,673         $    51,712
 Accounts receivable  net.........................................................         726,377             962,974
 Accrued unbilled revenues........................................................         175,515             205,860
 Time Warner dividends receivable.................................................          10,313              10,313
 Fuel stock and petroleum products................................................         211,750              88,819
 Materials and supplies, at average cost..........................................         171,998             156,160
 Price risk management assets.....................................................         265,203
 Prepayments and other current assets.............................................          78,342              93,903
                                                                                       -----------         -----------
  Total current assets............................................................       1,669,171           1,569,741
                                                                                       -----------         -----------

PROPERTY, PLANT AND EQUIPMENT -- AT COST:
 Electric.........................................................................      13,969,302          13,249,855
 Natural gas......................................................................       1,686,159           1,500,278
 Interstate pipelines.............................................................       1,302,829           1,258,087
 Other property...................................................................          72,299              42,321
                                                                                       -----------         -----------
  Total...........................................................................      17,030,589          16,050,541
 Less accumulated depreciation and amortization...................................       5,499,448           4,770,179
                                                                                       -----------         -----------
  Property, plant and equipment  net..............................................      11,531,141          11,280,362
                                                                                       -----------         -----------

OTHER ASSETS:
 Goodwill  net....................................................................       2,098,890           2,026,395
 Equity investments and advances to unconsolidated subsidiaries...................       1,051,600             704,102
 Investment in Time Warner securities.............................................         990,000             990,000
 Deferred plant costs  net........................................................         535,787             561,569
 Deferred debits..................................................................         514,930             478,686
 Unamortized debt expense and premium on reacquired debt..........................         208,350             202,453
 Regulatory tax asset  net........................................................         418,339             356,509
 Fuel-related debits..............................................................          65,278             197,304
 Recoverable project costs  net...................................................          55,036              78,485
                                                                                       -----------         -----------
  Total other assets..............................................................       5,938,210           5,595,503
                                                                                       -----------         -----------
   Total..........................................................................     $19,138,522         $18,445,606
                                                                                       ===========         ===========

         See Notes to the Company's Consolidated Financial Statements

                        HOUSTON INDUSTRIES INCORPORATED
              D/B/A RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (Thousands of Dollars)

                         CAPITALIZATION AND LIABILITIES

                                                                                               December 31,
                                                                                  ------------------------------------
                                                                                         1998                1997
                                                                                  ----------------    ----------------
CURRENT LIABILITIES:
 Notes payable....................................................................     $ 1,812,739         $ 2,124,956
 Accounts payable.................................................................         807,977             879,612
 Taxes accrued....................................................................         252,581             240,739
 Interest accrued.................................................................         115,201             109,901
 Dividends declared...............................................................         111,058             110,716
 Customer deposits................................................................          77,937              82,437
 Price risk management liabilities................................................         227,652
 Current portion of long-term debt................................................         397,454             251,169
 Other............................................................................         268,343             224,435
                                                                                       -----------         -----------
  Total current liabilities.......................................................       4,070,942           4,023,965
                                                                                       -----------         -----------

DEFERRED CREDITS:
 Accumulated deferred income taxes................................................       2,364,036           2,792,781
 Benefit obligations..............................................................         378,747             397,586
 Unamortized investment tax credit................................................         328,949             349,072
 Fuel-related credits.............................................................          88,639              75,956
 Other............................................................................         442,361             329,514
                                                                                       -----------         -----------
  Total deferred credits..........................................................       3,602,732           3,944,909
                                                                                       -----------         -----------

CAPITALIZATION (STATEMENTS ON FOLLOWING PAGES):
 Long-term debt...................................................................       6,800,748           5,218,015
 Company/Resources obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures of
  Company/Resources...............................................................         342,232             362,172
 Preference stock, none outstanding...............................................
 Cumulative preferred stock, not subject to mandatory redemption..................           9,740               9,740
 Common stock equity..............................................................       4,312,128           4,886,805
                                                                                       -----------         -----------
  Total capitalization............................................................      11,464,848          10,476,732
                                                                                       -----------         -----------
COMMITMENTS AND CONTINGENCIES (NOTE 12)

   Total..........................................................................     $19,138,522         $18,445,606
                                                                                       ===========         ===========

          See Notes to the Company's Consolidated Financial Statements

                        HOUSTON INDUSTRIES INCORPORATED
              D/B/A RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CAPITALIZATION
                             (Thousands of Dollars)

                                                                                                December 31,
                                                                                  -------------------------------------
                                                                                          1998                 1997
                                                                                  ----------------     ----------------
Long-Term Debt:
 7% Automatic common exchange securities, due 2000................................      $2,349,997           $1,173,786
                                                                                        ----------           ----------
 Debentures:
       9-3/8% series, due 2001....................................................         250,000              250,000
       7-7/8% series, due 2002....................................................         100,000              100,000
       8.9% series, due 2006......................................................         163,357              165,055
       6% convertible subordinated, due 2012......................................         104,617              107,180
       10% series, due 2019.......................................................          47,562               47,773
       6-1/2% series, due 2008....................................................         300,000
       6-3/8% series, due 2003....................................................         500,000
       Unamortized premium........................................................          17,046
       Unamortized discount.......................................................            (532)                (717)
                                                                                        ----------           ----------
   Total debentures...............................................................       1,482,050              669,291
                                                                                        ----------           ----------
 First Mortgage Bonds:
       9.15% series, due 2021.....................................................         102,442              102,442
       8-3/4% series, due 2022....................................................          62,275               62,275
       7-3/4% series, due 2023....................................................         250,000              250,000
       7-1/2% series, due 2023....................................................         200,000              200,000
       4.90% pollution control series, due 2003...................................          16,600               16,600
       7% pollution control series, due 2008......................................          19,200               19,200
       6-3/8% pollution control series, due 2012..................................          33,470               33,470
       6-3/8% pollution control series, due 2012..................................          12,100               12,100
       8-1/4% pollution control series, due 2015..................................                               90,000
       5.80% pollution control series, due 2015...................................          91,945               91,945
       7-3/4% pollution control series, due 2015..................................                               68,700
       5.80% pollution control series, due 2015...................................          58,905               58,905
       6.70% pollution control series, due 2017...................................          43,820               43,820
       5.60% pollution control series, due 2017...................................          83,565               83,565
       7.20% pollution control series, due 2018...................................          75,000               75,000
       7.20% pollution control series, due 2018...................................         100,000              100,000
       7-7/8% pollution control series, due 2019..................................                               29,685
       7.70% pollution control series, due 2019...................................                               75,000
       8-1/4% pollution control series, due 2019..................................                              100,000
       8.10% pollution control series, due 2019...................................                              100,000
       7-5/8% pollution control series, due 2019..................................         100,000              100,000
       7-1/8% pollution control series, due 2019..................................         100,000              100,000
       7.60% pollution control series, due 2019...................................          70,315               70,315
       6.70% pollution control series, due 2027...................................          56,095               56,095
       6.10% medium-term notes, series C, due 2000................................         150,000              150,000
       8.15% medium-term notes, series B, due 2002................................         100,000              100,000
       6.50% medium-term notes, series C, due 2003................................         150,000              150,000
       9.85% medium-term notes, due 1999..........................................          25,400               25,400
       9.80% medium-term notes, due 1999..........................................         145,100              145,100
       Unamortized discount.......................................................          (9,948)             (14,158)
                                                                                        ----------           ----------
   Total first mortgage bonds.....................................................       2,036,284            2,495,459
                                                                                        ----------           ----------
                                                                                                   (continued on next page)

                        HOUSTON INDUSTRIES INCORPORATED
              D/B/A RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CAPITALIZATION -- (Continued)
                             (Thousands of Dollars)

                                                                                                 DECEMBER 31,
                                                                                  ---------------------------------------
                                                                                          1998                  1997
                                                                                  -----------------     -----------------
 Pollution Control Revenue Bonds:
       Gulf Coast 1980-T series, floating rate, due 1998..........................                             $    5,000
       4.90% BRA 1998D, due 2015..................................................       $   68,700
       5.05% BRA 1997, due 2018...................................................           50,000                50,000
       5.125% BRA 1998A, due 2019.................................................          100,000
       5.125% BRA 1998C, due 2019.................................................          100,000
       5.125% BRA 1998B, due 2020.................................................           90,000
       5.125% MCND 1997, due 2028.................................................           68,000                68,000
       5.25% MCND 1998A, due 2029.................................................           29,685
       5.15% MCND 1998B, due 2029.................................................           75,000
                                                                                          ---------             ---------
   Total pollution control revenue bonds..........................................          581,385               123,000
                                                                                          ---------             ---------
 Medium-Term Notes:
       Series A, 9.30%-9.39%, due 1999-2000.......................................           23,063                24,838
       Series B, 8.43%-9.23%, due 1999-2001.......................................          154,626               236,367
                                                                                          ---------             ---------
   Total medium-term notes........................................................          177,689               261,205
                                                                                          ---------             ---------

   Capitalized lease obligations, discount rates of 5.2%-11.7%, due 1999-2018.....           14,883                16,166
   Notes payable..................................................................          555,914               730,277
                                                                                          ---------             ---------
       Subtotal...................................................................          570,797               746,443
                                                                                          ---------             ---------
   Total..........................................................................        7,198,202             5,469,184
   Current maturities.............................................................         (397,454)             (251,169)
                                                                                          ---------             ---------
   Total long-term debt...........................................................        6,800,748             5,218,015
                                                                                          ---------             ---------

Company/Resources obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures of Company/Resources:

 8.125% Trust Preferred Securities, Series A......................................          250,000               250,000
 8.257% Trust Capital Securities, Series B........................................          100,000               100,000
 6  1/4 % Convertible Trust Originated Preferred Securities.......................            1,178                21,730
 Unamortized Issuance Costs.......................................................           (8,946)               (9,558)
                                                                                          ---------             ---------
   Total Company/Resources obligated mandatorily redeemable  preferred securities of subsidiary trusts holding solely junior subordinated debentures of
    Company/Resources-net.........................................................          342,232               362,172
                                                                                          ---------             ---------
Cumulative Preferred Stock, no par; authorized, 10,000,000 shares; outstanding
 97,397 shares each at December 31, 1998 and  1997, (entitled upon involuntary liquidation to $100 per share):
 Not subject to mandatory redemption:
  $4.00 series, 97,397 shares.....................................................            9,740                 9,740
                                                                                          ---------             ---------

Preference Stock, no par; authorized, 10,000,000 shares; none outstanding.........
                                                                                                 (continued on next page)


                        HOUSTON INDUSTRIES INCORPORATED
              D/B/A RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CAPITALIZATION -- (Continued)
                             (Thousands of Dollars)

                                                                                              DECEMBER 31,
                                                                                   ------------------------------------
                                                                                        1998                  1997
                                                                                   --------------        --------------
Common Stock Equity:
 Common stock, no par; authorized, 700,000,000 shares; issued, 296,271,063 and
  295,357,276 shares at December 31, 1998 and 1997, respectively..................     $ 3,136,826          $ 3,112,098
 Treasury stock, at cost; 102,805 and 93,459 shares at December 31, 1998 and
  1997, respectively..............................................................          (2,384)              (2,066)
 Unearned ESOP shares, 11,674,063 and 12,388,551 shares at  December 31, 1998 and
  1997, respectively..............................................................        (217,780)            (229,827)

 Retained earnings................................................................       1,445,081            2,013,055
 Accumulated other comprehensive loss.............................................         (49,615)              (6,455)
                                                                                       -----------          -----------
     Total common stock equity....................................................       4,312,128            4,886,805
                                                                                       -----------          -----------
     Total capitalization.........................................................     $11,464,848          $10,476,732
                                                                                       ===========          ===========

         See Notes to the Company's Consolidated Financial Statements

                        HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

               Increase (Decrease) in Cash and Cash Equivalents
                            (Thousands of Dollars)


                                                                                           YEAR ENDED DECEMBER 31,
                                                                                  ------------------------------------------
                                                                                     1998              1997           1996
                                                                                  ----------       ----------      ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) available for common stock...........................         $  (141,482)       $ 420,948       $ 404,944

 Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization.........................................             856,617          651,875         550,038
  Amortization of nuclear fuel..........................................              25,529           28,237          33,875
  Deferred income taxes.................................................            (423,904)          35,523          54,098
  Investment tax credit.................................................             (20,123)         (19,777)        (18,404)
  Unrealized loss on ACES...............................................           1,176,211          121,402
  Contribution of marketable equity securities to charitable trust......                               19,463
  Undistributed earnings of equity investments in
   unconsolidated subsidiaries..........................................             (27,350)          (3,142)        (15,290)
  Fuel cost over (under) recovery.......................................             (22,545)        (212,683)       (137,362)
  Changes in other assets and liabilities:
   Accounts receivable  net.............................................             266,938         (436,580)        (15,478)
   Fuel surcharge.......................................................              94,912          128,864
   Inventory............................................................            (121,793)          55,111          21,624
   Other current assets.................................................             (15,705)           6,966            (306)
   Accounts payable.....................................................             (92,652)         191,840          21,674
   Interest and taxes accrued...........................................               7,044           18,425           4,413
   Other current liabilities............................................              33,078            2,985          (4,135)
   Net price risk management assets.....................................             (29,857)
   Other  net...........................................................            (139,559)         101,302          14,629
                                                                                  ----------       ----------      ----------
     Net cash provided by operating activities..........................           1,425,359        1,110,759         914,320
                                                                                  ----------       ----------      ----------


CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures (including allowance for borrowed funds
  used during construction).............................................            (743,455)        (328,724)       (317,532)
 Purchase of Resources, net of cash acquired............................                           (1,422,672)
 Non-rate regulated electric power project expenditures (including
  capitalized interest).................................................            (292,398)
 Sale of equity investments in foreign electric system projects.........             242,744
 Equity investment and advances to unconsolidated subsidiaries..........            (445,042)        (234,852)       (495,379)
 Sale of Time Warner securities.........................................                               25,043
 Other-net..............................................................               8,375          (20,248)        (19,989)
                                                                                  ----------       ----------     -----------
    Net cash used in investing activities...............................         $(1,229,776)     $(1,981,453)    $  (832,900)
                                                                                  ----------       ----------     -----------
                                                                                                      (continued on next page)


                                                  HOUSTON INDUSTRIES INCORPORATED
                                       d/b/a/ RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

                                       STATEMENTS OF CONSOLIDATED CASH FLOWS -- (Continued)

                                         Increase (Decrease) in Cash and Cash Equivalents
                                                      (Thousands of Dollars)


                                                                                           YEAR ENDED DECEMBER 31,
                                                                                  -----------------------------------------
                                                                                     1998            1997          1996
                                                                                  ----------      ----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from sale of ACES  net..............................                                 $ 1,020,777
 Proceeds from sale of Company obligated mandatorily
  redeemable trust preferred securities of subsidiary trusts
  holding solely subordinated debentures of Company  net......                                     340,785
 Purchase of treasury stock...................................                                                    $ (361,196)
 Payment of matured bonds.....................................                   $  (226,000)     (277,000)         (150,000)
 Proceeds from issuance of debentures.........................                       812,849
 Proceeds from issuance of pollution control revenue bonds....                       454,258       115,739
 Redemption of preferred stock................................                                    (153,628)         (271,400)
 Payment of common stock dividends............................                      (426,265)     (405,288)         (361,126)
 Increase/(decrease) in notes payable  net....................                      (348,044)      587,791         1,331,572
 Extinguishment of long-term debt.............................                      (471,287)     (303,893)         (285,263)
 Conversion of convertible securities.........................                       (10,450)       (9,504)
 Other  net...................................................                        (2,683)       (1,374)           12,215
                                                                                  ----------      --------         ---------
   Net cash provided by  (used in) financing activities.......                      (217,622)      914,405           (85,198)
                                                                                  ----------      --------         ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..........                       (22,039)       43,711            (3,778)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..............                        51,712         8,001            11,779
                                                                                  ----------      --------         ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD....................                    $   29,673      $ 51,712         $   8,001
                                                                                  ==========      ========         =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash Payments:
 Interest (net of amounts capitalized)........................                    $  511,165      $437,952         $ 311,792
 Income taxes.................................................                       484,376       171,539           139,898

  The aggregate consideration paid in August 1997 to former stockholders of Resources in connection with the Merger consisted of $1.4 billion in cash and
47.8 million shares of the Company's common stock valued at approximately $1.0 billion. The overall transaction was valued at $4.0 billion consisting of $2.4 billion for Former Resources' common stock and common stock equivalents and $1.6 billion of Former Resources' debt.

          See Notes to the Company's Consolidated Financial Statements

                        HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     For the Three Years December 31, 1998


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Nature of Operations.

  Houston Industries Incorporated d/b/a Reliant Energy, Incorporated (Company), together with its subsidiaries, is a diversified international energy services company. The Company is both an electric utility company and a utility holding company. The Company's wholly owned subsidiary, Reliant Energy Resources Corp. (Resources), operates in various phases of the natural gas industry, including distribution, transmission, marketing and gathering.

  Effective January 1, 1998, the Company reconfigured its financial reporting segments to include the following: Electric Operations, Natural Gas Distribution, Interstate Pipeline, Wholesale Energy Marketing and Generation (Wholesale Energy), International and Corporate. Electric Operations includes operations of Reliant Energy HL&P. Natural Gas Distribution consists of natural gas sales to, and natural gas transportation for, residential, commercial and industrial customers. Interstate Pipeline includes the interstate natural gas pipeline operations of Resources. Wholesale Energy is engaged in the acquisition, development and operation of non-rate regulated power generation facilities as well as the wholesale energy marketing and natural gas gathering businesses. International participates in the development and acquisition of foreign independent power projects and the privatization of foreign generation and distribution facilities. Corporate includes the Company's unregulated retail electric services business, certain real estate holdings of the Company and corporate costs.

  In February 1999, the Company began doing business as Reliant Energy, Incorporated. On May 5, 1999, the Company's shareholders will vote on a proposal to amend the Restated Articles of Incorporation to change its name to "Reliant Energy, Incorporated."

(b)  Resources Acquisition.

  On August 6, 1997 (Acquisition Date), the former parent corporation (Former Parent) of the Company, merged with and into the Company and NorAm Energy Corp., a natural gas gathering, transmission, marketing and distribution company (Former NorAm), merged with and into Resources. Effective upon the mergers (collectively, the Merger), each outstanding share of common stock of Former Parent was converted into one share of common stock (including associated preference stock purchase rights) of the Company, and each outstanding share of common stock of Former NorAm was converted into the right to receive $16.3051 cash or 0.74963 shares of common stock of the Company. The aggregate consideration paid to Former NorAm stockholders in connection with the Merger consisted of $1.4 billion in cash and 47.8 million shares of the Company's common stock valued at approximately $1.0 billion. The overall transaction was valued at $4.0 billion consisting of $2.4 billion for Former NorAm's common stock and common stock equivalents and $1.6 billion of Former NorAm debt ($1.3 billion of which was long-term debt).

  The Company recorded the acquisition under the purchase method of accounting with assets and liabilities of Former NorAm reflected at their estimated fair values as of the Acquisition Date. The excess of the purchase price over the fair value of net assets acquired was initially estimated at $2 billion. In 1998, the fair value estimates of the assets acquired and liabilities assumed were finalized resulting in a $78 million increase in goodwill. The Company has recorded the excess of the acquisition cost over the fair value of the net assets acquired as goodwill and is amortizing this amount over 40 years. The Company's fair value adjustments included increases in property, plant and equipment, long-term debt, unrecognized pension and postretirement benefits liabilities and related deferred taxes.

                        HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


  The Company's results of operations incorporate Resources' results of operations only for the period beginning on the Acquisition Date. The following table presents certain actual financial information for the year ended December 31, 1998 and unaudited pro forma information for the years ended December 31, 1997 and 1996, as if the Merger had occurred on January 1, 1997 and 1996, respectively.

              ACTUAL AND PRO FORMA COMBINED RESULTS OF OPERATIONS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                  YEAR ENDED DECEMBER 31,
                                                -------------------------------------------------------------------------------
                                                       1998                      1997                            1996
                                                --------------     --------------------------------   ---------------------------
                                                      ACTUAL            ACTUAL           PRO FORMA       ACTUAL        PRO FORMA
                                                --------------     --------------    --------------    -----------    -----------
                                                                                       (UNAUDITED)                     (UNAUDITED)
Revenues........................................       $11,488             $6,878          $10,191          $4,095         $8,884
Net Income (Loss) Available for Common Stock(1).       $  (142)            $  421          $   437          $  405         $  426
Basic and Diluted Earnings (Loss) Per Share(1)..       $  (.50)            $ 1.66          $  1.55          $ 1.66         $ 1.46

________
(1) Net income (loss) available for common stock for 1998 and 1997 are negatively impacted by $764 million and $79 million ($2.69 and $0.31 per share) respectively, related to the unrealized loss on the Company's 7% Automatic Common Exchange Securities (ACES).

  These and other pro forma results appearing in this Appendix A are based on assumptions deemed appropriate by the Company's management, have been prepared for informational purposes only and are not necessarily indicative of the combined results that would have resulted had the Merger occurred at the beginning of the 1996 and 1997 reporting periods presented. Purchase-related adjustments to results of operations include amortization of goodwill and the effects on depreciation, amortization, interest expense and deferred income taxes of the assessed fair value of certain Resources assets and liabilities.

(c)  Regulatory Assets and Other Long-Lived Assets.

  The Company and certain subsidiaries of Resources apply the accounting policies established in SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS No. 71), to the accounts of Electric Operations, Natural Gas Distribution and the Interstate Pipeline operations of a subsidiary of Resources. In general, SFAS No. 71 permits a company with cost-based rates to defer certain costs that would otherwise be expensed to the extent that the rate regulated company is recovering or expects to recover such costs in rates charged to its customers.

  The following is a list of regulatory assets/liabilities reflected on the Company's Consolidated Balance Sheet as of December 31, 1998, detailed by Electric Operations and other segments.

                                                                              ELECTRIC                              TOTAL
                                                                             OPERATIONS           OTHER            COMPANY
                                                                         --------------     --------------    --------------
                                                                                          (MILLIONS OF DOLLARS)
Deferred plant costs -- net..............................................        $  536             $                 $  536
Recoverable project costs -- net.........................................            55                                   55
Regulatory tax asset -- net..............................................           418                                  418
Unamortized loss on reacquired debt......................................           140                                  140
Fuel-related debits/credits -- net.......................................           (15)                                 (15)
Other deferred debits....................................................            54                 12                66
                                                                                -------             ------            ------
          Total..........................................................        $1,188             $   12            $1,200
                                                                                -------             ------            ------

  If, as a result of changes in regulation or competition, the Company's and Resources' ability to recover these assets and liabilities would not be assured, then pursuant to SFAS No. 101, "Accounting for the Discontinuation of Application of SFAS No. 71" (SFAS No. 101) and SFAS No. 121, "Accounting for the Impairment of Long-Lived

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121), the Company and Resources would be required to write off or write down such regulatory assets and liabilities, unless some form of transition cost recovery continues through rates established and collected for their remaining regulated operations. In addition, the Company and Resources would be required to determine any impairment to the carrying costs of deregulated plant and inventory assets. In order to reduce exposure to potentially stranded costs related to generation assets, Electric Operations redirected $195 million of depreciation in 1998 from transmission, distribution and general plant assets to generation assets. Such redirection is in accordance with the Company's transition to competition plan (Transition Plan) described in Note 1(f). If Electric Operations was required to apply SFAS No. 101 to the generation portion of its business only, the cumulative amount of redirected depreciation of $195 million would become a regulatory asset of the transmission and distribution portion of its business.

  Effective January 1, 1996, the Company and Resources adopted SFAS No. 121. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of the standard did not result in a write-down of the carrying amount of any asset on the books of the Company or Resources.

  In July 1997, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board reached a consensus on Issue No. 97-4, "Deregulation of the Pricing of Electricity -- Issues Related to the Application of FASB Statements No. 71, Accounting for the Effects of Certain Types of Regulation, and No. 101, Regulated Enterprises -- Accounting for the Discontinuation of Application of FASB Statement No. 71" (EITF 97-4). EITF 97-4 concluded that the application of SFAS No. 71 to a segment which is subject to a deregulation plan should cease when the legislation and enabling rate order contain sufficient detail for the utility to reasonably determine how the plan will affect the segment to be deregulated. In addition, EITF 97-4 requires the regulatory assets and liabilities to be allocated to the applicable portion of the electric utility from which the source of the regulated cash flows will be derived. As a part of the Transition Plan the Company has agreed to support future legislation providing for retail customer choice effective December 31, 2001 and other provisions consistent with those in the 1997 proposed Texas legislation. At this time, the Company is unable to make any predictions as to the details of legislation being considered by the Texas legislature or the likelihood that such legislation will ultimately be enacted. Although the Company has determined that no impairment loss or write-offs of regulatory assets or carrying costs of plant and inventory assets need to be recognized for applicable assets of Electric Operations as of December 31, 1998, this conclusion may change in the future (i) as competition influences wholesale and retail pricing in the electric utility industry, (ii) depending on regulatory action, if any, and (iii) depending on legislation, if any, that is passed.

(d)  Principles of Consolidation.

  The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries including, effective as of the Acquisition Date, the accounts of Resources and its wholly owned and majority owned subsidiaries.

  Investments in entities in which the Company or its subsidiaries have an ownership interest between 20% and 50% or are able to exercise significant influence are accounted for using the equity method. For additional information regarding investments recorded using the equity method or the cost method of accounting, see Note 5.

  All significant intercompany transactions and balances are eliminated in consolidation.

(e)  Property, Plant and Equipment and Goodwill.

  Property, plant and equipment are stated at original cost of the acquirer. Repair and maintenance costs are expensed. Depreciation is computed using the straight-line method.

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

  Goodwill is being amortized on a straight-line basis over 30 to 40 years. The Company had $76.3 million and $21.6 million accumulated goodwill amortization at December 31, 1998 and 1997, respectively. The Company will periodically compare the carrying value of its goodwill to the anticipated undiscounted future operating income from the businesses whose acquisition gave rise to the goodwill and as of yet no impairment is indicated or expected.

(f)  Depreciation and Amortization Expense.

  The Company's consolidated depreciation expense for 1998 was $548 million compared to $475 million for 1997 and $410 million for 1996.

  In June 1998, the Public Utility Commission of Texas (Texas Utility Commission) issued an order approving the Transition Plan filed by Electric Operations in December 1997. In order to reduce Electric Operations' exposure to potentially stranded costs related to generation assets, the Transition Plan permits the redirection to generation assets of depreciation expense that Electric Operations otherwise would apply to transmission, distribution and general plant assets. In addition, the Transition Plan provides that all earnings above a 9.844% overall annual rate of return on invested capital be used to recover Electric Operations' investment in generation assets. Electric Operations implemented the Transition Plan effective January 1, 1998 and pursuant to its terms, recorded an aggregate of $194 million in additional depreciation and $195 million in redirected depreciation in 1998.

  The Company's depreciation and amortization expenses included $50 million of additional depreciation relating to the South Texas Project Electric Generating Station (South Texas Project) in both 1997 and 1996 and goodwill amortization relating to the acquisition of Resources of $55 million in 1998 and $22 million in 1997. For additional information regarding the operation of goodwill in connection with the Merger, see Note 1(b) above. The depreciation expense recorded for the South Texas Project was made pursuant to the terms of the Company's 1995 rate case settlement (1995 Rate Case Settlement), which permitted the Company to write down as much as $50 million per year of its investment in the South Texas Project through December 31, 1999. These write-downs are treated under the 1995 Rate Case Settlement as reasonable and necessary expenses for purposes of any future earnings reviews or other proceedings.

  In 1998, 1997 and 1996, the Company, as permitted by the 1995 Rate Case Settlement, also amortized $4 million, $66 million and $50 million (pre-tax), respectively, of its $153 million investment in certain lignite reserves associated with a canceled generating station. The Company's remaining investment in the canceled generating station and certain lignite reserves will be amortized fully no later than December 31, 2002.

(g)  Deferred Plant Costs.

  Under a "deferred accounting" plan authorized by the Texas Utility Commission, Electric Operations was permitted for regulatory purposes to accrue carrying costs in the form of allowance for funds used during construction (AFUDC) on its investment in the South Texas Project and to defer and capitalize depreciation and other operating costs on its investment after commercial operation until such costs were reflected in rates. In addition, the Texas Utility Commission authorized Electric Operations under a "qualified phase-in plan" to capitalize allowable costs (including return) deferred for future recovery as deferred charges.

  In 1991, Electric Operations ceased all cost deferrals related to the South Texas Project and began amortizing such amounts on a straight-line basis. The accumulated deferrals for "deferred accounting" are being amortized over the estimated depreciable life of the South Texas Project. The accumulated deferrals for the "qualified phase-in plan" are being amortized over a ten-year phase-in period that commenced in 1991. The amortization of all deferred plant costs (which totaled $26 million for each of the years 1998, 1997 and 1996) is included on the Company's Statements of Consolidated Income as depreciation and amortization expense.

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

(h)  Fuel Stock and Petroleum Products.

  Gas inventory (primarily using the average cost method) was $96 million and $72 million at December 31, 1998 and 1997, respectively. Coal and lignite inventory balances (using last-in, first-out) were $24 million and $7 million, respectively, at December 31, 1998 and $8 million and $6 million, respectively, at December 31, 1997. Oil inventory balances, principally heating oil, were $85 million and $3 million at December 31, 1998 and 1997, respectively.

  Heating oil is used in trading operations and are marked-to-market in connection with the price risk management activities discussed in Note 2.

(i)  Revenues.

  The Company records electricity and natural gas sales under the full accrual method, whereby unbilled electricity and natural gas sales are estimated and recorded each month. International revenues include electricity sales of a majority owned foreign electric utility, which are also recorded under the full accrual method, and equity income (net of foreign taxes) in unconsolidated investments of Reliant Energy International. In 1998, International's revenues included the gain on the sale of an Argentine distribution system. Included in other revenues are management fees and other sales and services, which are recorded when earned.

  Revenue eliminations of $421 million and $170 million for the years ended December 31, 1998 and 1997, respectively, represent intersegment sales of natural gas and transportation services. For the year ended December 31, 1998, Interstate Pipeline had intersegment revenues of $156 million, Wholesale Energy had intersegment sales of $167 million and Corporate had $98 million of intersegment retail sales. For the five month period ended December 31, 1997, Interstate Pipeline had intersegment revenues of $59 million, Wholesale Energy had intersegment sales of $76 million and Corporate had $35 million of intersegment retail sales.

(j)  Earnings Per Common Share.

  Effective December 31, 1997, the Company adopted SFAS No. 128, "Earnings per Share" (SFAS No 128). This statement requires restatement of all prior period earnings per share (EPS) data presented herein. SFAS No. 128 requires dual presentation of basic and diluted EPS on the face of the Statements of Consolidated Income and requires a reconciliation of the numerators and denominators used in the basic and diluted earnings per share calculations.

  The following table reconciles numerators and denominators of the Company's basic and diluted earnings per share calculations:

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


                                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                                   ---------------------------------------------------------
                                                                           1998                1997                1996
                                                                   ----------------     ----------------    ----------------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Basic EPS Calculation:
  Net Income (loss)................................................       $(141,092)            $421,110            $404,944
  Less: Preferred dividends........................................             390                  162
                                                                          ---------             --------            --------
  Net income (loss) available for common stock.....................       $(141,482)            $420,948            $404,944
                                                                          =========             ========            ========

  Weighted average shares outstanding..............................         284,095              253,599             244,443
Basic EPS:
  Net Income (loss)................................................       $    (.50)            $   1.66            $   1.66
  Less: Preferred dividends........................................              --                   --                  --
                                                                          ---------             --------            --------
  Net income (loss) available for common stock.....................       $    (.50)            $   1.66            $   1.66
                                                                          =========             ========            ========
Diluted EPS Calculation:
  Net Income (loss)................................................       $(141,092)            $421,110            $404,944
  Plus: Income impact of assumed conversions
     Interest on 6-1/4% convertible debentures.....................                                  668
                                                                          ---------             --------            --------
  Net Income (loss) assuming dilution..............................        (141,092)             421,778             404,944
  Less: Preferred dividends........................................             390                  162
                                                                          ---------             --------            --------
  Net income (loss) available for common stock assuming dilution...       $(141,482)            $421,616            $404,944
                                                                          =========             ========            ========

  Weighted average shares outstanding..............................         284,095              253,599             244,443
  Plus: Incremental shares from assumed conversions: (1)
     Stock options.................................................                                   89                  33
     6-1/4% convertible debentures.................................                                  510
                                                                          ---------             --------            --------
  Weighted average shares assuming dilution........................         284,095              254,198             244,476
                                                                          =========             ========            ========
Diluted EPS:
  Net Income (loss)................................................       $    (.50)            $   1.66            $   1.66
  Less: Preferred dividends........................................              --                   --                  --
                                                                          ---------             --------            --------
  Net income (loss) available for common stock.....................       $    (.50)            $   1.66            $   1.66
                                                                          =========             ========            ========

________________
(1) No assumed conversions were included in the computation of diluted earnings per share for 1998 because additional shares outstanding would result in an anti-dilutive per share amount. The computation of diluted EPS for 1998 excludes 492,000 shares of restricted stock and purchase options for 434,000 shares of common stock which would be anti-dilutive if exercised.

(k)  Statements of Consolidated Cash Flows.

  For purposes of reporting cash flows, cash equivalents are considered to be short-term, highly liquid investments readily convertible to cash.

(l)  Derivative Financial Instruments (Risk Management).

  For information regarding the Company's accounting for derivative financial instruments associated with its subsidiaries' natural gas, electric power and transportation risk management activities, see Note 2.

(m)  Income Taxes.

  The Company and its subsidiaries file a consolidated federal income tax return. The Company follows a policy of comprehensive interperiod income tax allocation. Investment tax credits were deferred and are being amortized over the estimated lives of the related property. For additional information regarding income taxes, see Note 11.

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


(n)  Investments in Time Warner Securities.

  The Company owns 11 million shares of non-publicly traded Time Warner convertible preferred stock (TW Preferred). The TW Preferred is redeemable after July 6, 2000, has an aggregate liquidation preference of $100 per share (plus accrued and unpaid dividends), is entitled to annual dividends of $3.75 per share until July 6, 1999, is currently convertible by the Company and after July 6, 1999 is exchangeable by Time Warner into approximately 45.8 million shares of Time Warner common stock (TW Common). Each share of TW Preferred is entitled to two votes (voting together with the holders of the TW Common as a single class).

  The Company has accounted for its investment in TW Preferred under the cost method at a value of $990 million on the Company's Consolidated Balance Sheets. Dividends on these securities are recognized as income at the time they are earned. The Company recorded pre-tax dividend income with respect to the Time Warner securities of $41.3 million in 1998 and 1997 and $41.6 million in 1996.

  To monetize its investment in the TW Preferred, the Company sold in July 1997,
22.9 million of ACES. At maturity in July 2000, the principal amount of the ACES will be mandatorily exchangeable by the Company into either (i) a number of shares of TW Common based on an exchange rate or (ii) cash having an equal value. Subject to adjustments that may result from certain dilution events, the exchange rate for each ACES is determined as follows: (i) 1.6528 shares of TW Common if the price of TW Common at maturity (Maturity Price) is at least $27.7922 per share, (ii) a fractional share of TW Common such that the fractional share will have a value equal to $22.96875 if the Maturity Price is less than $27.7922 but greater than $22.96875 and (iii) one share of TW Common if the Maturity Price is not more than $22.96875. The closing price of TW Common was $62.062 per share on December 31, 1998.

  Prior to maturity, the Company has the option of redeeming the ACES if (i) changes in federal tax regulations require recognition of a taxable gain on the Company's TW Preferred and (ii) the Company could defer such gain by redeeming the ACES. The redemption price is 105% of the closing sales price of the ACES as determined over a period prior to the redemption notice. The redemption price may be paid in cash or in shares of TW Common or a combination of the two.

  As a result of the issuance of the ACES, a portion of the increase in the market value above $27.7922 per share of TW Common results in non-cash, unrealized accounting losses to the Company for the ACES, pending the conversion of the Company's TW Preferred into TW Common. For example, prior to the conversion, when the market price of TW Common increases above $27.7922, the Company records in Other Income (Expense) an unrealized, non-cash accounting loss for the ACES equal to (i) the aggregate amount of such increase as applicable to all ACES multiplied by (ii) 0.8264. In accordance with generally accepted accounting principles, this accounting loss (which reflects the unrealized increase in the Company's indebtedness with respect to the ACES) may not be offset by accounting recognition of the increase in the market value of the TW Common that underlies the TW Preferred. Upon conversion of the TW Preferred (anticipated to occur in July 1999), the Company will begin recording future unrealized net changes in the market prices of the TW Common and the ACES as a component of common stock equity and other comprehensive income.

  As of December 31, 1998 and 1997, the market price of TW Common was $62.062 and $31.00 per share, respectively. Accordingly, the Company recognized an increase of $1.2 billion in 1998 and $121 million in 1997 in the unrealized liability relating to its ACES indebtedness (which resulted in an after-tax earnings reduction of $764 million or $2.69 basic earnings per share and $79 million or $.31 basic earnings per share, respectively). The Company believes that the cumulative unrealized loss for the ACES of approximately $1.3 billion is more than economically hedged by the approximately $1.8 billion unrecorded unrealized gain at December 31, 1998 relating to the increase in the fair value of the TW Common underlying the investment in TW Preferred since the date of its acquisition. Any gain related to the increase in fair value of TW Common would be recognized as a component of net income upon the sale of the TW Preferred or the shares of TW Common into which such TW Preferred is

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

converted. As of March 11, 1999, the price of TW Common was $70.75 per share which would have resulted in the Company recognizing an additional increase of $329 million in the unrealized liability relating to its ACES indebtedness. The related unrecorded unrealized gain as of March 11, 1999 would have been computed as an additional $398 million.

(o)  Investment in Other Debt and Equity Securities.

  The securities held in the Company's nuclear decommissioning trust are classified as "available-for-sale" and, in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No.
115), are reported at estimated fair value of $119.1 million as of December 31, 1998 and $92.9 million as of December 31, 1997 on the Company's Consolidated Balance Sheets under deferred debits. The liability for nuclear decommissioning is reported on the Company's Consolidated Balance Sheets under deferred credits. Any unrealized gains or losses are accounted for in accordance with SFAS No. 71 as a regulatory asset/liability and reported on the Company's Consolidated Balance Sheets as a deferred debit/credit.

  The Company, through Resources, holds certain equity securities classified as "available-for-sale" and in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," reports such investments at estimated fair value on the Company's Consolidated Balance Sheets as deferred debits and any unrealized gain or loss, net of tax, as a separate component of stockholders' equity and other comprehensive income. At December 31, 1998 and 1997, the accumulated unrealized loss, net of tax, relating to these equity securities was approximately $16.0 million and $5.6 million.

(p) Foreign Currency Adjustments.

  International assets and liabilities where the local currency is the functional currency, have been translated into U.S. dollars using the exchange rate at the balance sheet date. Revenues, expenses, gains, and losses have been translated using the weighted average exchange rate for each month prevailing during the periods reported. Cumulative adjustments resulting from translation have been recorded in stockholders' equity and other comprehensive income. When the U.S dollar is the functional currency, the financial statements of International are remeasured in U.S. dollars using historical exchange rates for non-monetary accounts and the current rate at the respective balance sheet date and the weighted average exchange rate for all other balance sheet and income statement accounts, respectively. All exchange gains and losses from remeasurement and foreign currency transactions are included in consolidated net income. However, fluctuations in foreign currency exchange rates relative to the U.S. dollar can have an impact on the reported equity earnings of the Company's foreign investments. For additional information about the Company's investments in unconsolidated affiliates, see Note 5. For additional information about the Company's investments in Brazil and the devaluation of the Brazilian real in January 1999, see Note 16(a).

(q)  Reclassifications and Use of Estimates.

  Certain amounts from the previous years have been reclassified to conform to the 1998 presentation of financial statements. Such reclassifications do not affect earnings.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


(r)  Change in Accounting Principle.

  In the fourth quarter of 1998, the Company adopted mark-to-market accounting for all of the energy price risk management and trading activities of Reliant Energy Services. Under mark-to-market accounting, the Company records the fair value of energyrelated derivative financial instruments, including physical forward contracts, swaps, options and exchange-traded futures contracts at each balance sheet date. Such amounts are recorded in the Company's Consolidated Balance Sheet as price risk management assets, price risk management liabilities, deferred debits and deferred liabilities. The realized and unrealized gains (losses) are recorded as a component of operating revenues in the Company's Consolidated Statements of Income. The Company has applied mark-to-market accounting retroactively to January 1, 1998. This change was made in order to adopt a generally accepted accounting methodology that provided consistency between financial reporting and the methodology used in all reported periods by the Company in managing its trading activities. There was no material cumulative effect resulting from the accounting change.

  The Company will adopt Emerging Issues Task Force Issue 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" in the first quarter of 1999 for Reliant Energy Services' trading activities. The Company does not expect the implementation of EITF Issue 98-10 to be material to its consolidated financial statements.

(s)  New Accounting Pronouncement.

  In 2000, the Company expects to adopt Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The Company is in the process of determining the effect of adopting SFAS No. 133.

(t)  Comprehensive Income.

  Accumulated other comprehensive loss at December 31, 1998 included foreign currency translation adjustments of $34 million and an unrealized loss on available for sale securities of $16 million, net of tax of $9 million. At December 31, 1997, accumulated other comprehensive loss included foreign currency translation adjustments of $.8 million and unrealized loss on available for sale securities of $6 million, net of tax of $3 million. In 1996, accumulated other comprehensive loss included foreign currency translation adjustments of $.4 million.

(u)  Other.

  For information regarding executive incentive compensation, pensions and other benefits, see Note 10.

(2)  DERIVATIVE FINANCIAL INSTRUMENTS

(a)  Price Risk Management and Trading Activities.

  The Company, through Reliant Energy Services, offers energy price risk management services primarily in the natural gas, electric and crude oil and refined product industries. Reliant Energy Services provides these services by utilizing, a variety of derivative financial instruments, including fixed and variable-priced physical forward contracts, fixed-price swap agreements, variable-price swap agreements, exchange-traded energy futures and option contracts, and swaps and options traded in the over-the-counter financial markets (Trading Derivatives). Fixed-price swap agreements require payments to, or receipts of payments from, counterparties based on the differential between a fixed and variable price for the commodity. Variable-price swap agreements require payments to, or receipts of payments from, counterparties based on the differential between industry pricing publications or exchange quotations.

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

  Prior to 1998, Reliant Energy Services applied hedge accounting to certain physical commodity activities that qualified for hedge accounting. In 1998, Reliant Energy Services adopted mark-to-market accounting for all of its price risk management and trading activities. Accordingly, as of such date such Trading Derivatives are recorded at fair value with realized and unrealized gains (losses) recorded as a component of operating revenues in the Company's Consolidated Statements of Income. The recognized, unrealized balance is recorded as price risk management assets/liabilities and deferred debits/credits on the Company's Consolidated Balance Sheets (See Note 1(r)).

  The notional quantities, maximum terms and the estimated fair value of Trading Derivative at December 31, 1998 are presented below (volumes in billions of British thermal units equivalent (BBtue) and dollars in millions):


                                                                                             VOLUME-FIXED
                                                                       VOLUME-FIXED              PRICE             MAXIMUM
1998                                                                    PRICE PAYOR             RECEIVER         TERM (YEARS)
----                                                                   ------------          ------------        -----------
Natural gas..................................................               937,264               977,293             9
Electricity..................................................               122,950               124,878             3
Crude oil and products.......................................               205,499               204,223             3


                                                                                                          AVERAGE FAIR
                                                                          FAIR VALUE                         VALUE(a)
                                                                 ------------------------------    -----------------------------
1998                                                                 ASSETS        LIABILITIES         ASSETS      LIABILITIES
----                                                              ----------       ------------    ------------    -------------
Natural gas..............................................         $     224         $     213         $     124      $     108
Electricity..............................................                34                33               186            186
Crude oil and products...................................                29                23                21             17
                                                                  ---------         ---------         ---------      ---------
                                                                  $     287         $     269         $     331      $     311
                                                                  =========         =========         =========      =========

  The notional quantities, maximum terms and the estimated fair value of derivative financial instruments at December 31, 1997 are presented below (volumes in Bbtue and dollars in millions):


                                                                                             VOLUME-FIXED
                                                                       VOLUME-FIXED              PRICE             MAXIMUM
1997                                                                    PRICE PAYOR             RECEIVER         TERM (YEARS)
----                                                                   ------------          ------------        -----------
Natural gas..................................................                85,701                64,890               4
Electricity..................................................                40,511                42,976               1

                                                                                                          AVERAGE FAIR
                                                                          FAIR VALUE                         VALUE(a)
                                                                 ------------------------------    -----------------------------
1997                                                                 ASSETS        LIABILITIES         ASSETS      LIABILITIES
----                                                              ----------       ------------    ------------    -------------
Natural gas..............................................         $      46         $      39         $      56      $      48
Electricity..............................................                 6                 6                 3              2
                                                                  ---------         ---------         ---------      ---------
                                                                  $      52         $      45         $      59      $      50
                                                                  =========         =========         =========       ========

_________
(a)  Computed using the ending balance of each month.

  In addition to the fixed-price notional volumes above, Reliant Energy Services also has variable-priced agreements, as discussed above, totaling 1,702,977 and 101,465 BBtue as of December 31, 1998 and 1997, respectively. Notional amounts reflect the volume of transactions but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not accurately measure the Company's exposure to market or credit risks.

  All of the fair value shown in the table above at December 31, 1998 and substantially all of the fair value at December 31, 1997 have been recognized in income. The fair value as of December 31, 1998 and 1997 was

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


estimated using quoted prices where available and considering the liquidity of the market for the Trading Derivatives. The prices are subject to significant changes based on changing market conditions.

  At December 31, 1998, $22 million of the fair value of the assets and $41 million of the fair value of the liabilities are recorded as long-term in deferred debits and deferred credits, respectively on the Company's Consolidated Balance Sheets.

  The weighted-average term of the trading portfolio, based on volumes, is less than one year. The maximum and average terms disclosed herein are not indicative of likely future cash flows, as these positions may be changed by new transactions in the trading portfolio at any time in response to changing market conditions, market liquidity and the Company's risk management portfolio needs and strategies. Terms regarding cash settlements of these contracts vary with respect to the actual timing of cash receipts and payments.

  In addition to the risk associated with price movements, credit risk is also inherent in the Company's and its subsidiaries' risk management activities. Credit risk relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. The following table shows the composition of the total price risk management assets of Reliant Energy Services as of December 31, 1998.

                                                                                    INVESTMENT
                                                                                      GRADE (1)                 TOTAL
                                                                                   --------------------------------------
                                                                                          (THOUSANDS OF DOLLARS)
                                                                                   ------------            --------------
Energy marketers...........................................................            $102,458                   $123,779
Financial institutions.....................................................              61,572                     61,572
Gas and electric utilities.................................................              46,880                     48,015
Oil and gas producers......................................................               7,197                      8,323
Industrials................................................................               1,807                      3,233
Independent power producers................................................               1,452                      1,463
Others.....................................................................              45,421                     46,696
                                                                                    -----------                  ---------
  Total....................................................................            $266,787                    293,081
                                                                                    ===========

Credit and other reserves..................................................                                         (6,464)
                                                                                                                 ---------
Energy price risk management assets (2)....................................                                       $286,617
                                                                                                                 =========

_________
(1) "Investment Grade" is primarily determined using publicly available credit ratings along with the consideration of credit support (e.g., parent company guarantees) and collateral, which encompass cash and standby letters of credit.
(2) The Company has credit risk exposure with respect to two investment grade customers each of which represents an amount greater than 5% but less than 10% of Price Risk Management Assets.

(b)  Non-Trading Activities.

  To reduce the risk from market fluctuations in the price of electric power, natural gas and related transportation, the Company, Resources and certain of its subsidiaries enter into futures transactions, swaps and options (Energy Derivatives) in order to hedge certain natural gas in storage, as well as certain expected purchases, sales and transportation of natural gas and electric power (a portion of which are firm commitments at the inception of the hedge). Energy Derivatives are also utilized to fix the price of compressor fuel or other future operational gas requirements, although usage to date for this
purpose has not been material.   The Company applies hedge accounting with
respect to its derivative financial instruments.

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


  Certain subsidiaries of the Company also utilize interest-rate derivatives (principally interest-rate swaps) in order to adjust the portion of its overall borrowings which are subject to interest rate risk and also utilize such derivatives to effectively fix the interest rate on debt expected to be issued for refunding purposes.

  For transactions involving either Energy Derivatives or interest-rate derivatives, hedge accounting is applied only if the derivative (i) reduces the price risk of the underlying hedged item and (ii) is designated as a hedge at its inception. Additionally, the derivatives must be expected to result in financial impacts which are inversely correlated to those of the item(s) to be hedged. This correlation (a measure of hedge effectiveness) is measured both at the inception of the hedge and on an ongoing basis, with an acceptable level of correlation of at least 80% for hedge designation. If and when correlation ceases to exist at an acceptable level, hedge accounting ceases and mark-to-market accounting is applied.

  In the case of interest-rate swaps associated with existing obligations, cash flows and expenses associated with the interest-rate derivative transactions are matched with the cash flows and interest expense of the obligation being hedged, resulting in an adjustment to the effective interest rate. When interest rate swaps are utilized to effectively fix the interest rate for an anticipated debt issuance, changes in the market value of the interest-rate derivatives are deferred and recognized as an adjustment to the effective interest rate on the newly issued debt.

  Unrealized changes in the market value of Energy Derivatives utilized as hedges are not generally recognized in the Company's Consolidated Statements of Income until the underlying hedged transaction occurs. Once it becomes probable that an anticipated transaction will not occur, deferred gains and losses are recognized. In general, the financial impact of transactions involving these Energy Derivatives is included in the Company's Statements of Consolidated Income under the captions (i) fuel expenses, in the case of natural gas transactions and (ii) purchased power, in the case of electric power transactions. Cash flows resulting from these transactions in Energy Derivatives are included in the Company's Statements of Consolidated Cash Flows in the same category as the item being hedged.

  At December 31, 1998, subsidiaries of Resources were fixed-price payors and fixed-price receivers in Energy Derivatives covering 42,498 billion British thermal units (Bbtu) and 3,930 BBtu of natural gas, respectively. At December 31, 1997, subsidiaries of Resources were fixed-price payors and fixed-price receivers in Energy Derivatives covering 38,754 BBtu and 7,647 BBtu of natural gas, respectively. Also, at December 31, 1998 and 1997, subsidiaries of Resources were parties to variable-priced Energy Derivatives totaling 21,437 Bbtu and 3,630 BBtu of natural gas, respectively. The weighted average maturity of these instruments is less than one year.

  The notional amount is intended to be indicative of the Company's and its subsidiaries' level of activity in such derivatives, although the amounts at risk are significantly smaller because, in view of the price movement correlation required for hedge accounting, changes in the market value of these derivatives generally are offset by changes in the value associated with the underlying physical transactions or in other derivatives. When Energy Derivatives are closed out in advance of the underlying commitment or anticipated transaction, however, the market value changes may not offset due to the fact that price movement correlation ceases to exist when the positions are closed, as further discussed below. Under such circumstances, gains (losses) are deferred and recognized as a component of income when the underlying hedged item is recognized in income.

  The average maturity discussed above and the fair value discussed in Note 13 are not necessarily indicative of likely future cash flows as these positions may be changed by new transactions in the trading portfolio at any time in response to changing market conditions, market liquidity and the Company's risk management portfolio needs and strategies. Terms regarding cash settlements of these contracts vary with respect to the actual timing of cash receipts and payments.

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

(c) Trading and Non-trading -- General Policy.

  In addition to the risk associated with price movements, credit risk is also inherent in the Company's and its subsidiaries' risk management activities. Credit risk relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. While as yet the Company and its subsidiaries have experienced only minor losses due to the credit risk associated with these arrangements, the Company has off-balance sheet risk to the extent that the counterparties to these transactions may fail to perform as required by the terms of each such contract. In order to minimize this risk, the Company and/or its subsidiaries, as the case may be, enter into such contracts primarily with those counterparties with a minimum Standard & Poor's or Moody's rating of BBB- or Baa3, respectively. For long-term arrangements, the Company and its subsidiaries periodically review the financial condition of such firms in addition to monitoring the effectiveness of these financial contracts in achieving the Company's objectives. Should the counterparties to these arrangements fail to perform, the Company would seek to compel performance at law or otherwise or obtain compensatory damages in lieu thereof. The Company might be forced to acquire alternative hedging arrangements or be required to honor the underlying commitment at then- current market prices. In such event, the Company might incur additional loss to the extent of amounts, if any, already paid to the counterparties. In view of its criteria for selecting counterparties, its process for monitoring the financial strength of these counterparties and its experience to date in successfully completing these transactions, the Company believes that the risk of incurring a significant financial statement loss due to the non-performance of counterparties to these transactions is minimal.

  The Company's policies prohibit the use of leveraged financial instruments.

  The Company has established a Corporate Risk Oversight Committee, comprised of corporate and business segment officers, to oversee all corporate price and credit risks, including Reliant Energy Services' trading, marketing and risk management activities. The Corporate Risk Oversight Committee's responsibilities include reviewing the Company's and its subsidiaries' hedging, trading and price risk management strategies, activities and limits and monitoring to ensure compliance with the Company's risk management policies and procedures and trading limits established by the Company's board of directors.

(3)  RATE MATTERS

(a)  Electric Proceedings.

  The Texas Utility Commission has original (or in some cases appellate) jurisdiction over Electric Operations' electric rates and services. Texas Utility Commission orders may be appealed to a District Court in Travis County, and from that court's decision an appeal may be taken to the Court of Appeals for the 3rd District at Austin (Austin Court of Appeals). Discretionary review by the Supreme Court of Texas may be sought from decisions of the Austin Court of Appeals. In the event that the courts ultimately reverse actions of the Texas Utility Commission, such matters are remanded to the Texas Utility Commission for action in light of the courts' orders.

(b)  Transition Plan.

  In June 1998, the Texas Utility Commission issued an order in Docket No. 18465 approving the Company's Transition Plan filed by Electric Operations in December 1997. The Transition Plan included base rate credits to residential customers of 4% in 1998 and an additional 2% in 1999. Commercial customers whose monthly billing is 1,000 kva or less are entitled to receive base rate credits of 2% in each of 1998 and 1999. The Company implemented the Transition Plan effective January 1, 1998.

  For information about additional depreciation of generation assets and redirecting depreciation pursuant to the Transition Plan, see Note 1(f).

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

  Review of the Texas Utility Commission's order in Docket No. 18465 is currently pending before the Travis County District Court. In August 1998, the Office of the Attorney General for the State of Texas and a Texas municipality filed an appeal seeking, among other things, to reverse the portion of the Texas Utility Commission's order relating to the redirection of depreciation expenses under the Transition Plan. Because of the number of variables that can affect the ultimate resolution of an appeal of Commission orders, the Company is not in a position at this time to predict the outcome of this matter or the ultimate effect that adverse action by the courts could have on the Company.

(4)  JOINTLY OWNED ELECTRIC UTILITY PLANT

(a)  Investment in South Texas Project.

  The Company has a 30.8% interest in the South Texas Project, which consists of two 1,250 megawatt (MW) nuclear generating units and bears a corresponding 30.8% share of capital and operating costs associated with the project. As of December 31, 1998, the Company's investment in the South Texas Project (including AFUDC) was $1.4 billion (net of $1.1 billion accumulated depreciation). The Company's investment in nuclear fuel (including AFUDC) was $41 million (net of $230 million amortization) as of such date.

  The South Texas Project is owned as a tenancy in common among its four co-owners, with each owner retaining its undivided ownership interest in the two nuclear-fueled generating units and the electrical output from those units. The four co-owners have delegated management and operation responsibility for the South Texas Project to the South Texas Nuclear Operating Company (STPNOC). STPNOC is managed by a board of directors comprised of one director from each of the four owners, along with the chief executive officer of STPNOC. The four owners provide oversight through an owners' committee comprised of representatives of each of the owners and through the board of directors of STPNOC. Prior to November 1997, the Company was the operator of the South Texas Project.

(b)  Nuclear Insurance.

  The Company and the other owners of the South Texas Project maintain nuclear property and nuclear liability insurance coverage as required by law and periodically review available limits and coverage for additional protection. The owners of the South Texas Project currently maintain $2.75 billion in property damage insurance coverage, which is above the legally required minimum, but is less than the total amount of insurance currently available for such losses. This coverage consists of $500 million in primary property damage insurance and excess property insurance in the amount of $2.25 billion. With respect to excess property insurance, the Company and the other owners of the South Texas Project are subject to assessments, the maximum aggregate assessment under current policies being $16.5 million during any one policy year. The application of the proceeds of such property insurance is subject to the priorities established by the Nuclear Regulatory Commission (NRC) regulations relating to the safety of licensed reactors and decontamination operations.

  Pursuant to the Price Anderson Act, the maximum liability to the public of owners of nuclear power plants, such as the South Texas Project, was $9.145 billion as of December 31, 1998. Owners are required under the Price Anderson Act to insure their liability for nuclear incidents and protective evacuations by maintaining the maximum amount of financial protection available from private sources and by maintaining secondary financial protection through an industry retrospective rating plan. The assessment of deferred premiums provided by the plan for each nuclear incident is up to $83.9 million per reactor, subject to indexing for inflation, a possible 5% surcharge (but no more than $10 million per reactor per incident in any one year) and a 3% state premium tax. The Company and the other owners of the South Texas Project currently maintain the required nuclear liability insurance and participate in the industry retrospective rating plan.

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


  There can be no assurance that all potential losses or liabilities will be insurable, or that the amount of insurance will be sufficient to cover them. Any substantial losses not covered by insurance would have a material effect on the Company's financial condition, results of operations and cash flows.

(c)  Nuclear Decommissioning.


  The Company contributes $14.8 million per year to a trust established to fund its share of the decommissioning costs for the South Texas Project. For a discussion of the accounting treatment for the securities held in the Company's nuclear decommissioning trust, see Note 1(o). In May 1994, an outside consultant estimated the Company's portion of decommissioning costs to be approximately $318 million (1994 dollars). The consultant's calculation of decommissioning costs for financial planning purposes used the DECON methodology (prompt removal/dismantling), one of the three alternatives acceptable to the NRC and assumed deactivation of Units Nos. 1 and 2 upon the expiration of their 40-year operating licenses. While the current and projected funding levels currently exceed minimum NRC requirements, no assurance can be given that the amounts held in trust will be adequate to cover the actual decommissioning costs of the South Texas Project. Such costs may vary because of changes in the assumed date of decommissioning, changes in regulatory and accounting requirements, changes in technology and changes in costs of labor, materials and equipment. An update of the 1994 study is in the process of being completed.

(d)  Assessment Fees for Spent Fuel Disposal and Enrichment and Decommissioning.

  By contract, the United States Department of Energy (DOE) has committed itself ultimately to take possession of all spent fuel generated by the South Texas Project. The DOE contract currently requires payment of a spent fuel disposal fee on nuclear plant-generated electricity of one mill (one-tenth of a cent) per net KWH sold. This fee is subject to adjustment to ensure full cost recovery by the DOE. The Energy Policy Act also includes a provision that assesses a fee upon domestic utilities that purchased nuclear fuel enrichment services from the DOE before October 24, 1992. The South Texas Project's assessment is approximately $2 million per year (subject to escalation for inflation). The Company has a remaining estimated liability of $5 million for such assessments.

(e)  1996 Settlement of South Texas Project Litigation.

  In 1996, the Company recorded an aggregate $95 million ($62 million net of tax) charge in connection with various settlements of lawsuits filed by co-owners of the South Texas Project. For information about the execution of an operations agreement with the City of San Antonio in connection with one of these settlements, see Note 12(c).

(5)  EQUITY INVESTMENTS AND ADVANCES TO UNCONSOLIDATED SUBSIDIARIES

  The Company accounts for affiliate investments of its subsidiaries under the equity method of accounting where (i) the subsidiary's ownership interest in the affiliate ranges from 20% to 50%, (ii) the ownership interest is less than 20% but the subsidiary exercises significant influence over operating and financial policies of such affiliate or (iii) the subsidiary's ownership interest in the affiliate exceeds 50% but the subsidiary does not exercise control over the affiliate.

  The Company's and its subsidiaries' equity investments and advances in unconsolidated subsidiaries at December 31, 1998 and 1997 were $1 billion and $704 million, respectively. The Company's and its subsidiaries' equity income from these investments, included in International revenues and other net income, was $71 million, $49 million and $17 million in 1998, 1997 and 1996, respectively. Dividends received from the investments amounted to $44 million and $46 million in 1998 and 1997, respectively. No dividends were received from these investments in 1996.

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


(a)  International.

  In April 1998, Light Servios de Eletricidade S.A. (Light), a Brazilian corporation in which Reliant Energy International, Inc. (Reliant Energy International) indirectly owns an 11.69% common stock interest, purchased 74.88% of the common stock of Metropolitana Eletricidade de Sao Paulo S.A. (Metropolitana), an electric distribution company that serves the metropolitan area of Sao Paulo, Brazil. The purchase price for the shares was approximately $1.8 billion and was financed with proceeds from bank borrowings. As of December 31, 1998, Light and Metropolitana had approximately $3.2 billion in non-local currency denominated borrowings. For information regarding foreign
currency adjustments, see Note 1(p).   For information about the devaluation of
the Brazilian real in January 1999, see Note 16(a).

  In May 1997, Reliant Energy International increased its indirect ownership interest in the Argentine electric utility from 48% to 63%. The purchase price of the additional interest was $28 million.

  On June 30, 1998, Reliant Energy International sold its 63% ownership interest in an Argentine affiliate and certain related assets for approximately $243 million. Reliant Energy International acquired its initial ownership interests in the electric utility in 1992. The Company recorded an $80 million after-tax gain from this sale in the second quarter of 1998.

  In 1998, a subsidiary of Reliant Energy International acquired for approximately $150 million, equity interests (currently ranging from approximately 36% to 45%) in three electric distribution systems located in El Salvador. Corporacion EDC S.A.C.A. (CEDC), Reliant Energy International's partner in this venture, acquired majority interests in the systems when they were privatized in early 1998. On June 30, 1998, CEDC closed on the sale of approximately half of its interests in the systems to a subsidiary of Reliant Energy International.

  In August 1998, Reliant Energy International and CEDC jointly acquired, through subsidiaries, 65% of the stock of two Colombian electric distribution companies, Electricaribe and Electrocosta. The shares of these companies are indirectly held by an offshore holding company jointly owned by special purpose subsidiaries of CEDC and Reliant Energy International.

  The purchase price for the joint investment in Electricaribe and Electrocosta was approximately $522 million, excluding transaction costs. The purchase price was funded with capital contributions from Reliant Energy International and CEDC and a U.S. $200 million loan obtained by the holding company from a United States bank. A $100 million advance on the loan was obtained in October 1998 with subsequent advances of $25 million and $75 million obtained in December 1998 and January 1999, respectively. The loan will mature on October 31, 2003. Reliant Energy International funded its capital contributions with a portion of the proceeds from the sale of the Argentine affiliate discussed above and
capital contributions from the Company.   Under the terms of a support
agreement, Reliant Energy International and CEDC have agreed, among other things, to repurchase up to U.S. $50 million of the loan from the bank to the extent that the bank is unable to syndicate that portion of the loan to other banks on or prior to June 15, 1999.

  In June 1997, a consortium of investors which included a subsidiary of Reliant Energy International, acquired for $496 million a 56.7% controlling ownership interest in Empresa de Energia del Pacifico S.A.E.S.P. (EPSA), an electric utility system serving the Valle de Cauca province of Colombia, including the area surrounding the city of Cali. Reliant Energy International contributed $152 million of the purchase price for a 28.35% ownership interest in EPSA. In addition to its distribution facilities, EPSA owns 850 MW of electric generation capacity.

  Reliant Energy International has accounted for these transactions under purchase accounting and has recorded its investments and its interest in the affiliates' earnings after the acquisition dates using the equity method. The purchase prices were allocated, on a preliminary basis, using the estimated fair market values of the assets acquired and the liabilities assumed as of the dates of acquisition. The differences between the amounts paid and the

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


underlying fair values of the net assets acquired are being amortized as a component of earnings attributable to unconsolidated affiliates over the estimated lives of the projects ranging from 30 to 40 years. Purchase price adjustments to fixed assets are being amortized over the underlying assets' estimated useful lives.

(b) Combined Financial Statement Data of Equity Investments and Advances to Unconsolidated Subsidiaries.

  The following table sets forth certain summarized financial information of the Company's unconsolidated affiliates as of December 31, 1998 and 1997 and for the years then ended or periods from the respective affiliates' acquisition date through December 31, 1998, 1997 and 1996, if shorter:

                                                                              YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------------------------------------
                                                             1998                      1997                      1996
                                                   ----------------------    ----------------------    ----------------------
                                                                              (THOUSANDS OF DOLLARS)
Income Statement:
 Revenues..........................................            $2,449,335                $2,011,927                  $994,743
 Operating Expenses................................             1,762,166                 1,460,248                   768,993
 Net Income........................................               514,005                   403,323                   149,038

                                                                                     YEAR ENDED DECEMBER 31,
                                                                       -------------------------------------------------
                                                                                 1998                       1997
                                                                       ----------------------    -----------------------
                                                                                      (THOUSANDS OF DOLLARS)
Balance Sheet:
 Current Assets........................................................           $ 1,841,857                 $  726,997
 Noncurrent Assets.....................................................            13,643,747                  5,791,858
 Current Liabilities...................................................             4,074,603                    566,596
 Noncurrent Liabilities................................................             6,284,821                  1,398,385
 Owners' Equity........................................................             5,126,180                  4,553,874

(6)   COMMON STOCK

  At December 31, 1998 and 1997 the Company had 296,271,063 and 295,357,276
shares of common stock issued, respectively (out of a total of 700,000,000 authorized shares).

  At December 31, 1998 and 1997, the Company had 284,494,195 and 282,875,266
common shares outstanding, respectively. Outstanding common shares exclude (i) shares pledged to secure a loan to the Company's Employee Stock Ownership Plan (11,674,063 and 12,388,551 at December 31, 1998 and 1997, respectively) and (ii)
treasury shares (102,805 and 93,459 at December 31, 1998 and 1997, respectively). At December 31, 1998 and 1997, the treasury shares of common stock held by the Company represent shares which were received from holders of Company stock options who surrendered shares of Company common stock as partial payment for the exercise price of their stock options.

  In 1998, the Company paid four regular quarterly dividends aggregating $1.50 per share on its common stock pursuant to dividend declarations made in December 1997, March 1998, June 1998 and September 1998. In December 1998, the Company declared its regular quarterly dividend of $0.375 per share to be paid in March 1999. For information regarding certain restrictions on payments of dividends, see Note 8(c).

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


(7)  PREFERRED AND PREFERENCE STOCK

(a)  Preferred Stock.

  At December 31, 1998 and 1997, the Company had 10,000,000 authorized shares of preferred stock, of which 97,397 shares were outstanding. As of such date, the Company's only outstanding series of preferred stock was its $4.00 Preferred Stock. The $4.00 Preferred Stock pays an annual dividend of $4.00 per share, is redeemable at $105 per share and has a liquidation price of $100 per share.

(b)  Preference Stock.

  At December 31, 1998 and 1997, the Company had 10,000,000 authorized shares of preference stock, of which 700,000 shares are classified as Series A Preference Stock and 27,000 shares are classified as Series B Preference Stock. As of December 31, 1998 and 1997, there were no shares of Series A Preference Stock issued and outstanding (such shares being issuable in accordance with the Company's Shareholder Rights Agreement upon the occurrence of certain events). The number of shares of Series B Preference Stock issued and outstanding as of December 31, 1998 and 1997 was 17,000. On March 27, 1998, the Company designated 1,575 shares of its preference stock as Series C Preference Stock.
As of December 31, 1998, the number of shares of Series C Preference Stock issued and outstanding was 1,575. The shares of Series B and Series C Preference Stock are not deemed outstanding for financial reporting purposes because they are held by wholly owned financing subsidiaries of the Company. See
Note 8(c).

  Each share of common stock of the Company includes one associated preference stock purchase right (Company Right). Under certain circumstances, each Company Right entitles the registered holder to purchase from the Company a unit consisting of one-thousandth of a share (Fractional Share) of Series A Preference Stock, without par value (Series A Preference Stock), at a purchase price of $42.50 per Fractional Share, subject to adjustments. The shareholder rights plan was adopted by the shareholders of Former Parent in August 1990 and was assumed by the Company, with certain amendments, effective upon the Merger.

(8)  LONG-TERM DEBT AND SHORT-TERM BORROWINGS

(a)  Consolidated Debt.

  The Company's consolidated long-term and short-term debt outstanding is summarized in the following table. Of the amount of long-term and short-term debt outstanding as of December 31, 1998, $2 billion represents debt of Resources which was adjusted to fair market value as of the Acquisition Date.

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

             CONSOLIDATED LONG-TERM DEBT AND SHORT-TERM BORROWINGS
                                 (in millions)

                                                              DECEMBER 31, 1998                          DECEMBER 31, 1997
                                                  ------------------------------------       ------------------------------------
                                                       LONG-TERM            CURRENT(1)            LONG-TERM            CURRENT(1)
                                                  ----------------    ----------------       ----------------    ----------------
Short-term Borrowings:
 Commercial Paper.................................                              $1,360                                     $1,435
 Lines of Credit..................................                                 150                                        390
 Resources Receivables Facility...................                                 300                                        300
 Notes Payables...................................                                   3
                                                  ----------------    ----------------       ----------------    ----------------
Total Short-term Borrowings.......................                               1,813                                      2,125
                                                  ----------------    ----------------       ----------------    ----------------

Long-term Debt-net:
 ACES.............................................          $2,350                                     $1,174
 Debentures(2)(3).................................           1,482                                        669
 First Mortgage Bonds(2)..........................           1,866                 170                  2,495
 Pollution Control Bonds..........................             581                                        118                   5
 Resources Medium-term Notes(3)...................             178                                        182                  79
 Notes Payable(3).................................             330                 226                    565                 166
 Capital Leases...................................              14                   1                     15                   1
                                                  ----------------    ----------------       ----------------    ----------------
Total Long-term Debt..............................           6,801                 397                  5,218                 251
                                                  ----------------    ----------------       ----------------    ----------------
 Total Borrowings.................................          $6,801              $2,210                 $5,218              $2,376
                                                  ================    ================       ================    ================

__________
(1)  Includes amounts due within one year of the date noted.
(2) Includes unamortized discount related to debentures of approximately $1 million at December 31, 1998 and 1997 and unamortized premium related to debentures of approximately $17 million at December 31, 1998. The unamortized discount related to first mortgage bonds was approximately $10 million and $14 million at December 31, 1998 and 1997, respectively.
(3) Includes unamortized premium related to fair value adjustments of approximately $18.1 million and $15.8 million for Debentures at December 31, 1998 and 1997, respectively. The unamortized premium for Resources long-term and medium-term notes at December 31, 1998 was approximately $12 million and $0, respectively, and $0 and $3 million at December 31 1997, respectively. The unamortized premium for long-term and current notes payable was approximately $3 million each at December 31, 1998 and $14
     million and $3 million, respectively at December 31, 1997.   See Note 1(b).

  Consolidated maturities of long-term debt and sinking fund requirements for the Company (including Resources) are approximately $402 million in 1999, $2.8 billion in 2000, $438 million in 2001, $1.9 billion in 2002 and $199 million in 2003.

(b)  First Mortgage Bonds.

  As of December 31, 1998, the Company had an aggregate of $2.0 billion principal amount of its first mortgage bonds issued and outstanding.

  Sinking or improvement fund requirements of the Company's first mortgage bonds outstanding will be approximately $24 million in 1999, $17 million in 2000, $16 million in 2001 and 2002 and $13 million in 2003. Such requirements may be satisfied by certification of property additions at 100% of the requirements. Sinking or improvement fund requirements for 1998 and prior years have been satisfied by certification of property additions.

  The Company has agreed to expend an amount each year for replacements and improvements in respect of its depreciable mortgaged utility property equal to $1,450,000 plus 2% of net additions to such mortgaged property made after March 31, 1948 and before July 1 of the preceding year. Such requirement may be met with cash, first

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


mortgage bonds, gross property additions or expenditures for repairs or replacements, or by taking credit for property additions at 100% of the requirements. The replacement fund requirement to be satisfied in 1999 is approximately $316.6 million.

  The amount of the first mortgage bonds that may be issued by the Company is unlimited as to issuance, but limited by property, earnings and other provisions of the Mortgage and Deed of Trust dated as of November 1, 1944, between the Company and South Texas Commercial National Bank of Houston (Chase Bank of Texas, National Association, as Successor Trustee) and the supplemental indentures thereto. Substantially all physical assets used in the conduct of the business and operations of Electric Operations are subject to liens securing the long-term debt under the mortgage.

(c)  FinanceCo and FinanceCo II Credit Facilities.

  In August 1997, a limited partnership special purpose subsidiary of the Company (FinanceCo) established a five-year, $1.644 billion revolving credit facility (FinanceCo Facility). The FinanceCo Facility supported $1.360 billion in commercial paper borrowings by FinanceCo at December 31, 1998 recorded as notes payable on the Company's Consolidated Balance Sheet. The weighted average interest rate of these borrowings was 5.88% at December 31, 1998 and 6.15% at December 31, 1997.

  Borrowings under the FinanceCo Facility bear interest at a rate based upon the London interbank offered rate (LIBOR) plus a margin, a base rate or at a rate determined through a bidding process. The FinanceCo Facility may be used (i) to support the issuance of commercial paper or other short-term indebtedness of FinanceCo, (ii) subject to certain limitations, to finance purchases of Company common stock and (iii) subject to certain limitations, to provide funds for general purposes of FinanceCo, including the making of intercompany loans to, or securing letters of credit for the benefit of, FinanceCo's affiliates.

  The FinanceCo Facility requires the Company to maintain a ratio of consolidated indebtedness for borrowed money to consolidated capitalization (as defined) that does not exceed 0.65:1.00. The FinanceCo Facility also contains restrictions applicable to the Company and certain of its subsidiaries with respect to, among other things, (i) liens, (ii) consolidations, mergers and dispositions of assets, (iii) dividends and purchases of common stock, (iv) certain types of investments and (v) certain changes in its business. The FinanceCo Facility contains customary covenants and default provisions applicable to FinanceCo and its subsidiaries, including limitations on, among other things, additional indebtedness (other than certain permitted indebtedness), liens and certain investments or loans.

  Subject to certain conditions and limitations, the Company is required to make cash payments from time to time to FinanceCo from excess cash flow (as defined in the FinanceCo Facility) to the extent necessary to enable FinanceCo to meet its financial obligations. At December 31, 1998, commercial paper supported by the FinanceCo Facility was secured by pledges of (i) all of the limited and general partner interests of FinanceCo, (ii) the Series B Preference Stock and
(iii) certain intercompany notes held by FinanceCo. The obligations under the FinanceCo Facility are not secured by the utility assets of the Company or Resources or by the Company's investment in Time Warner securities.

  In March 1998, a limited partnership special purpose subsidiary of the Company (FinanceCo II) executed a $150 million credit agreement (FinanceCo II Facility) which terminated March 2, 1999. Proceeds from $150 million of borrowings under the FinanceCo II Facility were used to fund a portion of the April 1998 purchase by Reliant Energy Power Generation, Inc. (Power Generation) of four electric generation plants. Borrowings under the FinanceCo II Facility bore interest at LIBOR-based and negotiated rates. At December 31, 1998, FinanceCo II had $150 million of borrowings under this facility at an interest rate of 5.75%. In March 1999, the $150 million of borrowings under the FinanceCo II facility were paid at maturity with borrowings under the FinanceCo facility.

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)



(d)  Company Credit Facility.

  The Company meets its short-term financing needs primarily through sales of commercial paper supported by a $200 million revolving credit facility. Borrowings under the facility are unsecured and a facility fee is paid. At December 31, 1998, there was no outstanding commercial paper and there were no outstanding borrowings under the bank facility.

(e)  ACES.

  For information regarding the Company's ACES, including certain accounting losses that may result upon increases in the price of Time Warner common stock, see Note 1(n).

(f)  Pollution Control Revenue Bonds.

  In January 1998, the Matagorda County Navigation District Number One (MCND) issued on behalf of the Company $104.7 million aggregate principal amount of pollution control revenue refunding bonds ($29.7 million at 5.25% and $75 million at 5.15%). The MCND bonds will mature in 2029. Proceeds from the issuance were used in February 1998 to redeem all outstanding 7 7/8% MCND Series 1989A pollution control revenue bonds ($29.7 million) and 7.70% MCND Series 1989B pollution control revenue bonds ($75 million) at a redemption price of 102% of the aggregate principal amount of each series.

  In February 1998, the Brazos River Authority (BRA) issued on behalf of the Company $290 million aggregate principal amount of pollution control revenue refunding bonds. The BRA bonds will mature in May 2019 ($200 million at 5 1/8%) and November 2020 ($90 million at 5 1/8%). Proceeds from the issuance were used in May 1998 to redeem all outstanding 8.25% BRA Series 1988A pollution control revenue bonds ($100 million), 8.25% BRA Series 1988B pollution control revenue bonds ($90 million) and 8.10% BRA Series 1988C pollution control revenue bonds ($100 million) at a redemption price of 102% of the aggregate principal amount of each series.

  In June 1998, the Company repaid at maturity $5 million of its floating-rate pollution control revenue bonds issued on its behalf.

  In September 1998, pollution control revenue refunding bonds aggregating $68.7 million were issued on behalf of the Company by the BRA. The bonds bear an interest rate of 4.9% and mature in October 2015. Proceeds from the issuance were used in October 1998 to redeem $68.7 million principal amount of the 7 3/4% BRA Series 1988D pollution control bonds at a redemption price of 102% of the aggregate principal amount.

  In November 1998, the Company changed the interest rate determination method for (i) the MCND Series 1997 pollution control revenue refunding bonds due November 2028 ($68 million aggregate principal amount outstanding) and (ii) the BRA Series 1997 pollution control revenue refunding bonds due November 2018 ($50 million aggregate principal amount outstanding). The method by which interest on the bonds is determined changed from a floating rate mode to a long-term fixed rate mode. The interest rate for the MCND Series 1997 bonds will be 5 1/8% until maturity of the bonds, and the interest rate for the BRA Series 1997 bonds will be 5.05% until maturity of the bonds. The MCND and BRA Series 1997 bonds, which were issued in January 1997, were mandatorily tendered in November 1998 in connection with the change in the interest rate determination method. The purchase price of the tendered bonds (100% of their principal amount plus accrued interest) was funded with the proceeds from a remarketing of the fixed-rate bonds.

(g)  Resources Credit Facilities.

  In 1998, Resources met its short-term financing needs primarily through a bank facility, bank lines of credit, a receivables facility and the issuance of commercial paper. In March 1998, Resources replaced its $400 million

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

revolving credit facility with a five-year $350 million revolving credit facility (Resources Credit Facility). Borrowings under the Resources Credit Facility are unsecured and bear interest at a rate based upon either LIBOR plus a margin, a base rate or a rate determined through a bidding process. The Resources Credit Facility is used to support Resources' issuance of up to $350 million of commercial paper. There were no commercial paper borrowings and no loans outstanding under the Resources Credit Facility at December 31, 1998. Borrowings under Resources' prior credit facility at December 31, 1997 were $340 million. In addition, Resources had $50 million of outstanding loans under uncommitted lines of credit at December 31, 1997 having a weighted average interest of 6.829%.

  A $65 million committed bank facility under which Resources obtained letters of credit and all of Resources' uncommitted lines of credit were terminated in 1998. Subsequent to the December 1998 termination, Resources obtained letters of credit under an uncommitted line. Resources expects to amend the Resources Credit Facility in March 1999 to add a $65 million letter of credit subfacility.

  Under a trade receivables facility (Receivables Facility) which expires in August 1999, Resources sells, with limited recourse, an undivided interest (limited to a maximum of $300 million) in a designated pool of its and certain of its subsidiaries' accounts receivable. The amount of receivables sold and uncollected was $300 million at December 31, 1998 and 1997, respectively. The weighted average interest rate was approximately 5.54% and 5.65% at December 31, 1998 and 1997, respectively. Certain of the remaining receivables serve as collateral for receivables sold and represent the maximum exposure to Resources should all receivables sold prove ultimately uncollectible. Resources has retained servicing responsibility under the Receivables Facility for which it is paid a servicing fee. Pursuant to SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments Liabilities" (SFAS No. 125), the receivables are recorded as assets and amounts received by Resources under the Receivables Facility are recorded as notes payable.

(h)  Resources Long-term Debt.

  At December 31, 1998, Resources had issued and outstanding $109.6 million aggregate principal amount of its 6% Convertible Subordinated Debentures due 2012 (Subordinated Debentures). The holders of the Subordinated Debentures receive interest quarterly and have the right at any time on or before the maturity date thereof to convert each Subordinated Debenture into 0.65 shares of Company common stock and $14.24 in cash. Resources is required to make annual sinking fund payments of $6.5 million on the Subordinated Debentures, which began on March 15, 1997 and on each succeeding March 15 up to and including March 15, 2011. Resources (i) may credit against the sinking fund requirements any Subordinated Debentures redeemed by Resources and Subordinated Debentures which have been converted at the option of the holder and (ii) may deliver purchased Subordinated Debentures in satisfaction of the sinking fund requirements. During 1998, Resources purchased $6.7 million aggregate principal amount of its Subordinated Debentures at an average purchase price of 97.3% of the aggregate principal amount plus accrued interest.

  In February 1998, Resources issued $300 million principal amount of 6.5% debentures due February 1, 2008. The proceeds from the sale of the debentures were used to repay short-term indebtedness of Resources, including the indebtedness incurred in connection with the 1997 purchase of $101 million aggregate principal amount of its 10% debentures and the repayment of $53 million aggregate principal amount of Resources debt that matured in December 1997 and January 1998. In connection with the issuance of the 6.5% debentures, Resources received approximately $1 million upon unwinding a $300 million treasury rate lock agreement, which was tied to the interest rate on 10-year treasury bonds. The rate lock agreement was executed in January 1998, and proceeds from the unwind will be amortized over the 10 year life of Resources' 6.5% debentures.

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


  During 1998, Resources repaid the following medium-term notes at maturity:

                            SERIES                                    PRINCIPAL AMOUNT
            ------------------------------------                    ---------------------
                                                                    (MILLIONS OF DOLLARS)
               9.30% due January 15, 1998                                  $          1.0
               8.74% due May 14, 1998                                                20.0
               8.76% due May 14, 1998                                                 5.0
               8.73% due May 15, 1998                                                 3.0
               9.07% due July 20, 1998                                               15.0
               8.60% due September 1, 1998                                            3.0
               8.58% due September 1, 1998                                            5.0
               8.64% due September 4, 1998                                           12.5
               8.50% due September 14, 1998                                           0.5
               8.60% due September 15, 1998                                           6.0
               8.43% due September 17, 1998                                           5.0
                                                                           --------------
                             Total                                         $         76.0
                                                                           ==============


  In November 1998, Resources sold $500 million aggregate principal amount of its 6 3/8% Term Enhanced ReMarketable Securities (TERM Notes). Included within the TERM Notes is an embedded option sold to an investment bank which gives the investment bank the right to remarket the TERM Notes in 2003 if it chooses to exercise the option. The net proceeds of $514 million from the offering of the TERM Notes were used for general corporate purposes, including the repayment of
(i) $178.5 million of Resources' outstanding commercial paper and (ii) a $150 million term loan of Resources that matured on November 13, 1998. The TERM Notes are unsecured obligations of Resources which bear interest at an annual rate of 6 3/8% through November 1, 2003. On November 1, 2003, the holders of the TERM Notes are required to tender their notes at 100% of their principal amount. The portion of the proceeds attributable to the option premium will be amortized over the stated term of the securities. If the option is not exercised, Resources will repurchase the TERM Notes at 100% of their principal amount on November 1, 2003. If the option is exercised, the TERM Notes will be remarketed on a date, selected by Resources, within the 52-week period beginning November 1, 2003. During such period and prior to remarketing, the TERM Notes will bear interest at rates, adjusted weekly, based on an index selected by Resources. If the TERM Notes are remarketed, the final maturity date of the TERM Notes will be November 1, 2013, subject to adjustment, and the effective interest rate on the remarketed TERM Notes will be 5.66% plus Resources' applicable credit spread at the time of such remarketing.

(i)  Restrictions on Resources' Debt.

  Under the provisions of Resources Credit Facility, Resources' total debt is limited to 55% of its total capitalization. At December 31, 1998, this provision did not significantly restrict Resources' ability to issue debt or to pay dividends. At December 31, 1998, Resources ratio of total debt to total capitalization was 40.13%.

(j)  Reliant Energy International Debt.

  In 1996, a subsidiary of Reliant Energy International entered into a $167.5 million loan agreement in order to refinance a portion of the acquisition costs of Light. The full proceeds of the loan, net of a $17.5 million debt reserve account established for the benefit of the lenders, were funded in April 1997. The loan (included in Long-term debt) is secured by, among other things, a pledge of the shares of Light and of a subsidiary of Reliant Energy International that is the indirect holder of the shares of Light.

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


(9)  TRUST SECURITIES

(a)  Company.

  In February 1997, two Delaware statutory business trusts (Reliant Trusts) established by the Company issued (i) $250 million of preferred securities and
(ii) $100 million of capital securities, respectively. The preferred securities have a distribution rate of 8.125% payable quarterly in arrears, a stated liquidation amount of $25 per preferred security and must be redeemed by March 2046. The capital securities have a distribution rate of 8.257% payable quarterly in arrears, a stated liquidation amount of $1,000 per capital security and must be redeemed by February 2037.

  The Reliant Trusts sold the preferred and capital securities to the public and used the proceeds to purchase $350 million aggregate principal amount of subordinated debentures (Debentures) from the Company having interest rates corresponding to the distribution rates of the securities and maturity dates corresponding to the mandatory redemption dates of the securities. The Reliant Trusts are accounted for as wholly owned consolidated subsidiaries of the Company. The Debentures represent the Reliant Trusts' sole assets and its entire operations. The Company has fully and unconditionally guaranteed, on a subordinated basis, each Trust's obligations, including the payment of distributions and all other payments due with respect to the respective preferred and capital securities. The preferred and capital securities are mandatorily redeemable upon the repayment of the related Debentures at their stated maturity or earlier redemption.

  Subject to certain limitations, the Company has the option of deferring payments of interest on the Debentures held by the Reliant Trusts. If and for as long as interest payments on the Debentures have been deferred, or an event of default under the indenture relating thereto has occurred and is continuing, the Company may not pay dividends on its capital stock. As of December 31, 1998, no interest payments on the Debentures had been deferred.

(b) Resources.

  In June 1996, a Delaware statutory business trust (Resources Trust) established by Resources issued in a public offering $172.5 million of convertible preferred securities and sold approximately $5.3 million of Resources Trust common securities (106,720 securities, representing 100% of the Resources Trust's common equity) to Resources. The convertible preferred securities have a distribution rate of 6.25% payable quarterly in arrears, a stated liquidation amount of $50 per convertible preferred security and must be redeemed by 2026. The Resources Trust sold the convertible preferred securities to the public and used the proceeds, in addition to the common securities proceeds, to purchase $177.8 million of 6.25% Convertible Junior Subordinated Debentures from Resources, which Debentures have an interest rate corresponding to the distribution rate of the convertible preferred securities and a maturity date corresponding to the mandatory redemption date of the convertible preferred securities. The Resources Trust is accounted for as a wholly owned consolidated subsidiary of Resources. The junior subordinated debentures represent the sole assets of the Resources Trust and its entire operations. Resources has fully and unconditionally guaranteed, on a subordinated basis, the Resources Trust's obligations, including the payment of distributions and all other payments, with respect to the convertible preferred securities. The convertible preferred securities are mandatorily redeemable upon the repayment of the related junior subordinated debentures at their stated maturity or earlier redemption. Each convertible preferred security is convertible at the option of the holder into $33.62 of cash and 1.55 shares of Company common stock. During 1998, convertible preferred securities aggregating $15.5 million were converted, leaving $0.9 million liquidation amount of convertible preferred securities outstanding at December 31, 1998.

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


  Subject to certain limitations, Resources has the option of deferring payments of interest on the debentures held by the Resources Trust. If and for as long as interest payments on the debentures have been deferred, or on event of default under the indenture relating thereto has occurred and is continuing, Resources may not pay dividends on its capital stock. As of December 31, 1998, no interest payments on the debentures had been deferred.

(10) STOCK-BASED INCENTIVE COMPENSATION PLANS AND RETIREMENT PLANS

(a)  Incentive Compensation Plans.

  The Company has Long-Term Incentive Compensation Plans (LICP) and other incentive compensation plans that provide for the issuance of stock-based incentives (including performance-based stock compensation and restricted shares, stock options and stock appreciation rights) to key employees of the Company, including officers. As of December 31, 1998, 273 current and former employees participated in the plans. A maximum of approximately 9 million shares of common stock may be issued under these plans. Under the LICP, beginning one year after the grant date, the options become exercisable in one-third increments each year. Performance-based stock compensation issued and restricted shares granted were 98,413 in 1998, 704,865 in 1997 and 69,905 in 1996.

  Stock option activity for the years 1996 through 1998 is summarized below:

                                                                                                       WEIGHTED AVERAGE
                                                                                  NUMBER               PRICE AT DATE OF
                                                                                 OF SHARES            GRANT OR EXERCISE
                                                                         ---------------------     ---------------------
Outstanding at December 31, 1995.........................................              411,342                  $21.1414
  Options Granted........................................................              101,798                  $ 24.375
  Options Exercised......................................................                 (574)                 $  17.75
  Options Withheld for Taxes.............................................                  (90)
  Options Canceled.......................................................              (13,824)
Outstanding at December 31, 1996.........................................              498,652                  $21.7796
  Options Granted........................................................              382,954                  $21.0673
  Options Converted at Acquisition(1)....................................              622,504                  $12.9002
  Options Exercised(1)...................................................             (281,053)                 $ 9.2063
  Options Withheld for Taxes.............................................                  (72)
  Options Canceled.......................................................             (148,418)
Outstanding at December 31, 1997.........................................            1,074,567                  $19.0728
  Options Granted........................................................            2,243,535                  $26.3112
  Options Exercised(1)...................................................             (287,591)                 $15.6576
  Option Withheld for Taxes..............................................               (6,854)
  Options Canceled.......................................................              (78,003)
Outstanding at December 31, 1998.........................................            2,945,654                  $24.8668

                                                                                  NUMBER             RANGE OF EXERCISE
                                                                                OF SHARES                  PRICES
                                                                         ---------------------    ---------------------
Exercisable at:
  December 31, 1998......................................................              531,855             $ 7.00-35.18
  December 31, 1997......................................................              645,304             $ 7.00-35.18
  December 31, 1996......................................................              280,270             $17.75-23.25

__________
(1) Effective upon the Merger, each holder of an unexpired Resources stock option, whether or not then exercisable, was entitled to elect to either (i) have all or any portion of their Resources stock options canceled and "cashed out" or (ii) have all or any portion of their Resources stock options converted to the Company's stock options. There were 828,297 Resources stock options converted into 622,504 of the Company's stock

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


    options at the Acquisition Date. Options exercised during 1998 and 1997 included approximately 210,000 and 277,000 shares, respectively, related to Resources stock options which were converted at the Merger.

  Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). In accordance with SFAS No. 123, the Company will continue to apply the existing rules contained in Accounting Principles Opinion No. 25, "Accounting for Stock Issued to Employees," and disclose the required pro forma effect on net income and earnings per share of the fair value based method of accounting for stock compensation as required by SFAS No. 123.

  The following pro forma summary of the Company's consolidated results of operations has been prepared as if the fair value based method of accounting for employee stock compensation required by SFAS No. 123 had been applied:

                                                                            1998                1997                1996
                                                                     ---------------     ---------------     ---------------
                                                                                       (THOUSANDS OF DOLLARS,
                                                                                       EXCEPT PER SHARE DATA)
Net Income (Loss) available for common stock as reported.............      $(141,482)           $420,948            $404,944
SFAS No. 123 effect..................................................         (6,383)             (2,374)             (1,098)
                                                                     ---------------     ---------------     ---------------
Pro forma Net Income (Loss) available for common stock...............      $(147,865)           $418,574            $403,846
                                                                     ===============     ===============     ===============


Pro forma Basic Earnings per Common Share............................      $    (.50)           $   1.66            $   1.66
Pro forma Diluted Earnings per Common Share..........................           (.52)               1.65                1.66

  The fair value of options granted during 1996, 1997 and 1998 was calculated using the Black-Scholes model. The significant assumptions incorporated in the Black-Scholes model in estimating the fair value of the options include (i) an interest rate of 5.65% for 1996, 6.58% for 1997 and 5.65% for 1998 that represents the interest rate on a U.S. Treasury security with a maturity date corresponding with the option term, (ii) an option term of ten years, (iii) volatility of 15.713% for 1996, 22.06% for 1997 and 24.01% for 1998 calculated using daily stock prices for the period prior to the grant date and (iv) expected common dividends of $1.50 per share representing annualized dividends at the date of grant.

(b)  Pension.

  The Company has a noncontributory retirement plan which covers the employees of the Company and its subsidiaries other than Resources. Resources has two noncontributory retirement plans: (i) the plan which covers the employees of Resources other than Minnegasco employees and (ii) the plan which covers Minnegasco employees. The plans provide retirement benefits based on years of service and compensation. The Company's and Resources' funding policy is to contribute amounts annually in accordance with applicable regulations in order to achieve adequate funding of projected benefit obligations. The assets of the plans consist principally of common stocks and high-quality, interest-bearing obligations. The net periodic pension costs, prepaid pension costs and benefit obligation have been determined separately for each plan.

  In 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" (SFAS No. 132). SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans.

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


  Net pension cost for the Company attributable to continuing operations includes the following components:

                                                                                         YEAR ENDED DECEMBER 31,
                                                                     -----------------------------------------------------------
                                                                             1998                  1997                 1996
                                                                     -----------------     ----------------     ----------------
                                                                                         (THOUSAND OF DOLLARS)
Service cost -- benefits earned during the period....................        $  33,436             $ 26,848             $ 24,392
Interest cost on projected benefit obligation........................           85,132               67,641               51,560
Expected (return) loss on plan assets................................         (121,196)             (86,372)             (57,818)
Net amortization.....................................................                6                    6                    6
                                                                     -----------------     ----------------     ----------------
          Net pension cost...........................................           (2,622)               8,123               18,140
Transfer of obligation to STPNOC.....................................                                (6,077)
SFAS No. 88 -- curtailment expense...................................                                12,947               12,698
                                                                     -----------------     ----------------     ----------------
          Total pension cost.........................................        $  (2,622)            $ 14,993             $ 30,838
                                                                     =================     ================     ================

  Following are reconciliations of the Company's beginning and ending balances of its retirement plan benefit obligation, plan assets and funded status for 1998 and 1997.

                                                                                        YEAR ENDED DECEMBER 31,
                                                                           ---------------------------------------------
                                                                                     1998                     1997
                                                                           --------------------     --------------------
                                                                                        (THOUSANDS OF DOLLARS)
Change in Benefit Obligation
   Benefit obligation, beginning of year...................................          $1,246,582               $  756,597
   Service cost............................................................              33,436                   26,848
   Interest cost...........................................................              85,132                   67,641
   Benefits paid...........................................................             (69,182)                 (71,924)
   Plan amendments.........................................................            (161,326)
   Acquisitions and divestitures...........................................                                      439,545
   Actuarial (gain) loss...................................................             254,802                   27,875
                                                                           --------------------     --------------------
   Benefit obligation, end of year.........................................          $1,389,444               $1,246,582
                                                                           --------------------     --------------------

CHANGE IN PLAN ASSETS
   Plan asset, beginning of year...........................................           1,304,023                  675,401
   Benefits paid...........................................................             (69,182)                 (71,924)
   Employer contributions..................................................              47,406                   41,332
   Acquisitions and divestitures...........................................                                      534,692
   Actual investment return................................................             147,635                  124,522
                                                                           --------------------     --------------------
   Plan assets, end of year................................................          $1,429,882               $1,304,023
                                                                           --------------------     --------------------


RECONCILIATION OF FUNDED STATUS
   Funded status...........................................................              40,438                   57,441
   Unrecognized transition (asset) or obligation...........................              (7,205)                  (9,008)
   Unrecognized prior service cost.........................................            (148,400)                  14,734
   Unrecognized actuarial (gain) loss......................................             240,864                   12,501
                                                                           --------------------     --------------------
   Net amount recognized...................................................          $  125,697               $   75,668
                                                                           ====================     ====================

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


Amounts recognized in the Company's Consolidated Balance Sheet consist of:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                           --------------------------------------------
                                                                                    1998                     1997
                                                                           --------------------    --------------------
                                                                                       (THOUSANDS OF DOLLARS)
Prepaid benefit cost.......................................................            $125,697                $ 95,815
Accrued benefit liability..................................................                                     (20,147)
                                                                           --------------------    --------------------
Net amount recognized......................................................            $125,697                $ 75,668
                                                                           ====================    ====================

  The benefit obligation was determined using an assumed discount rate of 6.50% in 1998 and 7.25% in 1997 and 1996. A long-term annual rate of compensation increase ranging from 3.5% to 5.5% in 1998 and 4% to 6% in 1997 and 1996 was assumed for both the Company and Resources plans, respectively. The assumed long-term rate of return on plan assets was 10% in 1998 and 9.5% in 1997 and 1996 (10% for the Resources plans in 1997). The transitional asset at January 1, 1986, is being recognized over approximately 17 years, and the prior service cost is being recognized over approximately 15 years for the Company's plan. The unrecognized transitional asset, prior service cost and net (gain) or loss related to the Resources' plans were recognized at the Acquisition Date.

  Pursuant to SFAS No. 71, the Company's deferred costs associated with the increases in its benefit obligations related to a 1995 early retirement incentive program were amortized through the period ending December 31, 1997. In 1997 and 1996, the Company amortized $12.9 million and $12.7 million, respectively, of those costs as a curtailment under SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" (SFAS No. 88), with regards to the Company's early retirement program.

  In 1998, the Company's board of directors approved an amendment, effective January 1, 1999, which converted the present value of the accrued benefits under the existing pension plans into a cash balance pension plan. Under the cash balance formula, each participant has an account, for recordkeeping purposes only, to which credits are allocated annually based on a percentage of the participant's pay. The applicable percentage is 4%.

  The purpose of the plan change is to continue to provide uniform retirement income benefits across all employee groups, which are competitive both within the utility industry as well as with other companies within the United States.

  The Company will continue to reflect the costs of the pension plan according to the provisions of SFAS No. 87, as amended by SFAS No. 132. As a result of the January 1, 1999, amendment, which is reflected in the December 31, 1998 disclosure, the Company's benefit obligation declined $161 million. The plan amendment had no impact on 1998 expense.

  The actuarial loss is due to changes in certain actuarial assumptions.

(c)  Savings Plan.

  The Company has an employee savings plan that qualifies as cash or deferred arrangements under Section 401(k) of the Internal Revenue Code of 1986, as amended (IRC). Under the plan, participating employees may contribute a portion of their compensation, pretax or after-tax, up to a maximum of 16% of compensation limited by an annual deferral limit ($10,000 for calendar year
1998) prescribed by IRC Section 402(g) and the IRC Section 415 annual additions limits. Through 1998, the Company matched 70% of the first 6% of each employee's compensation contributed, subject to a vesting schedule which entitled the employee to a percentage of the matching contributions depending on years of service. Substantially all of the Company's match is invested in the Company's common stock.

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


  In October 1990, the Company amended its savings plan to add a leveraged Employee Stock Ownership Plan (ESOP) component. The Company may use ESOP shares to satisfy its obligation to make matching contributions under the savings plan. Debt service on the ESOP loan is paid using all dividends on shares in the ESOP, interest earnings on funds held in the ESOP and cash contributions by the Company. Shares of the Company's common stock are released from the encumbrance of the ESOP loan based on the proportion of debt service paid during the period.

  As provided for under Statement of Position 93-6 (SOP 93-6), the Company recognizes benefit expense for the ESOP equal to the fair value of the ESOP shares committed to be released. In accordance with SOP 93-6, the Company credits to unearned ESOP shares the original purchase price of ESOP shares committed to be released to plan participants with the difference between the fair value of the shares and the original purchase price recorded to common stock. Dividends on allocated ESOP shares are recorded as a reduction to retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt or accrued interest on the ESOP loan.

  The Company's savings plan benefit expense attributable to operations was $13.8 million, $18.4 million and $16.0 million in 1998, 1997 and 1996, respectively.

  The ESOP shares were as follows:

                                                                                              DECEMBER 31,
                                                                             -------------------------------------------
                                                                                      1998                   1997
                                                                             -------------------    --------------------
Allocated shares transferred/distributed from the
  Savings Plan(1)............................................................          1,916,508               1,920,406
Allocated shares.............................................................          5,171,613               4,453,227
Unearned shares..............................................................         11,674,063              12,388,551
                                                                                    ------------            ------------
     Total original ESOP shares..............................................         18,762,184              18,762,184
                                                                                    ============            ============
Fair value of unearned ESOP shares...........................................       $374,270,460            $331,393,739

__________
(1) 1,102,203 allocated shares transferred are related to shares transferred to STPNOC in December 1997.

  Resources has an employee savings plan (Resources Savings Plan) which covers substantially all employees other than Reliant Energy Minnegasco employees. Under the terms of the Resources Savings Plan, employees may contribute up to 12% of total compensation, which contributions up to 6% are matched by the Company. The Reliant Energy Minnegasco employees are covered by a savings plan, the terms of which are somewhat similar to the Resources Savings Plan. Employer contributions related to the Resources and Reliant Energy Minnegasco Savings Plan were $10.8 million and $3.7 million in 1998 and 1997 since the Acquisition Date, respectively.

(d)  Postretirement Benefits.

  The Company and Resources record the liability for postretirement benefit plans other than pensions (primarily health care) under SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106). The Company is amortizing over a 22 year period approximately $213 million to cover the "transition cost" of adopting SFAS No. 106 (i.e., the Company's liability for postretirement benefits payable with respect to employee service years accrued prior to the adoption of SFAS No. 106). The unrecognized transitional asset and net (gain) loss related to the Resources plans were recognized at the Acquisition Date.

  As provided in the 1995 Rate Case Settlement, Electric Operations is required to fund during each year in an irrevocable external trust approximately $22 million of postretirement benefit costs which are included in its rates. Reliant Energy Minnegasco is required to fund postretirement benefit costs for the amount included in its rates. The Company and Resources, excluding Electric Operations and Reliant Energy Minnegasco, will continue funding their postretirement benefits on a pay-as-you-go basis.

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


     Following are reconciliations of the Company's beginning and ending balances of its postretirement benefit plans benefit obligation, plan assets and funded status for 1998 and 1997.

                                                                                        YEAR ENDED DECEMBER 31,
                                                                           ---------------------------------------------
                                                                                     1998                     1997
                                                                           --------------------     --------------------
                                                                                        (THOUSANDS OF DOLLARS)
CHANGE IN BENEFIT OBLIGATION
   Benefit obligation, beginning of year...................................           $ 269,531                $ 144,275
   Service cost............................................................               8,060                    8,927
   Interest cost...........................................................              17,270                   14,176
   Benefits paid...........................................................             (20,662)                 (11,963)
   Participant contributions...............................................               2,960                    1,591
   Plan amendments.........................................................              98,918
   Acquisitions............................................................                                      115,721
   Divestitures............................................................                                      (10,277)
   Actuarial (gain) loss...................................................              33,734                    7,081
                                                                           --------------------     --------------------
   Benefit obligation, end of year.........................................           $ 409,811                $ 269,531
                                                                           --------------------     --------------------

CHANGE IN PLAN ASSETS
   Plan asset, beginning of year...........................................           $  56,340                $  38,493
   Benefits paid...........................................................             (20,662)                 (11,963)
   Employer contributions..................................................              32,889                   18,440
   Participant contributions...............................................               2,960                    1,591
   Acquisitions............................................................                                        2,909
   Divestitures............................................................                                       (6,000)
   Actual investment return................................................              12,541                   12,870
                                                                           --------------------     --------------------
   Plan assets, end of year................................................           $  84,068                $  56,340
                                                                           --------------------     --------------------

RECONCILIATION OF FUNDED STATUS
   Funded status...........................................................           $(325,743)               $(213,191)
   Unrecognized transition (asset) or obligation...........................             144,046                  153,175
   Unrecognized prior service cost.........................................              98,918
   Unrecognized actuarial (gain) loss......................................             (61,530)                 (94,531)
                                                                           --------------------     --------------------
   Net amount recognized at end of year....................................           $(144,309)               $(154,547)
                                                                           ====================     ====================


  The assumed health care cost trend rates used in measuring the postretirement benefit obligation in 1998 are as follows:

 Medical -- under 65................................................  6.0%
 Medical -- 65 and over.............................................  6.7%

  The assumed health care rates gradually decline to 5.4% for both medical categories by 2001. The accumulated postretirement benefit obligation was determined using an assumed discount rate of 6.5% for 1998 and 7.25% for 1997. A long-term annual rate of compensation increase ranging from 3.5% to 5.5% and 4.0% to 6.0% was assumed in 1998 and 1997, respectively. The assumed long-term rate of return on plan assets was 10% in 1998 and 9.5% in 1997.

  If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of December 31, 1998 would be increased by approximately 4.7%. The annual effect of the 1%

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


increase on the total of the service and interest costs would be an increase of approximately 5.1%. If the healthcare cost trend rate assumptions were decreased by 1%, the accumulated postretirement benefit obligation as of December 31, 1998 would be decreased by approximately 4.3%. The annual effect of the 1% decrease on the total of the service and interest costs would be a decrease of 4.6%.

  In 1998, the Company's board of directors approved an amendment, effective January 1, 1999, which created an account balance based on credited service at December 31, 1998. Under the new plan, each participant has an account, for recordkeeping purposes only, to which a $750 credit is allocated annually. This account balance vests after 5 years of service after age 50. At retirement the account balance can be used to purchase medical benefits. It may not be taken as cash.

  The purpose of the plan change is to continue to provide uniform retiree medical benefits across all employee groups, which are competitive both within the utility industry as well as with other companies within the United States.

  The Company will continue to reflect the costs of the retiree medical plan according to the provisions of SFAS No. 106 as amended by SFAS No. 132. As a result of the January 1, 1999 amendment, which is reflected in the December 31, 1998 disclosure, the Company's benefit obligation increased $99 million. The plan amendment had no impact on 1998 expense.

  The actuarial loss is due to changes in certain actuarial assumptions.

(e)  Postemployment Benefits.

  The Company records postemployment benefits based on SFAS No. 112, "Employer's Accounting for Postemployment Benefits," which requires the recognition of a liability for benefits provided to former or inactive employees, their beneficiaries and covered dependents, after employment but before retirement (primarily health care and life insurance benefits for participants in the long-term disability plan). Net postemployment benefit costs were not material in 1998, 1997 and 1996.

(11) INCOME TAXES

  The Company records income taxes under SFAS No. 109, "Accounting for Income Taxes" (SFAS No. 109), which, among other things, (i) requires that the liability method be used in computing deferred taxes on all temporary differences between book and tax bases of assets other than nondeductible goodwill; (ii) requires that deferred tax liabilities and assets be adjusted for an enacted change in tax laws or rates; and (iii) prohibits net-of-tax accounting and reporting. SFAS No. 109 requires that regulated enterprises recognize such adjustments as regulatory assets or liabilities if it is probable that such amounts will be recovered from or returned to customers in future rates.

  The Company's current and deferred components of income tax expense (benefit) are as follows:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                     ------------------------------------------------------
                                                                            1998                1997               1996
                                                                     ---------------     ---------------    ---------------
                                                                                      (THOUSANDS OF DOLLARS)
Current..............................................................      $ 439,322            $199,011           $150,658
Deferred.............................................................       (469,754)              7,363             49,507
                                                                     ---------------     ---------------    ---------------
Income taxes.........................................................      $ (30,432)           $206,374           $200,165
                                                                     ===============     ===============    ===============

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


  The Company's effective income tax rates are lower than statutory corporate rates for each year as follows:

                                                                                         YEAR ENDED DECEMBER 31,
                                                                       -------------------------------------------------------
                                                                              1998                1997                1996
                                                                       ---------------     ---------------     ---------------
                                                                                         (THOUSANDS OF DOLLARS)
Income (loss) before income taxes......................................      $(171,524)           $627,484            $605,109
Preferred dividends of subsidiary......................................                              2,255              22,563
                                                                       ---------------     ---------------     ---------------
  Total................................................................       (171,524)            629,739             627,672
Statutory rate.........................................................             35%                 35%                 35%
                                                                       ---------------     ---------------     ---------------
Income taxes at statutory rate.........................................        (60,033)            220,409             219,685
                                                                       ---------------     ---------------     ---------------
Net addition  (reduction) in taxes resulting from:
 State income taxes, net of federal income tax benefit.................         16,853                  (9)
 Amortization of investment tax credit.................................        (20,123)            (19,777)            (18,404)
 Excess deferred taxes.................................................         (4,011)             (5,570)             (4,331)
 Difference between book and tax depreciation for which deferred taxes          37,069              27,466              22,638
  have not been normalized.............................................
 Equity dividend exclusion.............................................           (980)             (5,075)            (10,194)
 Equity income - foreign affiliates....................................        (23,241)            (17,011)             (5,936)
 Goodwill..............................................................         18,049               7,242
 Other - net...........................................................          5,985              (1,301)             (3,293)
                                                                       ---------------     ---------------     ---------------
  Total................................................................         29,601             (14,035)            (19,520)
                                                                       ---------------     ---------------     ---------------
Income taxes...........................................................      $ (30,432)           $206,374            $200,165
                                                                       ===============     ===============     ===============
Effective rate.........................................................           17.7%               32.8%               31.9%

                        HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

  Following are the Company's tax effects of temporary differences attributable to continuing operations resulting in deferred tax assets and liabilities:

                                                                                                DECEMBER 31,
                                                                                 ---------------------------------------
                                                                                          1998                  1997
                                                                                 ------------------     ----------------
                                                                                          (THOUSANDS OF DOLLARS)
Deferred Tax Assets:
  Alternative minimum tax credit carryforwards...................................        $   39,893           $   60,669
  Employee benefits..............................................................           154,746              145,794
  Disallowed plant cost - net....................................................            56,219               22,378
  ACES...........................................................................           454,165               42,491
  State operating loss carryforwards.............................................            23,178               29,515
  Deferred state income taxes....................................................            14,455               14,460
  Other..........................................................................            92,659               69,235
  Valuation allowance............................................................            (8,591)              (6,353)
     Total deferred tax assets - net.............................................        $  826,724              378,189
                                                                                 ------------------     ----------------
Deferred Tax Liabilities:
  Depreciation...................................................................        $2,106,860           $2,115,717
  Deferred plant costs - net.....................................................           147,278              186,472
  Regulatory tax asset - net.....................................................           418,339              356,509
  Capitalized taxes, employee benefits and removal costs.........................            60,099               46,584
  Gain on sale of cable television subsidiary....................................           222,942              222,942
  Deferred state income taxes....................................................            70,000               70,000
  Deferred gas costs.............................................................            13,663               34,113
  Loss on reacquired debt........................................................            44,077               39,503
  Other..........................................................................           107,502               99,130
                                                                                 ------------------     ----------------
     Total deferred tax liabilities..............................................         3,190,760            3,170,970
                                                                                 ------------------     ----------------
          Accumulated deferred income taxes - net................................        $2,364,036           $2,792,781
                                                                                 ==================     ================

  Tax Refund Case. In July 1990, the Company paid approximately $104.5 million to the Internal Revenue Service (IRS) following an IRS audit of Former Parent's 1983 and 1984 federal income tax returns. In November 1991, Former Parent filed a refund suit in the U.S. Court of Federal Claims seeking the return of $52.1 million of tax and $36.3 million of accrued interest, plus interest on both of those amounts accruing after July 1990. The major contested issue in the refund case involved the IRS allegation that certain amounts related to the over-recovery of fuel costs should have been included as taxable income in 1983 and 1984 even though the Company had an obligation to refund the over-recoveries to its ratepayers.

  In September 1997, the United States Court of Appeals upheld a lower court ruling that the Company (as successor corporation to Former Parent) was due a refund of federal income taxes assessed on fuel over-recoveries during 1983 and 1984 that subsequently were refunded to Electric Operations' customers.

  In February 1998, the Company received a refund of approximately $142 million in taxes and interest paid by Former Parent in July 1990, including interest accrued since 1990 in the amount of approximately $57 million. After giving effect to the Company's deferred recognition of the 1990 tax payment and payment of federal income taxes due on the accrued interest on the refund, the refund had the effect of increasing the Company's earnings in the fourth quarter of 1997 by $37 million (after-tax).

  Tax Attribute Carryforwards. At December 31, 1998, Resources has approximately $368 million of state net operating losses available to offset future state taxable income through the year 2013. In addition, Resources has approximately $33 million of federal alternative minimum tax credits which are available to reduce future federal income taxes payable, if any, over an indefinite period (although not below the tentative minimum tax otherwise due

                        HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

in any year), and approximately $2.6 million of state alternative minimum tax credits which are available to reduce future state income taxes payable, if any, through the year 2001. The valuation allowance reflects a net increase of $2.3 million in 1998. This net increase results from a reassessment of Resources' usage of state tax attributes, including the future ability to use state net operating loss and alternative minimum tax credit carryforwards offset by changes in valuation allowances provided for expiring state net operating loss carryforwards.

(12) COMMITMENTS AND CONTINGENCIES

(a)  Commitments.

  The Company has various commitments for capital expenditures, fuel, purchased power, cooling water and operating leases. Commitments in connection with Electric Operations' capital program are generally revocable by the Company, subject to reimbursement to manufacturers for expenditures incurred or other cancellation penalties. The Company's and its subsidiaries' other commitments have various quantity requirements and durations. However, if these requirements could not be met, various alternatives are available to mitigate the cost associated with the contracts' commitments.

(b) Fuel and Purchased Power.

  The Company is a party to several long-term coal, lignite and natural gas contracts which have various quantity requirements and durations. Minimum payment obligations for coal and transportation agreements are approximately $210 million in 1999, $187 million in 2000 and $188 million in 2001. Additionally, minimum payment obligations for lignite mining and lease agreements are approximately $9 million for 1999, $10 million for 2000 and $10 million for 2001. Minimum payment obligations for both natural gas purchase and storage contracts associated with Electric Operations are approximately $10 million in 1999, $9 million in 2000 and $9 million in 2001.

  The Company also has commitments to purchase firm capacity from two cogenerators totaling approximately $22 million in both 1999 and 2000. Texas Utility Commission rules currently allow recovery of these costs through Electric Operations' base rates for electric service and additionally authorize the Company to charge or credit customers through a purchased power cost recovery factor for any variation in actual purchased power costs from the cost utilized to determine its base rates. In the event that the Texas Utility Commission, at some future date, does not allow recovery through rates of any amount of purchased power payments, these two firm capacity contracts contain provisions allowing the Company to suspend or reduce payments and seek repayment for amounts disallowed. Both of these firm capacity contracts have initial terms ending March 31, 2005.

(c)  Operations Agreement with City of San Antonio.

  As part of the 1996 settlement of certain litigation claims asserted by the City of San Antonio with respect to the South Texas Project, the Company entered into a 10-year joint operations agreement under which the Company and the City of San Antonio, acting through the City Public Service Board of San Antonio
(CPS), share savings resulting from the joint dispatching of their respective generating assets in order to take advantage of each system's lower cost resources. Under the terms of the joint operations agreement entered into between CPS and Electric Operations, the Company has guaranteed CPS minimum annual savings of $10 million and a minimum cumulative savings of $150 million over the 10-year term of the agreement. Based on current forecasts and other assumptions regarding the combined operation of the two generating systems, the Company anticipates that the savings resulting from joint operations will equal or exceed the minimum savings guaranteed under the joint operating agreement. In 1996, savings generated for CPS' account for a partial year of joint operations were approximately $14 million. In 1997 and 1998, savings generated for CPS' account for a full year of operation were approximately $22 million and $14 million, respectively.

                        HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


(d)  Transportation Agreement.

  Resources had an agreement (ANR Agreement) with ANR Pipeline Company (ANR) which contemplated that Resources would transfer to ANR an interest in certain of Resources' pipeline and related assets. The interest represented capacity of 250 Mmcf/day. Under the ANR Agreement, an ANR affiliate advanced $125 million to Resources. Subsequently, the parties restructured the ANR Agreement and Resources refunded in 1995 and 1993, respectively, $50 million and $34 million to ANR or an affiliate. Resources recorded $41 million as a liability reflecting ANR's or its affiliates' use of 130 Mmcf/day of capacity in certain of Resources' transportation facilities. The level of transportation will decline to 100 Mmcf/day in the year 2003 with a refund of $5 million to an ANR affiliate. The ANR Agreement will terminate in 2005 with a refund of the remaining balance.

(e)  Lease Commitments.

  The following table sets forth certain information concerning the Company's obligations under non-cancelable long-term operating leases:

  Minimum Lease Commitments at December 31, 1998 (1)
  (Millions of Dollars)

1999.................................................................. $ 20
2000..................................................................   16
2001..................................................................   15
2002..................................................................   11
2003..................................................................   10
2004 and beyond.......................................................   66
                                                                       ----
          Total....................................................... $138
                                                                       ----
__________
(1) Principally consisting of rental agreements for building space and data processing equipment and vehicles (including major work equipment).

  Resources has a master leasing agreement which provides for the lease of vehicles, construction equipment, office furniture, data processing equipment and other property. For accounting purposes, the lease is treated as an operating lease. Resources does not expect to lease additional property under this lease agreement.

  Total rental expense for all Resources' leases was approximately $25 million in 1998. Total rental expense for all leases in 1997 since the Acquisition Date was approximately $15 million.

(f)  Letters of Credit.

  At December 31, 1998, the Company and Resources had letters of credit incidental with their ordinary business operations totaling approximately $34 million under which they are obligated to reimburse drawings, if any.

(g)  Indemnity Provisions.

  At December 31, 1998, Resources had a $5.8 million accounting reserve on the Company's Consolidated Balance Sheet in Other Deferred Credits for possible indemnity claims asserted in connection with its disposition of Resources' former subsidiaries or divisions, including the sale of (i) Louisiana Intrastate Gas Corporation, a former Resources subsidiary engaged in the intrastate pipeline and liquids extraction business; (ii) Arkla Exploration Company, a former Resources subsidiary engaged in oil and gas exploration and production activities; and (iii) Dyco Petroleum Company, a former Resources subsidiary engaged in oil and gas exploration and production.

                        HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

(h)  Environmental Matters

  The Company is a defendant in litigation arising out of the environmental remediation of a site in Corpus Christi, Texas. The litigation was instituted in 1985 by adjacent landowners. The litigation is pending before the United States District Court for the Southern District of Texas, Corpus Christi Division. The site was operated by third parties as a metals reclaiming operation. Although the Company neither operated nor owned the site, certain transformers and other equipment originally sold by the Company may have been delivered to the site by third parties. The Company and others have remediated the site pursuant to a plan approved by appropriate state agencies and a federal court. To date, the Company has recovered or has commitments to recover from other responsible parties $2.2 million of the more than $3 million it has spent on remediation.

  In 1992, the United States Environmental Protection Agency (EPA) (i) identified the Company, along with several other parties, as "potentially responsible parties" (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) for the costs of cleaning up a site located adjacent to one of the Company's transmission lines in La Marque, Texas and (ii) issued an administrative order for the remediation of the site. The Company believes that the EPA took this action solely on the basis of information indicating that the Company in the 1950s acquired record title to a portion of the land on which the site is located. The Company does not believe that it now or previously has held any ownership interest in the property covered by the order and has obtained a judgement to that effect from a court in Galveston County, Texas. Based on this judgement and other defenses that the Company believes to be meritorious, the Company has elected not to adhere to the EPA's administrative order, even though the Company understands that other PRPs are proceeding with site remediation. To date, neither the EPA nor any other PRP has instituted an action against the Company for any share of the remediation costs for the site. However, if the Company was determined to be a responsible party, the Company could be jointly and severally liable along with the other PRPs for the aggregate remediation costs of the site (which the Company currently estimates to be approximately $80 million in the aggregate) and could be assessed substantial fines and damage claims. Although the ultimate outcome of this matter cannot currently be predicted at this time, the Company does not believe that this case will have a material adverse effect on the Company's financial condition, liquidity or results of operations.

  From time to time the Company and its subsidiaries have received notices from regulatory authorities or others regarding their status as potential PRPs in connection with sites found to require remediation due to the presence of environmental contaminants. In addition, the Company has been named as defendant in litigation related to such sites and in recent years has been named, along with numerous others, as a defendant in several lawsuits filed by a large number of individuals who claim injury due to exposure to asbestos while working at sites along the Texas Gulf Coast. Most of these claimants have been workers who participated in construction of various industrial facilities, including power plants, and some of the claimants have worked at locations owned by the Company. The Company anticipates that additional claims like those received may be asserted in the future and intends to continue its practice of vigorously contesting claims which it does not consider to have merit. Although their ultimate outcome cannot be predicted at this time, the Company does not believe, based on its experience to date, that these matters, either individually or in the aggregate, will have a material adverse effect on the Company's financial position, results of operation or cash flows.

(i)  Other.

  Electric Operations' service area is heavily dependent on oil, gas, refined products, petrochemicals and related businesses. Significant adverse events affecting these industries would negatively affect the revenues of the Company.

  The Company and Resources are involved in legal, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business,

                        HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


some of which involve substantial amounts. The Company's management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. The Company's management believes that the effect on the Company's and Resources' respective financial statements, if any, from the disposition of these matters will not be material.

  In February 1996, the cities of Wharton, Galveston and Pasadena filed suit, for themselves and a proposed class, against the Company and Houston Industries Finance Inc. (formerly a wholly owned subsidiary of the Company) citing underpayment of municipal franchise fees. The plaintiffs claim, among other things, that from 1957 to the present, franchise fees should have been paid on sales taxes collected by Electric Operations on receipts from sales to other utilities and on receipts from services as well as sales of electricity. Plaintiffs advance their claims notwithstanding their failure to notice such claims over the previous four decades. Because all of the franchise ordinances affecting Electric Operations expressly impose fees only on receipts from sales of electricity for consumption within a city, the Company regards plaintiffs' allegations as spurious and is vigorously contesting the matter. The plaintiffs' pleadings assert that their damages exceed $250 million. The District Court for Harris County has granted a partial summary judgment in favor of the Company dismissing all claims for franchise fees based on sales tax collections. Other motions for partial summary judgement remain pending. Although the Company believes the claims to be without merit, the Company cannot at this time estimate a range of possible loss, if any, from the lawsuit, nor can any assurance be given as to its ultimate outcome.

(13) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

                                                                                     DECEMBER 31,
                                                   ------------------------------------------------------------------------------
                                                                      1998                                     1997
                                                   ---------------------------------------    -----------------------------------
                                                          CARRYING               FAIR              CARRYING             FAIR
                                                           AMOUNT                VALUE              AMOUNT              VALUE
                                                   -------------------    ----------------    ---------------    ----------------
                                                                                (THOUSANDS OF DOLLARS)
Financial Assets:
  Company:
     Investment in Time Warner securities..........         $  990,000          $2,843,585         $  990,000          $1,420,360
  Resources:
     Energy Derivatives - non-trading..............                 --                  --              9,399              13,060

Financial Liabilities:
  Company:
     First mortgage bonds..........................          2,036,284           2,177,434          2,495,459           2,651,260
     Pollution control revenue bonds...............            581,385             582,069            123,000             123,000
     Debentures....................................            349,468             378,825            349,283             379,490
     ACES..........................................          2,349,997           2,436,949          1,173,786           1,307,247
     Trust preferred and capital securities........            341,075             366,182            340,882             366,220
     Interest rate swaps...........................                109               3,160                 65               1,679
  Resources:
     Long-term debt................................          1,513,289           1,746,641          1,148,848           1,147,344
     Trust preferred securities....................              1,157               1,467             21,290              24,569
     Energy Derivatives - non-trading..............                 --               8,166                 --                  --
     Interest rate swaps...........................                 --                  --                 --                 755

  The fair values of cash and short-term investments, investment in the Company's nuclear decommissioning trust, short-term and other notes payable and floating rate debt of Reliant Energy International are estimated to be equivalent to carrying amounts. The remaining fair values have been determined using quoted market prices of the same or similar securities when available or other estimation techniques.

                        HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


  The fair value of financial instruments included in the trading operations of Reliant Energy Services are marked-to-market at December 31, 1998 (see Note 2). Therefore, they are stated at fair value and are excluded from the table.

(14) UNAUDITED QUARTERLY INFORMATION

  The following unaudited quarterly financial information includes, in the opinion of management, all adjustments (which comprise only normal recurring accruals) necessary for a fair presentation. Quarterly results are not necessarily indicative of a full year's operations because of seasonality and other factors, including rate increases and variations in operating expense patterns. Results of operations of the Resources businesses, purchased in 1997, are included beginning on the Acquisition Date.

                                                                              YEAR ENDED DECEMBER 31, 1998
                                                    -----------------------------------------------------------------------------
                                                           FIRST               SECOND               THIRD               FOURTH
                                                          QUARTER              QUARTER             QUARTER             QUARTER
                                                    ----------------     ----------------    ----------------    ----------------
                                                                    (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Revenues (1)........................................      $2,631,322           $2,736,626          $3,465,487          $2,655,029
Operating Income (1)................................         282,892              455,809             512,955             225,732
Net Income (Loss) available for common stock (1)....         (30,115)              41,484             251,709            (404,560)
Basic Earnings (Loss) per Common Share (2)..........            (.11)                 .15                 .89               (1.42)
Diluted Earnings (Loss) per Common Share (2)                    (.11)                 .15                 .88               (1.42)

                                                                              YEAR ENDED DECEMBER 31, 1997
                                                    ----------------------------------------------------------------------------
                                                           FIRST              SECOND               THIRD               FOURTH
                                                          QUARTER             QUARTER             QUARTER             QUARTER
                                                    ----------------    ----------------    ----------------    ----------------
                                                                   (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Revenues............................................        $878,101          $1,064,448          $2,158,054          $2,777,622
Operating Income....................................         156,216             247,172             462,716             198,396
Net Income (Loss) available for common stock........          59,620             121,463             243,898              (4,033)
Basic Earnings (Loss) per Common Share (2)..........             .26                 .52                 .93                (.01)
Diluted earnings (Loss) per Common Share (2)........             .26                 .52                 .92                (.01)

__________
(1) Includes retroactive adjustment for change in accounting for energy price risk management and trading activities of Reliant Energy Services to mark-to-market accounting for the first, second and third quarters of 1998. (See Note 1(r))
(2) Quarterly earnings per common share are based on the weighted average number of shares outstanding during the quarter, and the sum of the quarters may not equal annual earnings per common share.

(15) REPORTABLE SEGMENTS

  Effective January 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). The Company's determination of reportable segments considers the strategic operating units under which the Company manages sales of various products and services to wholesale or retail customers in differing regulatory environments. The determination of reportable segments under SFAS No. 131 differs from that required in prior years, therefore business segment information for 1997 and 1996 has been restated to comply with SFAS No. 131. Consistent with the purchase accounting treatment for the Merger, financial information for Resources is included in the segment disclosures only for periods beginning on the Acquisition Date.

  The accounting policies of the segments are the same as those described in the summary of significant accounting policies except that certain executive benefit costs have not been allocated to segments. The Company evaluates performance based on operating income excluding certain corporate costs not allocated to the segments. The Company accounts for intersegment sales as if the sales were to third parties, that is, at current market prices.

                        HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

  In accordance with SFAS No. 131, the Company has identified the following reportable segments: Electric Operations, Natural Gas Distribution, Interstate Pipelines, Wholesale Energy and Marketing (Wholesale Energy), International and Corporate. Electric Operations provides electric generation, transmission, distribution and sales to customers. Natural Gas Distribution operations consist of natural gas sales to, and natural gas transportation for, residential, commercial and industrial customers. Interstate Pipelines conducts interstate natural gas pipeline operations. Wholesale Energy is engaged in the acquisition, development and operation of non-rate regulated power generation [Afacilities as well as the wholesale energy trading and marketing and natural gas gathering businesses. International participates in the development and acquisition of foreign independent power projects and the privatization of foreign generation and distribution facilities. Corporate includes the Company's unregulated retail electric services business, certain real estate holdings of the Company and corporate costs.

  Financial data for business segments, products and services and geographic areas are as follows:

                                    ELECTRIC    NATURAL GAS   INTERSTATE   WHOLESALE   INTER-   CORPORATE   RECONCILING   CONSOLI-
                                   OPERATIONS   DISTRIBUTION   PIPELINES    ENERGY    NATIONAL   AND OTHER  ELIMINATIONS   DATED
                                   ----------  -------------  ----------   ---------  --------- ----------- ------------ --------
                                                                          (THOUSANDS OF DOLLARS)
As of and for the Year Ended
December 31, 1998:
----------------------------
Revenues from external customers.... $ 4,350,275   $1,811,509 $  126,988  $ 4,289,006  $  258,945  $ 651,741           $11,488,464
Intersegment revenues...............                    1,167    155,508      167,152                 97,181 $(421,008)
Depreciation and amortization.......     650,264      129,777     44,025       18,204       3,820     10,527               856,617
Operating income....................   1,013,979      137,955    128,328       59,170     181,707    (43,751)            1,477,388

Total assets........................  10,404,447    3,110,718  2,050,636    1,535,007   1,242,689  1,710,920  (915,895) 19,138,522
Equity investments in and advances
 to unconsolidated subsidiaries.....                                           42,252   1,009,348                        1,051,600


Expenditures for additions to
 long-lived assets..................     433,474      161,735     59,358      365,512     435,077     28,077             1,483,233

As of and for the Year Ended
December 31, 1997:
-----------------------------
Revenues from external customers....   4,251,243      892,064     49,655    1,288,357      92,028    304,878             6,878,225
Intersegment revenues...............                      505     58,678       76,301                 34,853  (170,337)
Depreciation and amortization.......     568,541       51,883     19,088        2,633       3,470      6,260               651,875
Operating income....................     994,938       54,502     31,978          912      19,510    (37,340)            1,064,500

Total assets........................  10,540,849    3,073,525  2,031,879      777,638     869,485  1,749,916  (597,686) 18,445,606
Equity investments in and advances
 to unconsolidated subsidiaries.....                                            3,325     700,777                          704,102
Expenditures for additions to
 long-lived assets..................     236,977       61,078     16,304       14,038     231,528     23,899               583,824

For the Year Ended
December 31, 1996:
---------------------

Revenues from external customers....   4,025,027                                           62,059      8,191             4,095,277
Depreciation and amortization.......     545,685                                            1,648      2,705               550,038
Operating income....................     997,147                                            2,339     (9,020)              990,466

Expenditures for additions to
 long-lived assets..................     317,532                                          495,379     19,989               832,900

                        HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

RECONCILIATION OF OPERATING INCOME TO NET INCOME (IN THOUSANDS):

                                                                               YEAR ENDED DECEMBER 31,
                                                    --------------------------------------------------------------------------
                                                              1998                       1997                       1996
                                                    --------------------       --------------------       --------------------
Operating income....................................         $ 1,477,388                 $1,064,500                  $ 990,466
Interest income - IRS refund........................                 981                     56,269
Dividend income.....................................              41,250                     41,340                     41,610
Interest expense....................................            (513,905)                  (397,957)                  (309,980)
Unrealized loss on ACES.............................          (1,176,211)                  (121,402)
Litigation settlements..............................                                                                   (95,000)
Distribution on trust securities....................             (29,201)                   (26,230)
Preferred dividends of subsidiary...................                                         (2,255)                   (22,563)
Income tax benefit (expense)........................              30,432                   (206,374)                  (200,165)
Other income (expense)..............................              27,784                     13,057                        576
                                                             -----------                 ----------                  ---------
Net income (loss) available for Common Stock........         $  (141,482)                $  420,948                  $ 404,944
                                                             ===========                 ==========                  =========


REVENUES BY PRODUCTS AND SERVICES (IN THOUSANDS):

                                                                              YEAR ENDED DECEMBER 31,
                                                    ------------------------------------------------------------------------
                                                             1998                      1997                      1996
                                                    --------------------      --------------------      --------------------
Retail power sales..................................         $ 4,359,857                $4,253,893                $4,025,027
Retail gas sales....................................           2,362,504                 1,153,968
Wholesale energy and energy related sales...........           4,248,181                 1,271,400
Gas transport.......................................             167,812                    66,265
Equity income from international investments........             258,945                    92,028                    62,059
Energy products and services........................              91,165                    40,671                     8,191
                                                             -----------                ----------                ----------
Total...............................................         $11,488,464                $6,878,225                $4,095,277
                                                             ===========                ==========               ===========

REVENUES AND LONG-LIVED ASSETS BY GEOGRAPHIC AREAS (IN THOUSANDS):

                                                                              YEAR ENDED DECEMBER 31,
                                                    ------------------------------------------------------------------------
                                                             1998                      1997                      1996
                                                    --------------------      --------------------      --------------------
Revenues:
US..................................................         $11,229,519                $6,786,197                $4,033,218
International.......................................             258,945                    92,028                    62,059
                                                             -----------                ----------                ----------
Total...............................................         $11,488,464                $6,878,225                $4,095,277
                                                             ===========                ==========                ==========

Long-lived assets:
US..................................................         $14,865,161               $14,691,820
International.......................................           1,195,849                   837,536
                                                             -----------               -----------
Total...............................................         $16,061,010               $15,529,356
                                                             ===========               ===========

(16) SUBSEQUENT EVENTS

(a)      Foreign Currency Devaluation.

  In January 1999, the Brazilian real was devalued and allowed to float against other major currencies. The Company expects to take a charge against first quarter earnings as a result of the Brazilian devaluation. The charge will reflect the Company's proportionate share of the foreign currency transaction loss impact of the devaluation on

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


foreign denominated debt of Brazilian corporations in which the Company holds an equity interest. The amount of the charge will not be known until the end of the first quarter.

  At December 31, 1998, one U.S. dollar could be exchanged for 1.21 Brazilian reais. Using the exchange rate of 2.06 reais/dollar in effect at the end of February, and the average exchange rate in effect since the end of the year, the Company estimates that its share of the after-tax charge that would be recorded by the Brazilian companies in which it owns an interest would be approximately $125 million.

(b)  Trust Preferred Securities.

  In February 1999, a Delaware statutory business trust (REI Trust I) established by the Company issued $375 million of preferred securities. The preferred securities have a distribution rate of 7.20% payable quarterly in arrears, a stated liquidation amount of $25 per preferred security and must be redeemed by March 2048. REI Trust I sold the preferred securities to the public and used the proceeds to purchase $375 million aggregate principal amount of subordinated debentures (REI Debentures) from the Company having an interest rate corresponding to the distribution rate of the preferred securities and a maturity date corresponding to the mandatory redemption date of the preferred securities. Proceeds from the sale of the REI Debentures were used by the Company for general corporate purposes, including the repayment of short-term debt. REI Trust I is accounted for as a wholly owned consolidated subsidiary of the Company. The REI Debentures are the REI Trust I's sole asset and its entire operations. The Company has fully and unconditionally guaranteed, on a subordinated basis, REI Trust I's obligations, including the payment of distributions and all other payments due with respect to the preferred securities. The preferred securities are mandatorily redeemable upon the repayment of the REI Debentures at their stated maturity or earlier redemption. Subject to certain limitations, the Company has the option of deferring payments of interest on the REI Debentures held by REI Trust I. If and for as long as interest payments on the REI Debentures have been deferred, or an event of default under the indenture relating thereto has occurred and is continuing, the Company may not pay dividends on its capital stock.

(c)  Investment in Dutch Generating Company.

  On March 10, 1999, the Company and N.V. Energieproduktiebedrijf UNA, a Dutch electric generating company (UNA), announced their intent to enter into a strategic partnership in the Netherlands. The transaction would involve the initial acquisition by a subsidiary of the Company of 40% of the capital stock of UNA for cash and a commitment to purchase the remaining 60% of the shares of UNA for cash by December 31, 2006.

  UNA is based in Utrecht and owns 3,400 megawatts of electric generating capacity. The capacity is primarily fueled by natural gas.

  The purchase price for the initial 40% interest will be approximately NLG 1.6 billion (approximately $ U.S. 840 million at an exchange rate of NLG 1.88 per U.S. dollar). Of this amount, the shareholders of UNA will receive a cash payment of approximately NLG 675 million (approximately $ U.S. 360 million) in exchange for shares representing 15% of the total capital stock of UNA. UNA will receive (i) a cash payment of approximately NLG 21 million (approximately $ U.S. 11 million) and (ii) a five-year promissory note from a subsidiary of the Company in the principal amount of approximately NLG 875 million (approximately $ U.S. 465 million) for 25% of the total capital stock of the Company, representing newly issued shares. The promissory note will bear interest at the one-year EURIBOR rate, determined annually, and will be payable, subject to certain conditions, on demand.

  Under the proposed terms of the acquisition, the shareholders of UNA would agree to sell (i) an additional 12% of the total capital stock to the Company no later than December 31, 2002 and (ii) the remaining 48% of the capital stock of UNA no later than December 31, 2006. The purchase price for the remaining 60% of the capital stock of UNA is approximately NLG 2.7 billion (approximately $ U.S. 1.4 billion). The purchase obligations under the definitive agreements are in Dutch guilders.

                       HOUSTON INDUSTRIES INCORPORATED
              d/b/a RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


  The Company expects to record its initial investment in UNA under the equity method of accounting. The acquisition of the initial 40% of the capital stock of UNA is subject to various approvals. It is anticipated that the closing for this 40% interest will occur in June 1999.

                         INDEPENDENT AUDITOR'S REPORT



Houston Industries Incorporated
d/b/a Reliant Energy, Incorporated:

  We have audited the accompanying consolidated balance sheets and the consolidated statements of capitalization of Houston Industries Incorporated d/b/a Reliant Energy, Incorporated and its subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related statements of consolidated income, consolidated retained earnings and comprehensive income, and consolidated cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the Company's financial statement schedule listed in Item 14(a)(3). These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Reliant Energy, Incorporated and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 1999

      HOUSTON INDUSTRIES INCORPORATED d/b/a RELIANT ENERGY, INCORPORATED
                             PROXY - COMMON STOCK
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints D. D. Jordan, R. Steve Letbetter and Lee W. Hogan, and each of them as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of Houston Industries Incorporated to be held May 5, 1999, at 9 AM (CDT) in the Auditorium of Reliant Energy Plaza, 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting.

                              IF YOU WISH TO VOTE IN ACCORDANCE WITH THE
                              RECOMMENDATIONS OF THE BOARD OF DIRECTORS, YOU MAY JUST SIGN AND DATE BELOW AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED. SPECIFIC CHOICES MAY BE MADE ON THE REVERSE SIDE. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, THE SHARES REPRESENTED WILL BE VOTED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATION.

                              Dated:_____________________________________,  1999

                              Signature:________________________________________

                              SIGNATURE:________________________________________
                              NOTE: PLEASE SIGN EXACTLY AS NAME(S) APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE.

                              DO YOU  PLAN TO ATTEND THE ANNUAL MEETING?________



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

       HOUSTON INDUSTRIES INCORPORATED d/b/a RELIANT ENERGY, INCORPORATED
                               PROXY (CONTINUED)
                      1999 ANNUAL MEETING OF SHAREHOLDERS

The nominees for Class III directors are James A. Baker, III, Richard E.
Balzhiser, O. Holcombe Crosswell, Joseph M. Grant and Don D. Jordan.   Their
terms will expire in 2002. Your Board of Directors recommends that you vote FOR all nominees for director, FOR the amendment to the Company's Restated Articles of Incorporation to change the corporate name and FOR the appointment of Deloitte & Touche LLP as independent accountants and auditors for 1999. To withhold authority to vote for any individual nominee, please write that nominee's name in the space provided below.


                                         WITH-  FOR ALL                                                 FOR     AGAINST    ABSTAIN
                                FOR      HOLD   EXCEPT
                                                               2.  Amendment of Restated Articles       [ ]       [ ]       [ ]
1.  Election of nominees       [ ]       [ ]     [ ]               of Incorporation to change the
    for director in                                                corporate name
    Class III
                                                               3.  Appoint Deloitte & Touche LLP        [ ]       [ ]      [ ]
                                                                   as independent accountants
Exceptions:___________________________________                     and auditors for 1999
____________________________________________
____________________________________________




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